Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JULY 7, 2023

INFORMATION STATEMENT

Outdoor Products Spinco Inc.

177 Garden Dr.

Bozeman, MT 59718

Common Stock

(par value $0.01)

We are sending you this Information Statement in connection with Vista Outdoor Inc.’s spin-off of its wholly owned subsidiary, Outdoor Products Spinco Inc., or “Outdoor Products.” To effect the spin-off, Vista Outdoor Inc., or “Vista Outdoor,” will distribute all shares of Outdoor Products common stock on a pro rata basis to the holders of Vista Outdoor common stock. We expect that the distribution of Outdoor Products common stock will be tax-free to Vista Outdoor stockholders for U.S. federal income tax purposes, except for cash that stockholders receive in lieu of fractional shares. You should consult your own tax advisor as to the tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

If you are a record holder of Vista Outdoor common stock as of the close of business on [                    ], 202[     ], which is the record date for the distribution, for every [                    ] shares of Vista Outdoor common stock you hold on that date, you will be entitled to receive [                    ] shares of Outdoor Products common stock. Vista Outdoor will distribute the shares of Outdoor Products common stock in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of Outdoor Products common stock. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each holder (net of any required withholding for taxes applicable to such holder) who would otherwise have been entitled to receive a fractional share in the distribution. As discussed in the section entitled “The Spin-Off—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement, if you sell your shares of Vista Outdoor common stock in the “regular-way” market after the record date and on or before the distribution date, you also will be selling your right to receive shares of Outdoor Products common stock in connection with the distribution.

We expect that the distribution will be effective as of [                    ] p.m., New York City time, on [                    ], 202[     ]. Immediately after the distribution becomes effective, Outdoor Products will be an independent, publicly-traded company.

Vista Outdoor stockholders are not required to vote on or take any other action in connection with the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. Vista Outdoor stockholders will not be required to pay any consideration for the shares of Outdoor Products common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of Vista Outdoor common stock or take any other action in connection with the spin-off.

Outdoor Products is currently a wholly owned subsidiary of Vista Outdoor. Accordingly, no trading market for Outdoor Products common stock currently exists. We expect, however, that a limited trading market for Outdoor Products common stock, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Outdoor Products common stock will begin on the first trading day after the distribution date. We intend to list Outdoor Products common stock on the New York Stock Exchange under the ticker symbol “[                    ].” Following the distribution, Vista Outdoor will be renamed [                    ], and its common stock will trade on the New York Stock Exchange under the ticker symbol “[                    ].”

In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 29 of this Information Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Information Statement is [                    ], 202[     ].

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

INDUSTRY AND MARKET DATA

This Information Statement includes information concerning our industry and the markets in which we operate that is based on information from public filings, internal company sources, various third-party sources and management estimates. Management estimates regarding Outdoor Products’s position, share and industry size are derived from publicly available information and our internal research, and are based on assumptions we made upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. While we are not aware of any misstatements regarding any industry data presented in this Information Statement and believe such data to be accurate, we have not independently verified any data obtained from third-party sources and cannot assure you of the accuracy or completeness of such data. Such data involve uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” beginning on page 29 of this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

TRADEMARKS AND COPYRIGHTS

We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, logos, service marks, trade names and copyrights referred to in this Information Statement are listed without the ™, ® or © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, logos, service marks, trade names and copyrights included or referred to in this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

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SUMMARY

This summary highlights selected information from this Information Statement and provides an overview of our company, our separation from Vista Outdoor and Vista Outdoor’s distribution of our common stock to its stockholders. For a more complete understanding of our business and the spin-off, you should read the entire Information Statement carefully, particularly the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 29 and 85, respectively, of this Information Statement, and our combined financial statements and the notes to those financial statements appearing elsewhere in this Information Statement.

Prior to Vista Outdoor’s distribution of the shares of our common stock to its stockholders, Outdoor Products will undertake a series of internal transactions, following which Outdoor Products will hold, directly or through its subsidiaries, the businesses (collectively, the “Outdoor Products Business”) constituting Vista Outdoor’s current “Outdoor Products” reporting segment. These businesses design, develop, manufacture and distribute outdoor and lifestyle gear, equipment and apparel to enhance the outdoor experiences of hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers, anglers and hunters. We refer to this series of internal transactions, which is described in more detail under “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement,” beginning on page 125 of this Information Statement, as the “Internal Transactions.”

In this Information Statement, unless the context otherwise requires:

•	“Outdoor Products,” “Company,” “we,” “our” and “us” refer to Outdoor Products Spinco Inc. and its combined subsidiaries after giving effect to the Spin-Off (as defined below);

•	“Vista Outdoor” refers to Vista Outdoor Inc. and its consolidated subsidiaries other than, for all periods following the Spin-Off, Outdoor Products and its combined subsidiaries;

•	the “Distribution” refers to the distribution by Vista Outdoor to its stockholders of all shares of our common stock;

•	the “Distribution Date” refers to the date on which the Distribution occurs;

•	the “Spin-Off” refers to the Distribution and related transactions pursuant to which we will be separated from Vista Outdoor;

•	“Sporting Products” refers to the “Sporting Products” reporting segment of Vista Outdoor; and

•	“combined financial statements” refers to our audited historical combined financial statements, which are included elsewhere in this Information Statement.

Our Company

Outdoor Products is a leading platform of iconic consumer product brands that serve a diverse range of outdoor enthusiasts around the world. We design, develop, manufacture, source and distribute outdoor and lifestyle gear, equipment and apparel to enhance the experiences of hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers, anglers and hunters. Given our broad product offering across our diversified portfolio of outdoor brands, we believe that our business is well-positioned to continue to capture lifestyle shifts toward outdoor recreation.

We are headquartered in Bozeman, Montana and have manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. We have a robust global distribution network serving customers in over 100 countries.

We believe that over the past eight years, we have earned a reputation in the outdoor products industry as the acquirer of choice. We believe that founders and management of companies we acquire attribute value to our ability to provide operating expertise and resources on a scale that can significantly accelerate the growth of their companies. We work closely with founders and management throughout the due diligence process to understand their culture and goals for their business and then execute on a strategy designed to achieve their vision. This has led to many proprietary acquisition opportunities (by which we mean acquisition opportunities that are not offered to a wider potential acquirer group), with over 50% of our acquisitions since 2021 being proprietary in nature. Successful acquisitions and subsequent integrations we have completed include Foresight Sports, QuietKat, Stone Glacier, Fiber Energy Products, Camp Chef, CamelBak, Bell, Giro, Simms Fishing and Fox Racing. We

Confidential Treatment Requested by Outdoor Products Spinco Inc.

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believe that our M&A Center of Excellence, combined with our repeatable, sophisticated due diligence and integration model, will continue to provide us with a competitive advantage as we drive growth through identification and consummation of strategic acquisition opportunities.

Our brands are well known market leaders in their respective product categories. Many of our brands have a rich, long-standing heritage and connection to their core consumer markets, such as CamelBak, Bell, Giro, Camp Chef, Bushnell, Fox Racing and Simms Fishing. Our portfolio also includes newer, high-growth brands that are capturing changing consumer preferences and leading technological advances in their respective fields, such as our golf technology brand, Foresight Sports, our e-bike brand, QuietKat, and our back-country hunting gear, packs and apparel brand, Stone Glacier.

Our Reportable Segments and Verticals

•	Action Sports. Our Action Sports reportable segment consists of our Action Sports vertical.

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Action Sports. Our Action Sports vertical is comprised of the Bell, Blackburn, Copilot, Fox Racing, Giro, Krash!, QuietKat and Raskullz brands. The primary Action Sports product lines include e-bikes, helmets, goggles and accessories for cycling, snow sports, motocross and power sports. The Bell, Fox Racing and Giro brands, on a combined basis, are #1 in helmets, and the Giro brand is #2 in snow goggles and #2 in snow helmets.

•	Performance Sports. Our Performance Sports reportable segment consists of our Golf vertical and our Outdoor Accessories vertical.

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Golf. Our Golf vertical is comprised of the Bushnell Golf and Foresight Sports brands. The primary Golf product lines include launch monitors, laser rangefinders, GPS devices, golf simulators and other technology products. The Bushnell Golf brand is #1 in GPS and rangefinders, and the Bushnell Golf and Foresight Sports brands, on a combined basis, are #2 in launch monitors.

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Outdoor Accessories. Our Outdoor Accessories vertical is comprised of 18 brands in the hunting and broader outdoor recreation space. Our market-leading brands in this vertical include Bushnell, Blackhawk, Champion, Gold Tip, Primos and RCBS. The primary Outdoor Accessories product lines include sport optics and archery and hunting accessories.

•	Outdoor Recreation. Our Outdoor Recreation category consists of our Hydration vertical, our Outdoor Cooking vertical, our Fishing vertical and our Technical Gear and Apparel vertical.

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Hydration. Our Hydration vertical is comprised of the CamelBak brand. The primary Hydration product lines include hydration packs, water bottles, drinkware and coolers. The CamelBak brand is #1 in bike and hike hydration packs and #1 in bike water bottles.

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Outdoor Cooking. Our Outdoor Cooking vertical is comprised of the Camp Chef and Fiber Energy Products brands. The primary Outdoor Cooking product lines include pellet grills, cookware, pellets and camp stoves. The Camp Chef brand is #2 in camp stoves and #4 in pellet grills.

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Fishing. Our newest vertical, Fishing, is comprised of the Simms Fishing brand. The primary Fishing product lines include waders, sportswear, outerwear, footwear and fishing tools and accessories. The Simms Fishing brand is #1 in waders for the independent retailer market and has a strong position as a premium angling brand.

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Technical Gear and Apparel. Our Technical Gear and Apparel vertical is comprised of the Stone Glacier brand. The primary Technical Gear and Apparel product lines include packs, camping equipment and technical apparel.

Competitive Strengths

One of the Largest Portfolios in the Outdoor Products Space, Comprised of Iconic and Highly Sought-After Brands

Our portfolio includes iconic, market-leading brands and is one of the largest collections in the industry, consisting of 34 brands that design, manufacture and market outdoor products. We serve a broad and diverse range of consumers around the

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globe, including hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers, anglers and hunters. Many of our brands have a rich, long-standing heritage and connection to their core consumer markets, such as CamelBak, Bell, Giro, Camp Chef, Bushnell, Fox Racing and Simms Fishing. Our portfolio also includes newer, high-growth brands that are capturing changing consumer preferences and leading technological advances in their respective fields, such as our golf technology brand, Foresight Sports, our e-bike brand, QuietKat, and our back-country hunting gear, packs and apparel brand, Stone Glacier. We believe this diverse brand portfolio is a source of strength for our company and helps us maintain leading market share positions in multiple product categories, while also nimbly responding to changes in consumer preferences and technology.

Our operating model leverages our shared resources and Centers of Excellence (described below) across brands to achieve levels of performance that would be out of reach for any one brand on its own. To maintain the strength of our brands and drive revenue growth, we invest our shared resources in product innovation and seek to continuously improve the performance, quality and affordability of our products. Our scale and expertise allow us to provide our brands with top tier operational capabilities in digital marketing and e-commerce, supply chain management, distribution and customer support for our retail partners and end consumers. Furthermore, our scale enables us to leverage our cumulative consumer insights and achieve greater negotiating power with respect to vendors, suppliers and retailers to provide a competitive advantage to our brands.

Proven, Repeatable Acquisition and Integration Process

We focus on four main criteria when evaluating acquisition targets, which has allowed us to build and apply a consistent, repeatable acquisition and integration process:

1.	Acquire in adjacent spaces.

2.	Acquire great brands that resonate with consumers.

3.	Acquire businesses where we can add value and have a clear path to synergies.

4.	Acquire businesses at attractive multiples that are accretive to our company valuation.

As part of Vista Outdoor, we have completed seven acquisitions since the end of calendar year 2020 to add scale, expand our addressable market and add new capabilities. Our M&A strategy follows a disciplined process in which we allocate capital to attractive markets and complementary brands to build upon our extensive portfolio and broaden our base of consumers. At the same time, we maintain a founder’s mentality in which we give brands the autonomy to continue running and growing their businesses while leveraging the shared resources of our Centers of Excellence. Focusing on companies operating in adjacent spaces ensures our ability to efficiently integrate new brands into our portfolio and enables rapid scaling by leveraging common systems, pre-existing consumer insights and competitive knowledge to improve performance and achieve synergies among our businesses. Moving forward, we expect that these learned skills and capabilities will continue to be a key differentiator for Outdoor Products. Set forth below are illustrative examples of how we have applied our corporate operating expertise to several recently acquired companies.

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Date Acquired:	September 28, 2021	August 5, 2022	August 22, 2022

How did Outdoor Products add expertise?	• Invested heavily in talent (e.g., engineering, finance and procurement) • Leveraged Supply Chain CoE to ensure supply continuity • Implemented tailored operational enhancement plan

•  Utilized Supply Chain CoE to reduce facility footprints, build stronger strategic relationships with suppliers and consolidate contracts

•  Consolidated back office while combining teams to fuel innovation

• Engaged with leadership at other Vista Outdoor brands to improve go-to-market sales process • Assistance from the Supply Chain CoE improved currency and other costs

What were the results?	• Well-positioned to become a sizeable golf technology business based on sales • Meaningful go-to-market synergies with Bushnell Golf business	• Achieved economies of scale and meaningful back office and go-to-market synergies • Enhanced collaboration and creativity while investing to strengthen our brands for more impact	• Enhanced clarity and desired outcomes of the go-to-market strategy • Meaningful reduction to cost of goods sold in fiscal year 2023 to support gross margin improvements

Culture of Innovation Drives Robust New Product Pipeline

In the highly competitive businesses in which we operate, new product innovation is critical to our brands’ success. Our scale and shared resources allow us to continue to invest in new product innovation at all points in the economic cycle. We employ approximately 125 dedicated design and product development professionals across our brands. By applying our engineering and manufacturing expertise, we have been able to bring new and innovative products to market that maintain product differentiation, deliver improved margins and meet the demanding requirements of our enthusiast consumers. Recent examples of our innovative, market-leading products include:

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Stone Glacier, a leading manufacturer of premium outdoor equipment, recently announced its complete, systematic line of technical gloves and mittens. The brand’s versatile lineup includes its Chinook Merino Gloves, Mirka Gloves, Graupel Fleece Gloves, Altimeter Gloves and Altimeter Mitts – providing comfort through dexterity in varying backcountry conditions.

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Bushnell, an industry leader in performance optics, released the Fusion X Rangefinding Binoculars and Prime 1800 Laser Rangefinder, both featuring ActivSync technology that automatically transitions readouts from black to red depending on lighting conditions. Last year, Bushnell also introduced the Broadhead Laser Rangefinder, the most accurate consumer grade rangefinder on the market with 0.3-yard accuracy out to 150 yards.

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QuietKat, a leader in innovation within the off-road e-bike industry, introduced a brand new e-bike model, the Lynx. The Lynx represents the latest in full-suspension electric bicycles with an innovative design that pushes the envelope of style and high-performance for the brand. The Lynx establishes a new category for QuietKat, as it takes its proven off-road capabilities and blends it with a café moto style in a fun and powerful ride that is aimed at the discerning user who demands the latest technology and a premium ride. Able to tear up the road in style, then go further when the pavement ends, the Lynx is a fully capable off-road technical machine that can tackle the roughest terrain.

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Fox Racing, a leader in motocross industry and a growing brand in the mountain bike category, has entered the mountain bike shoe category with the launch of the Union shoes series. With this offering, Fox Racing now provides mountain bike and motocross riders offerings for head-to-toe protection and apparel. From world champions to everyday trailblazers, the new Union shoes deliver a real connection to the bike with grip, durability and superb fit offered across all three versions to suit multiple ride styles and rider needs.

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CamelBak recently launched new and redesigned hiking hydration packs as part of its Spring 2023 collection. These models include the all-new Fourteener collection, a fully redesigned Octane 22 and two new sizes in the Octane family. The new and redesigned hydration packs blend technical features with premium materials to provide hikers with a range of size options and styles suitable for any environment and length of day hike.

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For avid golfers, Bushnell Golf has continued to build off the success of the previous generation of products and revolutionize golf laser rangefinders with the feature rich Pro X3. The Pro X3 has taken our best-performing rangefinder and taken it to the next level, offering accuracy and performance unmatched by other laser rangefinders. The Pro X3 also features a new, patent-pending Locking Slope-Switch, significantly reducing the user’s risk of accidentally putting the unit into Slope mode during tournament play. The Pro X3 is our most advanced and best performing rangefinder to date and is the model preferred and used by many PGA Tour players.

Centers of Excellence Provide Significant Scale Advantage

We have developed a methodical approach to sharing our expertise in supply chain, e-commerce and M&A, which we refer to as our Centers of Excellence, across our verticals. Our Centers of Excellence provide our brands with significant shared resources that can be leveraged to drive growth in revenue and profitability, including expertise in sourcing, global distribution, enhanced purchasing power, sophisticated e-commerce systems, advanced analytics and a proven M&A playbook. We believe that our Centers of Excellence enable us to manufacture and distribute products in a more efficient and strategic manner than our competitors. Additionally, our Centers of Excellence enable our brands to dedicate a greater portion of their time to creating new, innovative products for consumers and better experiences for customers, enabling us to better serve their needs and capture market share. With our Centers of Excellence, we have the ability to realize the full potential of the businesses we acquire. This has become a compelling aspect of our value proposition, which has positioned us as the acquirer of choice in the outdoor industry. As we invest in our business and acquire more brands, the power of our Centers of Excellence will continue to grow as we scale and build on these competencies, driving further operating leverage.

Integrated supply chain management is a core focus of our company. We source finished product both domestically and internationally for global distribution and have teams of local sourcing and quality assurance experts on the ground where our largest suppliers are located. We continuously seek to improve our vendor base as well as our in-country support and oversight, and through our integrated supply chain management process, we seek to provide year-over-year reductions in product costs. We believe the scope and scale of our sourcing network would be difficult for many of our competitors to replicate. As a result of the COVID-19 pandemic, supply chain interruption impacted our company beginning in 2020. Our team worked to mitigate these impacts including by increasing output from our current suppliers and identifying alternatives. As of 2023, this risk has largely been abated and we do not expect supply chain issues to have a material impact in the near future.

Our supply chain and logistics infrastructure gives us the ability to serve a broad array of wholesale and retail customers, many of whom rely on us for services such as category management, marketing campaigns, merchandising and inventory replenishment. We believe our strong wholesale and retail relationships and diverse product offering provide us with a unique competitive advantage.

E-commerce has been a focus of our business, and we have gained meaningful traction with our various initiatives. We have found that e-commerce not only enables us to achieve higher margins, but also benefits the customer by providing the convenience of accessing our full portfolio of products wherever and whenever they want to shop.

We maintain strong relationships with our retail partners based on trust and professionalism. Our long-standing commitment to our customers, diverse product offering and focus on profitability for both our company and our retail partners have enabled us to gain shelf space and secure premium placement of our products at many major retailers. Our management team interfaces directly with the executives of many of our top retail partners to ensure we are delivering the products our retailers need to meet the demands of the end consumer in the most efficient and profitable manner possible. Furthermore, we believe our scale allows us to leverage our resources to efficiently and profitably service our largest retail customers. For example, we work with our key retail customers to develop marketing and advertising campaigns, provide inventory replenishment support and organize product category merchandising plans.

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Visionary and Experienced Management Team

We have a highly experienced and proven management team that drives accountability and discipline throughout our organization, resulting in successful execution of the Company’s strategy.

We pride ourselves on our culture and our people. We are committed to upholding a diverse and inclusive work environment with meaningful opportunities for career development and leadership roles.

Robust Strategy for Continued Growth

Our strategy focuses on five strategic pillars that we believe will deliver sustainable and profitable growth, solidifying our position as the outdoor recreation market leader.

•	Talent and Culture: Invest in talent and foster our culture of agility, efficiency and innovation.

•	Organic Growth: Identify and capture opportunities for organic growth and market share expansion by:

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allocating capital to our brands to aid in their development of new and innovative products that serve the needs and preferences of their core consumers while also expanding product offerings to new end markets and consumers;

○	leveraging and expanding our distribution channels to increase the commercial presence of all of our brands and efficiently deliver product to meet consumer demand;

○	utilizing our differentiated knowledge and expertise from our E-commerce Center of Excellence to help brands grow quickly and scale the business faster than they are able to alone; and

○	expanding our presence internationally by leveraging our existing footprint to capture additional geographies, markets and consumers.

•	Centers of Excellence: Leverage our shared resources, expertise and scale to achieve a level of excellence that would be out of reach for our individual brands, with a focus on:

○	operational excellence to improve margins, supply chain resiliency and agility;

○	e-commerce, direct-to-consumer and digital marketing capabilities; and

○	acquisition target relationships and selection, deal execution and integration.

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•	Acquisitions: Acquire complementary businesses in the highly fragmented outdoor recreation products market and deploy our shared resources and expertise to accelerate their growth and profitability.

•	Capital Allocation:

○	Maintain a healthy balance sheet, strong margins and robust cash flow generation to provide financial flexibility and enable us to thrive and grow at all points in the market demand cycle.

○	Dynamic process based on rigorous analysis that prioritizes long-term returns for our stockholders through:

•	organic growth opportunities;

•	opportunistic share repurchases when valuation is highly attractive; and

•	selective acquisitions at attractive multiples that are accretive to our company valuation and that have achievable and tangible synergies.

Risk Factors

Ownership of Outdoor Products common stock is subject to numerous risks, including risks relating to the Spin-Off. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” beginning on page 29 of this Information Statement for a more thorough description of these and other risks.

Risks Relating to Our Business

•	We may not be able to successfully implement the acquisition component of our growth strategy, particularly if we are unable to raise the capital necessary to finance acquisitions.

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General economic conditions may adversely affect our business, results of operations and financial condition, including by creating the potential for future impairments of goodwill and other intangible and long-lived assets.

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Significant supplier capacity constraints, supplier production disruptions, supplier quality issues or price increases could increase our operating costs and adversely impact the competitive positions of our products.

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Shortages of, and price increases for, labor, components, parts and other supplies, as well as commodities used in the manufacturing and distribution of our products, may delay or reduce our sales and increase our costs, thereby harming our results of operations.

•	Our business could be adversely impacted by inflation and rising interest rates.

•	Seasonality and weather conditions may cause our results of operations to vary from quarter to quarter.

•	Our revenues and results of operations may fluctuate unexpectedly from quarter-to-quarter, which may cause our stock price to decline.

•	Goodwill and intangible assets represent a significant portion of our total assets, and any impairment of these assets could negatively impact our results of operations and parent company equity.

•	Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.

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A disruption or a significant increase in the cost of our primary delivery and shipping services for our products and component parts or a significant disruption at shipping ports could have a negative impact on our business.

•	Failure to attract and retain key personnel could have an adverse effect on our results of operations.

•	Our sales are highly dependent on purchases by several large customers, and we may be adversely affected by the loss of, or any significant decline in sales to, one or more of these customers.

•	Insolvency, credit problems or other financial difficulties that could confront our retailers or distributors could expose us to financial risk.

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•	Competition in our industry may hinder our ability to execute our business strategy, maintain profitability or maintain relationships with existing customers.

•	Our success depends upon our ability to introduce new compelling products into the marketplace and respond to customer preferences.

•	An inability to expand our e-commerce business could reduce our future growth.

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Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely have an adverse effect on our business.

•	We manufacture, source and sell products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.

Risks Relating to the Spin-Off

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We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off, which could materially adversely affect our business, financial condition and results of operations.

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If the Distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, Vista Outdoor or holders of Vista Outdoor common stock who receive shares of Outdoor Products common stock in connection with the Spin-Off could be subject to significant tax liability.

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We could have an indemnification obligation to Vista Outdoor if the Distribution were determined not to qualify for non-recognition treatment for U.S. federal income tax purposes, which could materially adversely affect our business, financial condition and results of operations.

•	We intend to agree to numerous restrictions to preserve the non-recognition treatment of the Distribution, which may reduce our strategic and operating flexibility.

•	We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the Spin-Off.

Risks Relating to Our Common Stock

•	No market for our common stock currently exists, and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off our stock price may fluctuate significantly.

•	Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.

•

We do not anticipate paying any dividends on our common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

The Spin-Off

Background

On May 5, 2022, Vista Outdoor announced that its Board of Directors, which we refer to as the “Vista Outdoor Board,” approved preparations for the separation of Vista Outdoor’s Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products segment.

To effect the separation, first, Vista Outdoor will undertake the Internal Transactions described under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement. Vista Outdoor will subsequently distribute all of Outdoor Products’s common stock to Vista Outdoor stockholders, and Outdoor Products, holding the Outdoor Products Business, will become an independent, publicly-traded company.

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Prior to completion of the Spin-Off, we intend to enter into a Separation and Distribution Agreement and several other agreements with Vista Outdoor related to the Spin-Off. These agreements will govern the relationship between Vista Outdoor and us up to and after completion of the Spin-Off and allocate between Vista Outdoor and us various assets, liabilities and obligations, including those related to employees and compensation and benefits plans and programs and tax-related assets and liabilities. See the section entitled “Certain Relationships and Related Party Transactions” beginning on page 125 of this Information Statement for more detail. No approval of Vista Outdoor stockholders is required in connection with the Spin-Off, and Vista Outdoor stockholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the waiver by the Vista Outdoor Board, of a number of conditions. If the Vista Outdoor Board waives any condition prior to the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, and the result of such waiver is material to Vista Outdoor stockholders, we will file an amendment to the Registration Statement to revise the disclosure in this Information Statement accordingly. In the event that the Vista Outdoor Board waives a condition after the Registration Statement on Form 10 of which this Information Statement is a part becomes effective and such waiver is material to Vista Outdoor stockholders, we will file a Current Report on Form 8-K describing the change. In addition, Vista Outdoor has the right not to complete the Spin-Off if, at any time, the Vista Outdoor Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Vista Outdoor or its stockholders, or is otherwise not advisable. See the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement for more detail.

Reasons for the Spin-Off

A wide variety of factors were considered by the Vista Outdoor Board in evaluating the Spin-Off. Among other things, the Vista Outdoor Board considered a number of potential benefits of the Spin-Off, including:

•	Enhanced strategic focus with supporting resources. Enhanced strategic focus with resources to support each company’s specific operational needs and growth drivers.

•	Tailored capital allocation priorities. Tailored capital allocation philosophies that are better suited to support each company’s distinctive business model and long-term goals.

•	Strengthened ability to attract and retain top talent. Enhanced ability to attract and retain top talent that is ideally suited to execute each company’s strategic and operational objectives.

•

Compelling value for stockholders. Differentiated and compelling investment opportunity based on each company’s particular business model. Vista Outdoor anticipates that, as separate, independent companies, Outdoor Products and Sporting Products will each be better positioned to be more appropriately valued by the market.

•

Expanded strategic opportunities. Improved focus will allow Outdoor Products to further cement its reputation as the acquirer of choice through continued M&A in the outdoor recreation products marketplace and enable Sporting Products to secure attractive partnerships with other manufacturers.

The Vista Outdoor Board also considered potential risks associated with the Spin-Off. Following an in-depth analysis of the potential benefits and risks relating to the Spin-Off, the Vista Outdoor Board determined that the Spin-Off provided the best opportunity to enhance stockholder value. Neither Vista Outdoor nor Outdoor Products can assure you that, following the Spin-Off, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For additional information, see the sections entitled “Risk Factors” and “The Spin-Off—Reasons for the Spin-Off” beginning on pages 29 and 53, respectively, of this Information Statement.

Outdoor Products Indebtedness

In connection with the Spin-Off, Outdoor Products expects to enter into a revolving credit facility. Information regarding Outdoor Products’s indebtedness following the Spin-Off will be provided in subsequent amendments to this Information Statement.

Other Information

We are a Delaware corporation. Our principal executive offices are located at 177 Garden Dr., Bozeman, Montana 59718. Our telephone number is [                    ]. Our website address is [                    ]. Information contained on, or connected

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

to, our website or Vista Outdoor’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part, or any other filings with, or any information furnished or submitted to, the Securities and Exchange Commission, which we refer to as the “SEC.”

Reasons for Furnishing This Information Statement

We are furnishing this Information Statement solely to provide information to Vista Outdoor stockholders who will receive shares of our common stock in the Distribution. Vista Outdoor stockholders are not required to vote on the Distribution. Therefore, you are not being asked for a proxy and you are not required to send a proxy to Vista Outdoor. You do not need to pay any consideration, exchange or surrender your existing shares of Vista Outdoor common stock or take any other action to receive your shares of Outdoor Products common stock. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Vista Outdoor. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Vista Outdoor undertakes any obligation to update the information except in the normal course of our and Vista Outdoor’s respective public disclosure obligations and practices.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.

Q:	Why am I receiving this Information Statement?

A:

Vista Outdoor is making this Information Statement available to you because you are a holder of shares of Vista Outdoor common stock. If you are a holder of shares of Vista Outdoor common stock as of the Record Date (as defined below), for every [                    ] shares of Vista Outdoor common stock that you hold as of the Record Date, you will be entitled to receive [                    ] shares of Outdoor Products common stock. This Information Statement will help you understand how the Spin-Off will affect your post-Distribution ownership in Vista Outdoor and Outdoor Products.

Q:	What is the Spin-Off?

A:

The Spin-Off is the method by which we will separate from Vista Outdoor. In the Spin-Off, Vista Outdoor will distribute to its stockholders all the outstanding shares of our common stock in a transaction, which we refer to as the “Distribution.” Following the Spin-Off, we will be an independent, publicly-traded company, and Vista Outdoor will not retain any ownership interest in us. Vista Outdoor will be renamed [                    ] and continue as an independent, publicly-traded company primarily focused on its Sporting Products business, and its common stock will trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol “[                    ].”

Q:	Will the number of Vista Outdoor shares I own change as a result of the Spin-Off?

A:	No, the number of shares of Vista Outdoor common stock you own will not change as a result of the Spin-Off.

Q:	What are the reasons for the Spin-Off?

A:

A wide variety of factors were considered by the Vista Outdoor Board in evaluating the Spin-Off. Among other things, the Vista Outdoor Board considered a number of potential benefits of the Spin-Off, including:

•	Enhanced strategic focus with supporting resources. Enhanced strategic focus with resources to support each company’s specific operational needs and growth drivers.

•	Tailored capital allocation priorities. Tailored capital allocation philosophies that are better suited to support each company’s distinctive business model and long-term goals.

•	Strengthened ability to attract and retain top talent. Enhanced ability to attract and retain top talent that is ideally suited to execute each company’s strategic and operational objectives.

•

Compelling value for stockholders. Differentiated and compelling investment opportunity based on each company’s particular business model. Vista Outdoor anticipates that, as separate, independent companies, Outdoor Products and Sporting Products will each be better positioned to be more appropriately valued by the market.

•

Expanded strategic opportunities. Improved focus will allow Outdoor Products to further cement its reputation as the acquirer of choice through continued M&A in the outdoor recreation products marketplace and enable Sporting Products to secure attractive partnerships with other manufacturers.

The Vista Outdoor Board also considered potential risks associated with the Spin-Off. After an in-depth analysis of the potential benefits and risks relating to the Spin-Off, the Vista Outdoor Board determined that the Spin-Off provided the best opportunity to enhance stockholder value. Neither Vista Outdoor nor Outdoor Products can assure you that, following the Spin-Off, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For additional information, see the sections entitled “Risk Factors” and “The Spin-Off—Reasons for the Spin-Off” beginning on pages 29 and 53, respectively, of this Information Statement.

Q:	Why is the separation of Outdoor Products structured as a spin-off?

A:

Vista Outdoor believes that a tax-free distribution of our shares is the most efficient way to separate our business from Vista Outdoor in a manner that will achieve the benefits that the Vista Outdoor Board considered in evaluating the Spin-Off.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Q:	What will I receive in the Spin-Off in respect of my shares of Vista Outdoor common stock?

A:

As a holder of Vista Outdoor common stock, for every [                    ] shares of Vista Outdoor common stock you hold on the Record Date, you will receive a dividend of [                    ] shares of Outdoor Products common stock. The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “—How will fractional shares be treated in the Distribution?” beginning on page 16 of this Information Statement for more information on the treatment of the fractional shares you may be entitled to receive in the Distribution. Your proportionate interest in Vista Outdoor will not change as a result of the Spin-Off.

Q:	What is being distributed in the Spin-Off?

A:

Vista Outdoor will distribute approximately [                    ] shares of our common stock in the Spin-Off, based on the approximately [                    ] shares of Vista Outdoor common stock outstanding as of [                    ]. The actual number of shares of our common stock that Vista Outdoor will distribute will depend on the total number of shares of Vista Outdoor common stock outstanding on the Record Date. The shares of our common stock that Vista Outdoor distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Distribution. For more information on the shares being distributed in the Spin-Off, see the section entitled “Description of Our Capital Stock—Common Stock” beginning on page 131 of this Information Statement.

Q:	What is the record date for the Distribution?

A:	Vista Outdoor will determine record ownership as of the close of business on [ ], 202[ ], which we refer to as the “Record Date.”

Q:	When will the Distribution occur?

A:

The Distribution will be effective as of 12:01 a.m., New York City time, on [                    ], 202[    ], which we refer to as the “Distribution Date.” On or shortly after the Distribution Date, the whole shares of our common stock will be credited in book-entry accounts for Vista Outdoor stockholders entitled to receive the shares in the Distribution. See “—How will Vista Outdoor distribute shares of our common stock?” beginning on page 16 of this Information Statement for more information on how to access your book-entry account or your bank, brokerage or other account holding the Outdoor Products common stock you receive in the Distribution on and following the Distribution Date.

Q:	What do I have to do to participate in the Distribution?

A:

All holders of Vista Outdoor common stock as of the Record Date will participate in the Distribution. You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. Holders of Vista Outdoor common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of Vista Outdoor common stock, in order to receive shares of our common stock in the Distribution. In addition, no stockholder approval of the Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q:	If I sell my shares of Vista Outdoor common stock on or before the Distribution Date, will I still be entitled to receive shares of Outdoor Products common stock in the Distribution?

A:

If you sell your shares of Vista Outdoor common stock before the Record Date, you will not be entitled to receive shares of Outdoor Products common stock in the Distribution. If you hold shares of Vista Outdoor common stock on the Record Date and decide to sell them on or before the Distribution Date, you may be able to choose to sell your Vista Outdoor common stock with or without your entitlement to the Outdoor Products common stock to be distributed in the Spin-Off. You are encouraged to consult with your bank, broker or other nominee, as applicable, and your financial advisor regarding your options and the specific implications of selling your shares of Vista Outdoor common stock prior to or on the Distribution Date. See the section entitled “The Spin-Off—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement for more information.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Q:	Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?

A:	Yes, the completion of the Spin-Off is subject to the satisfaction, or the Vista Outdoor Board’s waiver, of the following conditions:

•

the Vista Outdoor Board shall have authorized and approved the Internal Transactions (as described in the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement) and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our common stock to Vista Outdoor stockholders;

•	the ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party to those agreements;

•	our common stock shall have been accepted for listing on the NYSE or another national securities exchange approved by Vista Outdoor, subject to official notice of issuance;

•

the SEC shall have declared effective our Registration Statement on Form 10 of which this Information Statement is a part under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•

Vista Outdoor shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that, subject to the limitations specified therein and the accuracy of and compliance with certain representations, warranties and covenants, the Distribution will qualify as a distribution to which Section 355 and Section 361 of the Internal Revenue Code apply;

•

the Vista Outdoor Board shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation, appraisal or accounting firms or investment banks as to the solvency and financial viability of Vista Outdoor prior to the Spin-Off and each of Vista Outdoor and Outdoor Products after the consummation of the Spin-Off;

•	the Internal Transactions, including any related debt financing, shall have been completed;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Vista Outdoor shall have occurred or failed to occur that prevents the consummation of the Distribution;

•

no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the Vista Outdoor Board, would result in the Distribution having a material adverse effect on Vista Outdoor or its stockholders;

•

prior to the Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of Vista Outdoor common stock as of the Record Date;

•

Vista Outdoor shall have duly elected as members of our post-Distribution Board of Directors the individuals listed in this Information Statement, and such individuals shall be the members of our Board of Directors, which we refer to as the “Board,” immediately after the Distribution; and

•

immediately prior to the Distribution Date, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part, shall be in effect.

Vista Outdoor and Outdoor Products cannot assure you that any or all of these conditions will be met, or that the Distribution will be consummated even if all of the conditions are met. Vista Outdoor may at any time prior to the Distribution Date decide to abandon the Distribution or modify or change the terms of the Distribution. If the Vista Outdoor Board waives any condition prior to the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, and the result of such waiver is material to Vista Outdoor stockholders, we will file an amendment to the Registration Statement to revise the disclosure in this Information Statement accordingly. In the event that the Vista Outdoor Board waives a condition after the Registration Statement on Form 10 of which this Information

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Statement is a part becomes effective and such waiver is material to Vista Outdoor stockholders, we will file a Current Report on Form 8-K describing the change. For a complete discussion of all of the conditions to the Distribution, see the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement.

Q:	Can Vista Outdoor decide to cancel the Distribution even if all the conditions have been satisfied?

A:

Yes. The Vista Outdoor Board may, in its sole discretion and at any time prior to the Distribution Date, decide to terminate or abandon the Distribution even if all the conditions to the Distribution have been satisfied if the Vista Outdoor Board determines that the Distribution is not in the best interests of Vista Outdoor or its stockholders or is otherwise not advisable. For a more detailed description, see the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement.

Q:	How will Vista Outdoor distribute shares of our common stock?

A:

Registered stockholders: If you are a registered stockholder (meaning you own your shares of Vista Outdoor common stock directly through Vista Outdoor’s transfer agent, Computershare Trust Company, N.A., which we refer to as “Computershare”), our distribution agent will credit the whole shares of our common stock you receive in the Distribution to a new book-entry account with our transfer agent, Computershare, on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of whole shares of our common stock you own. You will be able to access information regarding your book-entry account holding the Outdoor Products shares at [                    ] or by calling [                    ].

“Street name” or beneficial stockholders: If you own your shares of Vista Outdoor common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our common stock you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders, even if requested. See the section entitled “The Spin-Off—When and How You Will Receive Outdoor Products Shares” beginning on page 55 of this Information Statement for a more detailed explanation.

Q:	How will fractional shares be treated in the Distribution?

A:

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Vista Outdoor stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). We anticipate that the distribution agent will make these sales in the “when-issued” market, and “when-issued” trades will generally settle within two trading days following the Distribution Date. See “—How will Outdoor Products common stock trade?” beginning on page 17 of this Information Statement for additional information regarding “when-issued” trading and the section entitled “The Spin-Off—Treatment of Fractional Shares” beginning on page 55 of this Information Statement for a more detailed explanation of the treatment of fractional shares. The distribution agent will, in its sole discretion, without any influence by Vista Outdoor or us, determine precisely when, how, through which broker-dealer and at what price to sell the whole shares of Outdoor Products common stock. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Vista Outdoor or us.

Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:

For U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder (as defined in the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement) as a result of the Distribution, except with respect to any cash received by Vista Outdoor stockholders in lieu of fractional shares. After the Distribution, Vista Outdoor stockholders generally will allocate their aggregate tax basis in their Vista Outdoor common stock held immediately before the Distribution between their Vista Outdoor common stock and our common stock in proportion to their relative fair market values on the date of the Distribution (subject to certain adjustments). See the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement for more information regarding the potential tax consequences to you of the Spin-Off.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

We urge you to consult your tax advisor as to the specific tax consequences of the Distribution to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.

Q:	Does Outdoor Products intend to pay cash dividends?

A:

We intend to retain future earnings for use in the operation of our business and to fund future growth, including through acquisitions. We do not anticipate paying any dividends on our common stock for the foreseeable future. See the section entitled “Dividend Policy” beginning on page 63 of this Information Statement for more information.

Q:	Will Outdoor Products incur any debt prior to or at the time of the Distribution?

A:

In connection with the Spin-Off, Outdoor Products expects to enter into a revolving credit facility. See the section entitled “Description of Our Indebtedness” beginning on page 130 of this Information Statement for more detail. Additional information regarding Outdoor Products’s indebtedness following the Spin-Off will be provided in subsequent amendments to this Information Statement.

Q:	How will Outdoor Products common stock trade?

A:	Currently, there is no public market for our common stock. We intend to list our common stock on the NYSE under the ticker symbol “[ ].”

We anticipate that trading in our common stock will begin on a “when-issued” basis on or shortly before the Record Date for the Distribution and will continue up to and including the Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Distribution Date. On the first trading day following the Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See the section entitled “The Spin-Off—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement for more information. We cannot predict the trading prices for our common stock before, on or after the Distribution Date.

Q:	What will happen to the listing of Vista Outdoor common stock?

A:	Following the Distribution, Vista Outdoor will be renamed [ ], and its common stock will trade on the NYSE under the ticker symbol “[ ]”.

Q:	Will the Spin-Off affect the trading price of my Vista Outdoor common stock?

A:

We expect the trading price of shares of Vista Outdoor common stock immediately following the Distribution to be lower than the trading price immediately prior to the Distribution because the trading price will no longer reflect the value of the Outdoor Products Business. Furthermore, until the market has fully analyzed the value of Vista Outdoor without the Outdoor Products Business, the trading price of shares of Vista Outdoor common stock may fluctuate and result in a higher volatility in stock price. We cannot assure you that, following the Distribution, the combined trading prices of the Vista Outdoor common stock and the Outdoor Products common stock will equal or exceed what the trading price of Vista Outdoor common stock would have been in the absence of the Spin-Off.

It is possible that after the Spin-Off, the combined equity value of Vista Outdoor and Outdoor Products will be less than Vista Outdoor’s equity value before the Spin-Off.

Q:	What will happen to Vista Outdoor equity-based awards in connection with the Spin-Off?

A:	We expect that outstanding equity awards held by Outdoor Products employees immediately following the Spin-Off will be treated as follows at the time of the Spin-Off:

Restricted Stock Unit Awards Held by Outdoor Products Employees. We expect that each Vista Outdoor restricted stock unit award held on the Distribution Date by any employee of Outdoor Products immediately following the Spin-Off (an

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Outdoor Products Employee Holder”) will convert into an Outdoor Products restricted stock unit award (a “Substitute RSU Award”) in a manner that preserves the fair value of the award following the Spin-Off. After the Spin-Off, the Substitute RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor restricted stock unit award to which it relates, except that the vesting of the award will be based on continued service with Outdoor Products.

Performance-Based Restricted Stock Unit Awards. We expect that each Vista Outdoor performance-based restricted stock unit award that is held on the Distribution Date by an Outdoor Products Employee Holder will convert into a Substitute RSU Award, with performance conditions deemed achieved as of the Distribution Date at a level determined by the Vista Outdoor Board prior to the Spin-Off. After the Spin-Off, the Substitute RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor performance-based restricted stock unit award to which it relates, except as provided above, and the vesting of the award will be based on continued service with Outdoor Products.

Stock Option Awards. We expect that each Vista Outdoor stock option award that is held on the Distribution Date by an Outdoor Products Employee Holder will convert into an Outdoor Products stock option award in a manner that preserves the fair value of the award following the Spin-Off. After the Spin-Off, the Outdoor Products stock option award will be subject to substantially the same terms and conditions as the original Vista Outdoor stock option award to which it relates, except that the vesting of the award will be based on continued service with Outdoor Products.

Deferred Stock Unit Awards and Restricted Stock Unit Awards Held by Non-Employee Directors. We expect that each Vista Outdoor deferred stock unit award held by a non-employee director of Vista Outdoor on the Distribution Date will convert into an award in respect of both shares of Vista Outdoor common stock and shares of Outdoor Products common stock. The number of shares of Vista Outdoor common stock subject to each post-Spin-Off Vista Outdoor award will continue to be the same as the number subject to the award prior to the Spin-Off. The number of shares of Outdoor Products common stock subject to the Outdoor Products deferred stock unit award or Substitute RSU Award, as applicable, will be determined based on a conversion ratio that preserves the fair value of the award following the Spin-Off. After the Spin-Off, the Outdoor Products deferred stock unit award and Substitute RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor award to which it relates. Solely for purposes of such awards, following the Spin-Off, (i) service to Outdoor Products will be treated as service to Vista Outdoor and (ii) service to Vista Outdoor will be treated as service to Outdoor Products.

For additional information on the treatment of Vista Outdoor’s equity-based awards in the Spin-Off, see the section entitled “The Spin-Off—Treatment of Outstanding Equity-Based Awards” beginning on page 56 of this Information Statement.

Q:	What will Outdoor Products’s relationship be with Vista Outdoor following the Spin-Off?

A:

Following the Distribution, Outdoor Products and Vista Outdoor will be separate companies with separate management teams and separate boards of directors, and Vista Outdoor will not own any shares of our common stock. Outdoor Products will enter into a Separation and Distribution Agreement with Vista Outdoor to effect the separation and provide a framework for the relationship between Outdoor Products and Vista Outdoor after the Spin-Off, and will enter into certain other agreements, including a Transition Services Agreement, a Tax Matters Agreement and an Employee Matters Agreement. These agreements will allocate between Outdoor Products and Vista Outdoor the assets, employees, liabilities and obligations of Vista Outdoor and its subsidiaries attributable to periods prior to, at and after the Distribution, provide for certain services to be delivered on a transitional basis and govern the relationship between Outdoor Products and Vista Outdoor following the Spin-Off. In addition to the aforementioned agreements, we are also currently party to, or intend to enter into, various other agreements with Vista Outdoor and its subsidiaries that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to, and we do not consider these agreements to be material to Outdoor Products and its subsidiaries. For additional information regarding the Separation and Distribution Agreement, Transition Services Agreement, Tax Matters Agreement and Employee Matters Agreement, see the sections entitled “Risk Factors—Risks Relating to the Spin-Off” and “Certain Relationships and Related Party Transactions” beginning on pages 42 and 125, respectively, of this Information Statement.

Q:	Who will manage Outdoor Products following the Spin-Off?

A:

Outdoor Products will be led by [                ], who will be Outdoor Products’s Chief Executive Officer. For more information regarding Outdoor Products’s directors and management, see the section entitled “Management” beginning on page 96 of this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Q:	Do I have appraisal rights in connection with the Spin-Off?

A:	No. Holders of Vista Outdoor common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:	Who is the transfer agent and registrar for Outdoor Products common stock?

A:	Computershare Trust Company, N.A., which we also refer to as “Computershare” in this Information Statement.

Q:	Are there risks associated with owning shares of Outdoor Products common stock?

A:

Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” beginning on page 29 of this Information Statement.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at:

[                    ]

Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact Vista Outdoor at:

Investor Relations,

Vista Outdoor Inc.

1 Vista Way

Anoka, MN 55303

Phone: (612) 518-5406

E-mail: investor.relations@vistaoutdoor.com

After the Spin-Off, if you have any questions relating to Outdoor Products, you should contact us at:

[                    ]

A link to our investor relations website and additional contact information will be made available at [                    ] (which we expect to be operational on or prior to the Distribution Date). Information contained on, or connected to, our website or Vista Outdoor’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part, or any other filings with, or any information furnished or submitted to, the SEC.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF THE SPIN-OFF

Distributing Company	Vista Outdoor Inc., a Delaware corporation that holds all of the issued and outstanding common stock of Outdoor Products prior to the Distribution. After the Distribution, Vista Outdoor will not own any shares of Outdoor Products common stock.

Distributed Company	Outdoor Products Spinco Inc., a Delaware corporation and a wholly owned subsidiary of Vista Outdoor. At the time of the Distribution, we will hold, directly or through our subsidiaries, the assets and liabilities of the Outdoor Products Business. After the Spin-Off, we will be an independent, publicly-traded company.

Distributed Securities	All shares of Outdoor Products common stock owned by Vista Outdoor, which will be 100% of Outdoor Products’s issued and outstanding common stock immediately prior to the Distribution. Based on the approximately [ ] shares of Vista Outdoor common stock outstanding on [ ], and applying the distribution ratio pursuant to which, for every [ ] shares of Vista Outdoor common stock, [ ] shares of Outdoor Products common stock will be distributed, approximately [ ] shares of Outdoor Products common stock will be distributed.

Record Date	The Record Date is the close of business on [ ], 202[ ].

Distribution Date	The Distribution Date is [ ], 202[ ].

Distribution Ratio	For every [ ] shares of Vista Outdoor common stock each Vista Outdoor stockholder holds on the Record Date, it will receive [ ] shares of our common stock. The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See the section entitled “The Spin-Off—Treatment of Fractional Shares” beginning on page 55 of this Information Statement for more detail. Please note that if you sell your shares of Vista Outdoor common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Vista Outdoor shares that you sold. For more information, see the section entitled “The Spin-Off—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement.

The Distribution	On the Distribution Date, Vista Outdoor will release the shares of our common stock to the distribution agent to distribute to Vista Outdoor stockholders. Vista Outdoor will distribute our shares in book-entry form and thus we will not issue any physical stock certificates. You will not be required to make any payment, surrender or exchange your shares of Vista Outdoor common stock or take any other action to receive your shares of our common stock.

Fractional Shares	The distribution agent will not distribute any fractional shares of our common stock to Vista Outdoor stockholders. Instead, the distribution agent will first aggregate fractional shares into whole shares, then sell the whole shares in the open market at prevailing market prices on behalf of Vista Outdoor stockholders entitled to receive a fractional share, and finally distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). If you receive cash in lieu of fractional shares, you will not be entitled to any interest on the payments. The cash you receive in lieu of fractional shares generally will, for U.S. federal income tax purposes, be taxable as described under the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Conditions to the Spin-Off	Completion of the Spin-Off is subject to the satisfaction, or the Vista Outdoor Board’s waiver, of the following conditions:

•

the Vista Outdoor Board shall have authorized and approved the Internal Transactions (as described in the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement) and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our common stock to Vista Outdoor stockholders;

•	the ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party to those agreements;

•	our common stock shall have been accepted for listing on the NYSE or another national securities exchange approved by Vista Outdoor, subject to official notice of issuance;

•

the SEC shall have declared effective our Registration Statement on Form 10 of which this Information Statement is a part under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•

Vista Outdoor shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that, subject to the limitations specified therein and the accuracy of and compliance with certain representations, warranties and covenants, the Distribution will qualify as a distribution to which Section 355 and Section 361 of the Internal Revenue Code apply;

•

the Vista Outdoor Board shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation, appraisal or accounting firms or investment banks as to the solvency and financial viability of Vista Outdoor prior to the Spin-Off and each of Vista Outdoor and Outdoor Products after the consummation of the Spin-Off;

•	the Internal Transactions, including any related debt financing, shall have been completed;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Vista Outdoor shall have occurred or failed to occur that prevents the consummation of the Distribution;

•

no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the Vista Outdoor Board, would result in the Distribution having a material adverse effect on Vista Outdoor or its stockholders;

•

prior to the Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of Vista Outdoor common stock as of the Record Date;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Vista Outdoor shall have duly elected as members of our post-Distribution Board of Directors the individuals listed in this Information Statement, and such individuals shall be the members of our Board of Directors immediately after the Distribution; and

•

immediately prior to the Distribution Date, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part, shall be in effect.

The fulfillment of the foregoing conditions will not create any obligation on the part of Vista Outdoor to complete the Spin-Off. We are not aware of any material U.S. federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, in connection with the Distribution. If the Vista Outdoor Board waives any condition prior to the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, and the result of such waiver is material to Vista Outdoor stockholders, we will file an amendment to the Registration Statement to revise the disclosure in this Information Statement accordingly. In the event that the Vista Outdoor Board waives a condition after the Registration Statement on Form 10 of which this Information Statement is a part becomes effective and such waiver is material to Vista Outdoor stockholders, we will file a Current Report on Form 8-K describing the change. For a complete discussion of all of the conditions to the Distribution, see the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement. In addition, Vista Outdoor has the right not to complete the Spin-Off if, at any time, the Vista Outdoor Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Vista Outdoor or its stockholders, or is otherwise not advisable.

Trading Market and Ticker Symbol	We intend to file an application to list our common stock on the NYSE under the ticker symbol “[ ].” We anticipate that, on or shortly before the Record Date, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including the Distribution Date, and we expect that “regular-way” trading of our common stock will begin the first trading day after the Distribution Date.

We also anticipate that, on or shortly before the Record Date, there will be two markets in Vista Outdoor common stock: (i) a “regular-way” market on which shares of Vista Outdoor common stock will trade with an entitlement for the purchaser of Vista Outdoor common stock to receive shares of our common stock to be distributed in the Distribution, and (ii) an “ex-distribution” market on which shares of Vista Outdoor common stock will trade without an entitlement for the purchaser of Vista Outdoor common stock to receive shares of our common stock. For more information, see the section entitled “The Spin-Off—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement.

Tax Consequences to Vista Outdoor Stockholders

For U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder (as defined in the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement) as a result of the Distribution, except with respect to any cash received by Vista Outdoor stockholders in lieu of fractional shares. After the Distribution, Vista Outdoor stockholders generally will

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

allocate their aggregate tax basis in their Vista Outdoor common stock held immediately before the Distribution between their Vista Outdoor common stock and our common stock in proportion to their relative fair market values on the date of the Distribution (subject to certain adjustments). See the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement for more information regarding the potential tax consequences to you of the Spin-Off.

We urge you to consult your tax advisor as to the specific tax consequences of the Distribution to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.

Relationship with Vista Outdoor After the Spin-Off	We intend to enter into several agreements with Vista Outdoor related to the Spin-Off, which will govern the relationship between Vista Outdoor and us up to and after completion of the Spin-Off and allocate between Vista Outdoor and us various assets, liabilities, rights and obligations. These agreements include:

•

a Separation and Distribution Agreement that will set forth Vista Outdoor’s and our agreements regarding the principal actions that both parties will take in connection with the Spin-Off and aspects of our relationship following the Spin-Off;

•

a Transition Services Agreement pursuant to which Vista Outdoor and we will provide each other with specified services on a transitional basis to help ensure an orderly transition following the Spin-Off;

•

a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Vista Outdoor and us after the Spin-Off with respect to all tax matters and will include restrictions to preserve the tax-free status of the Distribution; and

•

an Employee Matters Agreement that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities relating to employees and compensation and benefits plans and programs in which our employees participate.

In addition to the above agreements, we are also currently party to, or intend to enter into, various other agreements with Vista Outdoor and its subsidiaries that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to, and we do not consider these agreements to be material to Vista Outdoor and its subsidiaries. We describe these arrangements in greater detail under the section entitled “Certain Relationships and Related Party Transactions” beginning on page 125 of this Information Statement and describe some of the risks of these arrangements under the section entitled “Risk Factors—Risks Relating to the Spin-Off” beginning on page 42 of this Information Statement.

Dividend Policy	We intend to retain future earnings for use in the operation of our business and to fund future growth, including through acquisitions. We do not anticipate paying any dividends on our common stock for the foreseeable future. See the section entitled “Dividend Policy” beginning on page 63 of this Information Statement for more information.

Transfer Agent	Computershare Trust Company, N.A., which we also refer to as “Computershare” in this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Risk Factors	Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth under the section entitled “Risk Factors” beginning on page 29 of this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Summary Historical and Pro Forma Combined Financial Data

The following tables present certain summary historical and pro forma financial data as of and for the periods presented. We derived the summary historical statement of comprehensive income data for the years ended March 31, 2023, March 31, 2022 and March 31, 2021, and the summary historical balance sheet data as of March 31, 2023 and March 31, 2022, from Outdoor Products’s audited historical combined financial statements (the “combined financial statements”), which are included elsewhere in this Information Statement. We derived the summary pro forma statement of comprehensive income data for the fiscal year ended March 31, 2023 and the summary pro forma balance sheet data as of March 31, 2023 from Outdoor Products’s unaudited pro forma combined financial statements (the “Unaudited Pro Forma Combined Financial Statements”), which are included in the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 65 of this Information Statement.

For each of the periods presented, we were a wholly owned subsidiary of Vista Outdoor. The summary historical financial data does not necessarily reflect what our results of operations and financial position would have been if we had operated as an independent, publicly-traded company during the periods presented. In addition, our historical financial data does not reflect changes that we expect to experience in the future as a result of our separation from Vista Outdoor, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the summary historical financial data includes allocations of certain Vista Outdoor corporate expenses. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that we would have incurred if we had operated as an independent, publicly-traded company or of the costs expected to be incurred in the future. Accordingly, the historical results should not be relied upon as an indicator of our future performance.

The summary pro forma statement of income data has been prepared to give effect to the Pro Forma Transactions (as defined in the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 65 of this Information Statement) as if the Pro Forma Transactions had occurred or became effective as of April 1, 2022, the beginning of our most recently completed fiscal year. The summary pro forma balance sheet data has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred as of March 31, 2023. The summary pro forma financial data does not purport to represent what our financial position and results of operations would have been had the Spin-Off occurred on the dates indicated and is not necessarily indicative of our future financial position and future results of operations. In addition, the summary pro forma financial data is provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The summary historical and pro forma financial data presented below should be read in conjunction with our Combined Financial Statements and the accompanying notes thereto, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 85 of this Information Statement, and the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 65 of this Information Statement.

	Years ended March 31,
	Pro Forma		Historical
(Amounts in thousands)	2023		2023	2022	2021
Results of Operations:
Sales, net (including related party sales of $17,502, $15,767, and $13,847 for the years ended March 31, 2023, 2022, and 2021, respectively)	$	[ ]	$1,339,378	$1,322,497	$1,119,615
Cost of sales		[ ]	962,587	925,041	798,192

Gross profit		[ ]	376,791	397,456	321,423

Operating expenses:		[ ]
Research and development		[ ]	36,652	21,304	16,531
Selling, general, and administrative		[ ]	333,923	273,731	205,450
Impairment of goodwill and intangibles		[ ]	374,355	—	—

Operating income (loss)		[ ]	(368,139)	102,421	99,442
Other income		[ ]	2,124	—	—
Interest income		[ ]	173	1	5

Income (loss) before income taxes		[ ]	(365,842)	102,422	99,447
Income tax (provision) benefit		[ ]	29,181	(24,045)	6,943

Net income (loss)	$	[ ]	$(336,661)	$78,377	$106,390

Other Data:
Adjusted EBITDA		[ ]	85,008	162,393	137,650

Sales by Segment:
Performance Sports	$	[ ]	$541,999	$641,031	$511,328
Action Sports		[ ]	495,862	401,984	364,453
Outdoor Recreation (a)		[ ]	301,517	279,482	243,834

Cash Flow Data:
Cash (used for) provided by operating activities	$	[ ]	$63,810	$(30,925)	$167,285
Cash used for investing activities		[ ]	(774,418)	(558,535)	(10,284)
Cash provided by (used for) financing activities		[ ]	719,190	595,045	(157,638)
Capital expenditures		[ ]	(12,872)	(13,099)	(10,363)

		As of March 31,
	Pro Forma		Historical
		2023	2023	2022
Balance Sheet Data:
Cash and cash equivalents	$	[ ]	$15,541	$7,280
Net current assets		[ ]	460,029	378,909
Net property, plant, and equipment		[ ]	71,344	53,015
Total assets		[ ]	1,950,526	1,554,161

(a) represents our all other category operating segments and brands. See Note 17, Operating Segment Information, to the combined financial statements included elsewhere in this Information Statement for further information regarding our segments.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Non-GAAP Operating Performance Measures

Adjusted EBITDA is defined as Net Income before other income, interest, taxes, and depreciation and amortization, adjusted for transaction and transition costs, inventory step-up expense, contingent consideration, post-acquisition compensation, executive transition costs, planned separation costs, goodwill and intangibles impairment, and restructuring. We calculated “Adjusted EBITDA margins” as Adjusted EBITDA divided by Sales, net. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”). Accordingly, this measure should not be considered as a substitute for net income or other income data prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, to aid in period-to-period comparability, for planning and forecasting purposes, and to measure results against forecasts. Our management believes that Adjusted EBITDA may provide useful information to investors regarding our results of operations for the foregoing reasons and because securities analysts, investors and other interested parties frequently use Adjusted EBITDA as a performance measure. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following sets forth a net income to Adjusted EBITDA reconciliation for the periods presented:

(amounts in thousands)	Pro Forma for the Year Ended March 31, 2023
Adjusted EBITDA by segment:	Performance Sports		Action Sports		Outdoor Recreation (a)		Corporate and other reconciling items		Total

Net Income (loss)	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]
Other income, net		[ ]		[ ]		[ ]		[ ]		[ ]
Interest income, net		[ ]		[ ]		[ ]		[ ]		[ ]
Income tax provision		[ ]		[ ]		[ ]		[ ]		[ ]
Depreciation and amortization		[ ]		[ ]		[ ]		[ ]		[ ]
Transaction and transition costs (1)		[ ]		[ ]		[ ]		[ ]		[ ]
Inventory step-up expense (2)		[ ]		[ ]		[ ]		[ ]		[ ]
Contingent consideration (3)		[ ]		[ ]		[ ]		[ ]		[ ]
Post-acquisition compensation (4)		[ ]		[ ]		[ ]		[ ]		[ ]
Executive transition costs (5)		[ ]		[ ]		[ ]		[ ]		[ ]
Planned separation costs (6)		[ ]		[ ]		[ ]		[ ]		[ ]
Goodwill and intangibles impairment (7)		[ ]		[ ]		[ ]		[ ]		[ ]
Restructuring (8)		[ ]		[ ]		[ ]		[ ]		[ ]

Adjusted EBITDA	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Sales, net	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]
Adjusted EBITDA margin		[ ]%		[ ]%		[ ]%		[ ]%		[ ]%

(amounts in thousands)	Year Ended March 31, 2023
Adjusted EBITDA by segment:	Performance Sports		Action Sports		Outdoor Recreation (b)		Corporate and other reconciling items		Total

Net Income (loss) (a)		$59,883		$(2,073)		$3,268		$(397,739)		$(336,661)
Other income, net		—		—		—		(2,124)		(2,124)
Interest income, net		—		—		—		(173)		(173)
Income tax benefit		—		—		—		(29,181)		(29,181)
Depreciation and amortization		22,766		25,205		14,857		55		62,883
Transaction and transition costs (1)		—		—		—		13,081		13,081
Inventory step-up expense (2)		—		—		—		9,528		9,528
Contingent consideration (3)		—		—		—		(27,120)		(27,120)
Post-acquisition compensation (4)		—		—		—		6,863		6,863
Executive transition costs (5)		—		—		—		2,540		2,540
Planned separation costs (6)		—		—		—		1,944		1,944
Goodwill and intangibles impairment (7)		—		—		—		374,355		374,355
Restructuring (8)		—		—		—		9,073		9,073

Adjusted EBITDA		$82,649		$23,132		$18,125		$(38,898)		$85,008

Sales, net		$541,999		$495,862		$301,517		$—		$1,339,378
Adjusted EBITDA margin		15.2%		4.7%		6.0%				6.3%

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(amounts in thousands)	Year Ended March 31, 2022
Adjusted EBITDA by segment:	Performance Sports	Action Sports	Outdoor Recreation (b)	Corporate and other reconciling items	Total

Net Income (a)	$113,042	$34,925	$16,527	$(86,117)	$78,377
Interest income, net	—	—	—	(1)	(1)
Income tax provision	—	—	—	24,045	24,045
Depreciation and amortization	17,934	11,874	10,083	2,046	41,937
Transaction and transition costs (1)	—	—	—	6,323	6,323
Inventory step-up expense (2)	—	—	—	1,991	1,991
Contingent consideration (3)	—	—	—	734	734
Post-acquisition compensation (4)	—	—	—	8,987	8,987

Adjusted EBITDA	$130,976	$46,799	$26,610	$(41,992)	$162,393

Sales, net	$641,031	$401,984	$279,482	$—	$1,322,497
Adjusted EBITDA margin	20.4%	11.6%	9.5%		12.3%

(amounts in thousands)	Year Ended March 31, 2021
Adjusted EBITDA by segment:	Performance Sports	Action Sports	Outdoor Recreation (b)	Corporate and other reconciling items	Total

Net Income (a)	$72,317	$38,099	$27,526	$(31,552)	$106,390
Interest income, net	—	—	—	(5)	(5)
Income tax benefit	—	—	—	(6,943)	(6,943)
Depreciation and amortization	14,193	11,917	9,479	2,214	37,803
Transaction and transition costs (1)	—	—	—	405	405

Adjusted EBITDA	$86,510	$50,016	$37,005	$(35,881)	$137,650

Sales, net	$511,328	$364,453	$243,834	$—	$1,119,615
Adjusted EBITDA margin	16.9%	13.7%	15.2%		12.3%

(a) We do not calculate GAAP net income (loss) at the segment level. Segment net income does not include interest expense, income tax provision or other expense, as all these expense are recorded at corporate. We have reconciled consolidated net income to adjusted EBITDA.
(b) Represents our operating segments and brands in the all other category. See Note 17, Operating Segment Information, to the combined financial statements included elsewhere in this Information Statement for further information regarding our segments.
(1) Transaction costs, including accounting, legal and advisor fees, and transition costs, in each case incurred in connection with possible and completed transactions
(2) Cost of goods sold related to the fair value step-up in inventory allocated from the Foresight Sports, Stone Glacier, Fox Racing and Simms Fishing acquisitions
(3) Non-cash expenses of the change in the estimated fair value of the contingent consideration payable related to our QuietKat, Fiber Energy, Stone Glacier and Fox Racing acquisitions
(4) Post-acquisition compensation expense related to the Venor, QuietKat, Foresight Sports and Stone Glacier acquisitions
(5) Executive transition costs for severance, executive search fees and related costs for the transition of our CEO and General Counsel, who departed the company during the fourth quarter of fiscal year 2023
(6) Costs associated with the Spin-Off, including restructuring, severance, retention, advisory and legal fees
(7) Impairment of goodwill and indefinite-lived intangible assets. See Note 11, Goodwill and Intangible Assets, to the combined financial statements included elsewhere in this Information Statement for further information regarding our segments.
(8) Restructuring costs related to an over $50 million cost reduction and earnings improvement program, which includes severance and asset impairments related to product line reassessments, office closures and headcount reductions across our brands and corporate teams

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

You should carefully consider the following risks and other information in this Information Statement in evaluating Outdoor Products and Outdoor Products common stock. Any of the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations. The following risks have generally been separated into three groups: risks relating to our business, risks relating to the Spin-Off and risks relating to our common stock.

Risks Relating to Our Business

We may not be able to successfully implement the acquisition component of our growth strategy, particularly if we are unable to raise the capital necessary to finance acquisitions.

Our business strategy includes growth through acquisitions. We regularly evaluate possible acquisition candidates. We may fail to identify attractive acquisition candidates, be unable to raise sufficient capital to compete for acquisition targets or may be unable to reach acceptable terms for proposed acquisitions. If we are unable to complete acquisitions in the future, our ability to grow our business at our anticipated rate will be impaired. We may also incur costs pursuing acquisitions that do not close, which could significantly impact our financial condition or results of operations.

Historically, an important source of funds for our acquisitions has been cash generated by the Sporting Products segment of Vista Outdoor. Following the completion of the Spin-Off, our ability to fund acquisitions will depend on our ongoing ability to independently generate cash from operations and obtain additional capital on acceptable terms. Our ability to generate sufficient positive cash flows from operations to support our desired acquisition growth strategy is subject to many risks and uncertainties, including future economic trends and conditions, demand for our products and other risks and uncertainties related to our business. Moreover, potential acquisitions may require us to issue additional shares of common stock or obtain new debt financing in order to supplement cash available from our operations. Adequate financing may not be available on terms acceptable to us or at all. In addition, equity financing could result in dilution to existing stockholders, and debt financing could include terms that restrict our ability to operate our business or pursue other opportunities and could subject us to meaningful debt service obligations.

Additionally, our success depends in part on our ability to successfully integrate the business and operations of companies that we acquire. We cannot assure you that the expected benefits of any future acquisitions or other transactions will be realized. After any acquisition, unforeseen issues and/or costs could arise that adversely affect our anticipated returns or that are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual results of operations may vary significantly from initial estimates due to a variety of factors, including general economic conditions affecting the market for our products. We may also engage in other strategic business transactions, that, likewise, could result in unanticipated costs and difficulties, may not achieve intended results and may require significant time and attention from management.

Risks may also include potential delays in adopting our financial and managerial controls and reporting systems and procedures, greater than anticipated costs and expenses related to the integration of the acquired business with our business, potential unknown liabilities associated with the acquired company, employee retention, challenges inherent in effectively managing an increased number of employees in diverse locations and the challenge of creating uniform standards, controls, procedures, policies and information systems. These and other risks relating to our acquisitions could have an adverse effect on our business, financial condition or results of operations.

General economic conditions may adversely affect our business, results of operations and financial condition, including by creating the potential for future impairments of goodwill and other intangible and long-lived assets.

Our revenues are affected by general economic conditions and consumer confidence worldwide, but especially in the U.S. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Macroeconomic developments such as the global or regional effects of the war in Ukraine, high rates of inflation and related economic curtailment initiatives, the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak, evolving trade policies between the U.S. and international trade partners, or the occurrence of similar events in other countries that lead to uncertainty or instability in economic, political or market conditions, could adversely affect our business, operating results, financial condition and outlook. Moreover, our businesses are cyclical in nature, and their success is impacted by general economic conditions and specific economic conditions affecting the regions and markets we serve, the overall level of consumer confidence in the economy and discretionary income levels. Any substantial deterioration in general economic conditions that diminishes consumer confidence or discretionary income could reduce our sales and adversely affect our financial results.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Furthermore, declining economic conditions create the potential for future impairments of goodwill and other intangible and long-lived assets that may negatively impact our financial condition or results of operations, such as the impairment charges we recorded in fiscal year 2023 to our goodwill and identifiable indefinite-lived intangible assets. The impact of weak consumer credit markets, corporate restructurings, layoffs, high unemployment rates, declines in the value of investments and residential real estate, higher fuel prices and increases in federal and state taxation can also negatively affect our results of operations.

In recent periods, sluggish economies and consumer uncertainty regarding future economic prospects in our key markets have had an adverse effect on the financial health of certain of our customers, which may in turn have a material adverse effect on our results of operations and financial condition. We extend credit to our customers for periods of varying duration based on an assessment of the customer’s financial condition, generally without requiring collateral, which increases our exposure to the risk of uncollectible receivables. In addition, we face increased risk of order reduction or cancellation when dealing with financially ailing customers or customers struggling with economic uncertainty. For example, our risk of uncollectible receivables and order cancellations has been elevated due to retail store closures that occurred during the height of the global COVID-19 pandemic, which adversely affected many of our customers, and may be further elevated in the event of bank failures or credit tightening conditions affecting our customers. We may reduce our level of business with customers and distributors experiencing financial difficulties and may not be able to replace that business with other customers, which could have a material adverse effect on our financial condition, results of operations or cash flows. In times of uncertain economic conditions there is also increased risk that inventories may not be liquidated in an efficient manner and may result in us having excess levels of inventory.

Significant supplier capacity constraints, supplier production disruptions, supplier quality issues or price increases could increase our operating costs and adversely impact the competitive positions of our products.

We rely on third-party suppliers to produce a significant majority of the products we sell. Our reliance on third-party suppliers for various product components and finished goods exposes us to volatility in the availability, quality and price of these product components and finished goods. A disruption in deliveries from our third-party suppliers, including as a result of natural disasters, public health crises or other significant catastrophic events such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak, capacity constraints, production disruptions, price increases or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs.

Our inability to obtain sufficient quantities of components, parts, raw materials or other supplies from independent sources necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our results of operations. Many of the components, parts, raw materials and other supplies used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with all of our suppliers. As a result, we could be subject to increased costs, supply interruptions and difficulties in obtaining materials. Our suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products that we use in our products. The time lost in seeking and acquiring new sources could have an adverse effect on our business, financial condition or results of operations.

In addition, our supply contracts are generally not exclusive. As a result, supplies we may need may be allocated to other customers, such as where necessary to fulfill priority orders to the government or during times of elevated demand. Additionally, our suppliers may provide similar supplies and materials to our competitors, some of whom could potentially purchase these supplies and materials in significantly greater volume than we do. Our competitors could enter into restrictive or exclusive arrangements with these suppliers that could impair or eliminate our access to necessary supplies and materials.

Quality issues experienced by third-party suppliers could also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.

Shortages of, and price increases for, labor, components, parts and other supplies, as well as commodities used in the manufacturing and distribution of our products, may delay or reduce our sales and increase our costs, thereby harming our results of operations.

We manufacture a portion of our products at plants that we operate. Shortages of, or cost increases for, labor or other inputs to the manufacturing and distribution process could delay or reduce our sales or gross margins and thereby have an adverse effect on our financial condition and results of operations.

Although we manufacture many of the components for our products, we purchase from third parties certain important components, finished goods and raw materials. The costs of these components, finished goods and raw materials are affected

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

by increases in input costs and are, therefore, subject to price volatility caused by weather, market conditions, overall inflationary pressures and other factors that are not predictable or within our control, including natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak.

Higher prices for electricity, natural gas, microchips, metals, transportation and fuel also increase our production and shipping costs. A significant shortage, increased prices or interruptions in the availability of these commodities and components would increase the costs of producing and delivering products to our customers and would be likely to negatively affect our earnings. Commodity costs have varied significantly during recent fiscal years and remain a volatile element of our costs.

Our business could be adversely impacted by inflation and rising interest rates.

General inflation in the U.S., Europe and other geographies has risen to levels not experienced in recent decades, which could have negative impacts on our business by increasing our operating costs and our borrowing costs as well as decreasing the disposable income available for consumers to purchase our products. In addition, recent interest rate increases aimed at curbing inflation could have a dampening effect on overall economic activity and could make it difficult for us to obtain financing at attractive rates, which could impair our ability to raise sufficient capital to execute our business plans, including our growth strategy and future acquisitions. As a result, our financial condition, results of operations and cash flows could be adversely affected.

Seasonality and weather conditions may cause our results of operations to vary from quarter to quarter.

Because many of the products we sell are used for seasonal outdoor activities, our results of operations may be significantly impacted by unseasonable weather conditions. For example, our winter sport accessories sales are dependent on cold winter weather and snowfall, and can be negatively impacted by unseasonably warm or dry weather. Conversely, sales of our spring and summer products, such as golf accessories, can be adversely impacted by unseasonably cold or wet weather. In addition, sales of our hunting accessories are highest during the fall hunting season and winter holidays. Accordingly, our sales results and financial condition will typically suffer when weather patterns or seasonal spending patterns do not conform to seasonal norms.

The seasonality of our sales may change in the future. Seasonal variations in our results of operations may reduce our cash on hand, increase our inventory levels and extend our accounts receivable collection periods. This in turn may cause us to increase our debt levels and interest expense to fund our working capital requirements.

Climate change may adversely impact our business.

There is increasing concern that a gradual increase in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Physical risks presented by climate change, including increased frequency, intensity and duration of extreme weather conditions, could, among other things, disrupt the operation of our supply chain or increase our product costs. Changes in weather patterns could also impact the types and amounts of our products that consumers purchase by adversely affecting the open spaces where consumers recreate or shortening or changing the seasons in which consumers participate in their chosen outdoor activity. Additionally, efforts to transition to a lower carbon economy could also disrupt our business, such as by increasing our product costs or increasing the costs of travel, which could affect consumer spending on outdoor recreation. As a result, the effects of climate change could have short- and long-term adverse impacts on our business and results of operations.

Our revenues and results of operations may fluctuate unexpectedly from quarter-to-quarter, which may cause our stock price to decline.

Our revenues and results of operations have fluctuated significantly in the past and may fluctuate significantly in the future due to various factors, including, but not limited to:

•	market acceptance of our products and services;

•	general economic conditions, including inflation and/or recession;

•	the timing of large domestic and international orders;

•	cancellation of existing orders;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•	the outcome of litigation;

•	adverse publicity surrounding our products, the safety of our products or the use of our products;

•	changes in our sales mix;

•	new product introduction costs;

•	high levels of retailer and distributor inventory;

•	complexity in our integrated supply chain;

•	increased raw material and/or other commodity expenses;

•	changes in amount and/or timing of our operating expenses;

•

natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak, in markets in which we, our customers, suppliers and manufacturers operate;

•	changes in laws and regulations that may affect the marketability of our products;

•	the domestic political environment;

•	uncertainties related to changes in macroeconomic and/or global conditions, including as a result of the war in Ukraine and the imposition of sanctions on Russia;

•	risks relating to foreign trade;

•	tariffs;

•	import and export controls; and

•	fluctuations in currency exchange rates (particularly the Euro, the British pound, the Chinese renminbi (yuan) and the Canadian dollar).

As a result of these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful in the short term, and our performance in a particular period may not be indicative of our performance in any future period.

Goodwill and intangible assets represent a significant portion of our total assets, and any impairment of these assets could negatively impact our results of operations and parent company equity.

Our goodwill and identifiable intangible assets consist of goodwill from acquisitions, trademarks and trade names, patented technology, customer relationships and other intangible assets. Accounting rules require the evaluation of our goodwill and indefinite-lived intangible assets for impairment at least annually or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. Such indicators include a sustained decline in our stock price or market capitalization, adverse changes in economic or market conditions or prospects and changes in our operations.

An asset is considered to be impaired when its carrying value exceeds its fair value. If, due to declining market conditions or other factors, a significant amount of our goodwill or other identifiable intangible assets were deemed to be impaired, our business, financial condition and results of operations could be negatively affected. For example, in fiscal year 2023 we recorded impairment charges to our goodwill and identifiable indefinite-lived intangible assets. In addition, Vista Outdoor has recorded impairment charges to the goodwill and identifiable indefinite-lived intangible assets of its Outdoor Products segment in recent years prior to fiscal year 2023.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.

We often schedule internal production, place orders and, at times, pre-pay for products, components and materials with third-party suppliers before receiving firm orders from our customers. In addition, orders from customers are generally subject to cancellation at any time before acceptance. If we fail to accurately forecast customer demand or if orders are

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

cancelled before delivery, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include:

•	an increase or decrease in consumer demand for our products or for the products of our competitors;

•	our failure to accurately forecast customer acceptance of new products;

•	new product introductions by competitors;

•	changes in our relationships with customers;

•

changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers, including as a result of natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak;

•	changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports;

•	weak economic conditions or consumer confidence or inflation, which could reduce demand for discretionary items such as our products; and

•	the domestic political environment.

Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory on less favorable terms, including discounted prices or payment terms, which could have an adverse effect on our business, financial condition or results of operations. If we underestimate demand for our products, our manufacturing facilities or third-party suppliers may not be able to create products to meet customer demand, and this could result in delays in the shipment of products and lost revenues, as well as damage to our reputation and customer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

A disruption or a significant increase in the cost of our primary delivery and shipping services for our products and component parts or a significant disruption at shipping ports could have a negative impact on our business.

We use various carriers including Federal Express (“FedEx”) for ground shipments of products to our U.S. customers. We use air carriers and ocean shipping services for most of our international shipments of products. Furthermore, many of our finished goods and many of the components we use to manufacture our products are shipped to us via air carrier and shipping services. If there is any continued or additional significant interruption in service by such providers or at airports or shipping ports in the future, we may be unable to engage alternative suppliers or to receive or ship goods through alternate sites in order to deliver our products or receive finished goods or components in a timely and cost-efficient manner. As a result, we could experience manufacturing delays, increased manufacturing and shipping costs and lost sales as a result of missed delivery deadlines and product demand cycles. Any significant interruption in FedEx services, other ground carriers, air carrier services, ship services or at airports or shipping ports could have a negative impact on our business. Furthermore, if the cost of delivery or shipping services increases significantly and the additional costs cannot be covered by product pricing, our operating results could be materially adversely affected.

We face risks relating to our international business operations that could adversely affect our business, financial condition or results of operations.

Our ability to maintain the current level of operations in our existing international markets and to capitalize on growth in existing and new international markets is subject to risks associated with our doing business internationally, including:

•	issues related to managing international operations;

•	potentially adverse tax developments;

•	lack of sufficient protection for intellectual property in some countries;

•	fluctuations in currency exchange rates (particularly the Euro, the British pound, the Chinese renminbi (yuan) and the Canadian dollar);

•	tariffs;

•	import and export controls;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•	social, political and economic instability in the countries in which we operate;

•	changes in economic conditions;

•	inflation and/or recession;

•	uncertainties related to changes in macroeconomic and/or global conditions, including as a result of the war in Ukraine and the imposition of sanctions on Russia;

•

the occurrence of natural disasters, public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak, in countries in which we operate;

•	local laws and regulations, including those governing labor, product safety and environmental protection;

•	changes to international treaties and regulations; and

•	limitations on our ability to efficiently repatriate cash from our foreign operations.

Any one or more of these risks could adversely affect our business, financial condition or results of operations.

Some of our products contain licensed, third-party technology that provides important product functionality and features. The loss of or inability to obtain and maintain any such licenses could have a material adverse effect on our business.

Some of our products contain technology licensed from third parties that provides important product functionality and features. We cannot assure you that we will have continued access to this technology. For example, if the licensing company ceases to exist, either as a result of bankruptcy, dissolution or purchase by a competitor, we may lose access to important third-party technology and may not be able to obtain replacement technology on favorable terms or at all. In addition, legal actions, such as intellectual property actions, brought against the licensing company could impact our future access to the technology. Any of these actions could negatively affect our technology licenses, thereby reducing the functionality and features of our products, and adversely affect our business, financial condition or results of operations.

Failure to attract and retain key personnel could have an adverse effect on our results of operations.

Our future success will depend in part on the continued service of key personnel and our ability to attract, retain and develop key managers, designers, sales and information technology professionals and others. Competition for experienced executives and skilled employees in some areas is high, and we may experience difficulty in recruiting and retaining employees, particularly given the Spin-Off. Any inability to attract qualified new employees or retain existing employees may have a material adverse effect on our financial condition, results of operations or cash flows.

Catastrophic events may disrupt our business.

A disruption or failure of our systems or operations in the event of a major earthquake, weather event, public health crisis (such as the global COVID-19 pandemic), cyber-attack, terrorist attack or other catastrophic event could cause delays in completing sales, providing services or performing other mission-critical functions. A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our results of operations.

In addition, damage or disruption to our manufacturing and distribution capabilities or those of our suppliers because of a major earthquake, weather event, public health crisis, cyber-attack, terrorist attack or other catastrophic event could impair our ability or our suppliers’ ability to manufacture or sell our products. If we do not take steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, such events could have a material adverse effect on our business, financial condition or results of operations, as well as require additional resources to restore our supply chain.

Our sales are highly dependent on purchases by several large customers, and we may be adversely affected by the loss of, or any significant decline in sales to, one or more of these customers.

The U.S. retail and distribution industries serving the outdoor recreation market have become relatively concentrated. Sales to our top ten customers accounted for approximately 23%, 33% and 40% of our combined net sales in fiscal years 2023, 2022 and 2021, respectively.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

No one customer contributed greater than 10% of sales in fiscal year 2023. Walmart contributed 10% and 12% of sales during fiscal years 2022 and 2021, respectively. Further consolidation in the U.S. retail industry could increase the concentration of our retail store customer base in the future.

Although we have long-established relationships with many of our customers, as is typical in the markets in which we compete, we generally do not have long-term sales agreements with our customers. As such, we are dependent on individual purchase orders. As a result, prior to acceptance these customers are able to cancel their orders, change purchase quantities from forecast volumes, delay purchases, change other terms of our business relationship or cease to purchase our products entirely. Our customers’ purchasing activity may also be impacted by general economic conditions as well as natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak.

The loss of any one or more of our large customers or significant or numerous cancellations, reductions, delays in purchases or payments, or changes in business practices by our large customers could have an adverse effect on our business, financial condition or results of operations, including but not limited to reductions in sales volumes and profits, inability to collect receivables and increases in inventory levels.

Insolvency, credit problems or other financial difficulties that could confront our retailers or distributors could expose us to financial risk.

We sell to the large majority of retail customers on open account terms and do not require collateral or a security interest in the inventory we sell them. Consequently, our accounts receivable for our retail customers are unsecured. We also rely on third-party distributors to distribute our products to our retail and direct-to-consumer customers. Insolvency, credit problems or other financial difficulties confronting our retailers or distributors could expose us to financial risk. These actions could expose us to risks if our distributors are unable to distribute our products to our customers and/or if our retail customers are unable to pay for the products that they purchase from us in a timely matter or at all. Financial difficulties of our retailers could also cause them to reduce their sales staff, use of attractive displays, number or size of stores or the amount of floor space dedicated to our products. Any reduction in sales by, or loss of, our current retailers or customer demand, or credit risks associated with our retailers or distributors, could harm our business, results of operations and financial condition.

Competition in our industry may hinder our ability to execute our business strategy, maintain profitability or maintain relationships with existing customers.

We operate in a highly competitive industry and we compete against other manufacturers that have well-established brand names and strong market positions. Given the diversity of our product portfolio, we have various significant competitors in each of our markets, including: Hydro Flask, Contigo, Yeti, Helen of Troy and Nalgene in our Hydration vertical; Callaway, Garmin, Nikon, SkyTrak and Trackman in our Golf vertical; Schwinn, Bontrager, Smith, Specialized, Canyon, Shoei and Alpine Stars in our Action Sports vertical; Traeger, Weber, Pit Boss, Blackstone, Solo Stove and Lodge in our Outdoor Cooking vertical; Nikon, Vortex, Leupold, Feradyne, American Outdoor Brands and Good Sportsman Marketing in our Outdoor Accessories vertical; Columbia, Huk, Patagonia, Orvis and American Fishing Tackle Company in our Fishing vertical; and Kuiu, Sitka, First Lite and Mystery Ranch in our Technical Gear and Apparel vertical.

Competition in the markets in which we operate is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features and warranties, as well as sales and marketing programs. Competition could result in price reductions, reduced profits, extensions of credit or losses or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations. Certain of our competitors may be more diversified than us or may have financial and marketing resources that are substantially greater than ours, which may allow them to invest more heavily in intellectual property, product development and advertising. Since many of our competitors also source their products from third parties, our ability to obtain a cost advantage through sourcing is limited.

Certain of our competitors may be willing to reduce prices and accept lower profit margins or extend more credit to compete with us. Further, retailers often demand that suppliers reduce their prices on mature products, which could lead to lower margins.

Our products typically face more competition internationally where foreign competitors manufacture and market products in their respective countries, which allows those competitors to sell products at lower prices, which could adversely affect our competitiveness.

In addition, our products compete with many other outdoor products for the discretionary spending of consumers. Failure to effectively compete with these competitors or alternative products could have a material adverse effect on our performance.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Our success depends upon our ability to introduce new compelling products into the marketplace and respond to customer preferences.

Our efforts to introduce new products into the marketplace may not be successful, and any new products that we introduce may not result in customer or market acceptance. We both develop and source new products and components that we believe will match customer preferences. The development of new products is a lengthy and costly process and may not result in the development of a successful product. In addition, the sourcing of our products and components is dependent, in part, on our relationships with our third-party suppliers, some of whom are also our competitors. If we are unable to maintain these relationships, we may not be able to continue to source products at competitive prices that both meet our standards and appeal to our customers. Failure to develop or source and introduce new products that consumers want to buy could decrease our sales, operating margins and market share and could adversely affect our business, financial condition or results of operations.

Even if we are able to develop or source new products, our efforts to introduce new products may be costly and ineffective. When introducing a new product, we incur expenses and expend resources to market, promote and sell the new product. New products that we introduce into the marketplace may be unsuccessful or may be less successful than our expectations for a variety of reasons, including failure to predict market demand, delays in introduction, unfavorable cost comparisons with alternative products and unfavorable performance. Significant expenses related to new products that prove to be unsuccessful for any reason will adversely affect our results of operations. In addition, inflation and rising product costs may affect our ability to provide products in a cost-effective manner and hinder us from attracting new customers.

An inability to expand our e-commerce business could reduce our future growth.

Consumers are increasingly shopping online via e-commerce retailers, and we face intense pressure to make our products readily and conveniently available via e-commerce services. Our success in participating in e-commerce depends on our ability to effectively use our marketing resources to communicate with existing and potential customers. To increase our e-commerce sales, we may need to dedicate more resources to promotional activity, which could impact our gross margin and increase our marketing expenses. We continue to enhance our direct-to-consumer e-commerce platforms, but rely to an extent on third-party e-commerce websites to sell our products, which could lead to our e-commerce customers having some control over the pricing of our products. This in turn could harm our relationships with our brick and mortar customers as they may perceive themselves to be at a disadvantage based on the e-commerce pricing of our products. We may not be able to successfully expand our e-commerce business and respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of federal, state and international laws, including those relating to online privacy; credit card fraud, telecommunication failures, electronic break-ins and similar disruptions; and disruptions of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our operating results.

We plan to continue to expand our brand recognition and product loyalty through social media and our websites. These efforts are intended to yield greater traffic to our websites and increase our direct-to-consumer revenue. By doing so, we will become, to an extent, a competitor to our customers, reducing their revenue in the process. This could lead to adverse relationships with our online and brick and mortar retail customers, which could have an adverse impact on our operating results.

Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely have an adverse effect on our business.

Our brand recognition and reputation are critical aspects of our business. We believe that maintaining and enhancing our brands as well as our reputation are critical to retaining existing customers and attracting new customers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we compete continues to develop.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations and marketing programs. These brand promotion activities may not yield increased revenue and the effectiveness of these activities will depend on a number of factors, including our ability to:

•	determine the appropriate creative message, media mix and markets for advertising, marketing and promotional initiatives and expenditures;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•	identify the most effective and efficient level of spending in each market, medium and specific media vehicle; and

•	effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable customer acquisition costs.

We may implement new marketing and advertising strategies with significantly higher costs than our current channels, which could adversely affect our results of operations. Implementing new marketing and advertising strategies could also increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if our marketing and advertising expenses result in increased revenue, the increase in revenue might not offset our related marketing and advertising expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more cost-effective channels, our marketing and advertising expenses could increase substantially, our customer base could be adversely affected and our business, financial condition or results of operations could be adversely impacted.

Competitors have imitated and attempted to imitate, and will likely continue to imitate or attempt to imitate, our products and technology, particularly in countries overseas where counterfeiting is more prevalent. If we are unable to protect or preserve our brand image and proprietary rights, our business may be harmed. As we increase our sales overseas, we may experience increased counterfeiting of our products.

In addition, certain of our products and brands benefit from endorsements and support from particular outdoor enthusiasts, athletes or other celebrities, and those products and brands may become personally associated with those individuals. As a result, our brands or sales of the endorsed products could be materially and adversely affected if any of those individuals’ images, reputations or popularity were to be negatively impacted.

Use of social media to disseminate negative commentary and boycotts may adversely impact our business.

There has been a substantial increase in the use of social media platforms, including blogs, social media websites and other forms of internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. Negative commentary regarding us or our brands may be posted on social media platforms at any time and may have an adverse impact on our reputation, business or relationships with third parties, including suppliers, customers, investors and lenders. Consumers value readily available information and often act on such information without further investigation and without regard to its accuracy or context. The harm may be immediate without affording us an opportunity for redress or correction.

Social media platforms also provide users with access to such a broad audience that collective action, such as boycotts, can be more easily organized. Such actions could have an adverse effect on our business, financial condition, results of operations and/or cash flows.

We manufacture, source and sell products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.

Some of our products are used in applications and situations that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability and personal injury claims and litigation relating to the use or misuse of our products including allegations of defects in manufacturing, defects in design, deceptive advertising, a failure to warn of dangers inherent in the product or activities associated with the product, negligence and strict liability. If successful, such claims could have a material adverse effect on our business.

Defects in our products could reduce demand for our products and result in a decrease in sales and market acceptance and damage to our reputation.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. In addition, we obtain many of our products and component parts from third-party suppliers and may not be able to detect defects in such products or component parts until after they are sold. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, financial condition or results of operations.

Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of our

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

We may incur substantial litigation costs to protect our intellectual property, and if we are unable to protect our intellectual property, we may lose our competitive advantage. We may be subject to intellectual property infringement claims, which could cause us to incur litigation costs and divert management attention from our business.

Our future success depends in part upon our ability to protect our intellectual property. Our protective measures, including patents, trademarks, copyrights, trade secret protection and internet identity registrations, may prove inadequate to protect our proprietary rights and market advantage. The right to stop others from misusing our trademarks and service marks in commerce depends, to some extent, on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our failure to stop the misuse by others of our trademarks and service marks may lead to our loss of trademark and service mark rights, brand loyalty and notoriety among our customers and prospective customers. The scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. In addition, our patents may be held invalid upon challenge, or others may claim rights in, or ownership of, our patents. Moreover, we may become subject to litigation with parties that claim, among other matters, that we infringed their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on our business and financial position.

Also, any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be forced to enter into costly royalty or licensing agreements in order to be able to continue to sell our products or discontinue use of the protected technology. Such royalty and licensing agreements may not be available on terms acceptable to us or at all. Rights holders may demand payment for past infringements or force us to accept costly license terms or discontinue use of protected technology or works of authorship.

We may become involved in litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop intellectual property that is similar or superior to our intellectual property, duplicate our intellectual property or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we sell products or from which competing products may be sold.

Unauthorized parties may attempt to copy or otherwise use aspects of our intellectual property and products that we regard as proprietary. Our means of protecting our proprietary rights in the U.S. or abroad may prove to be inadequate, and competitors may be able to develop similar intellectual property independently. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the markets for our products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business could be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, an interference proceeding could result in substantial costs to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to extensive regulation that imposes significant compliance costs on us, and that could result in fines, penalties, business disruptions or other costs and liabilities.

Like other global manufacturers and distributors of consumer products, we are required to comply with a wide variety of federal, state and international laws, rules and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace safety, the environment, the import and export of products and tax. See the section entitled “Business—Regulatory Matters” beginning on page 81 of this Information Statement for a description of the various laws and regulations to which our business is subject. Our failure to comply with applicable federal, state and local laws and regulations may result in our being subject to claims, lawsuits, fines, business disruptions and adverse publicity that could have a material adverse effect on our business, results of operations or financial condition. These laws, rules and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules and regulations may be adopted in the future.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Increased focus and expectations on climate change and other Environmental, Social and Governance (“ESG”) matters may impose additional costs on us or could have a material adverse effect on our business, financial condition and results of operations and damage our reputation.

Increased focus and expectations on ESG are emerging trends with governmental and non-governmental organizations, stockholders, retail customers, end consumers, communities and other stakeholders. These trends have led to, among other things, increased public and private social accountability reporting requirements relating to labor practices, climate change, human trafficking, diversity and inclusion, employee well-being and other ESG matters and greater demands on our packaging and products. The increased focus on ESG matters may also lead to increased regulation and customer, stockholder and consumer demands that may hinder access to or increase the cost of capital as investors reallocate capital or decide not to commit capital as a result of their assessment of companies’ ESG practices or reporting, or could require us to incur additional costs or make changes to our operations to comply with new regulations or address these demands. We expect that these trends will continue. If we are unable to adequately respond to, or we are not perceived as adequately responding to, existing or new requirements or demands, customers and consumers may choose to purchase products from another company or a competitor. Increased requirements and costs to comply with these requirements, such as climate change regulations and international accords, may also cause disruptions in or higher costs associated with manufacturing or distributing our products. ESG matters are currently reported in line with a variety of different reporting frameworks and by a number of sustainability ratings agencies, and these frameworks and ratings providers may not be the same as those evaluated by our stakeholders, may emphasize different aspects of ESG practices and performance or may not accurately reflect our ESG performance in certain respects. Any real or perceived failure to achieve our ESG goals or a perception of our failure to act responsibly or to effectively respond to new, or changes in, legal or regulatory requirements relating to ESG matters could adversely affect our business, financial condition, results of operations and reputation.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as export controls and trade sanctions, could result in fines or criminal penalties.

The international nature of our business exposes us to trade sanctions and other restrictions imposed by the U.S. and other governments. The U.S. Departments of Justice, Commerce and Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of the Foreign Corrupt Practices Act (“FCPA”), export controls, anti-boycott provisions and other federal statutes, sanctions and regulations and, increasingly, similar or more restrictive foreign laws, rules and regulations, which may also apply to us. In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase their enforcement efforts.

In foreign countries in which we have operations, a risk exists that our associates, contractors or agents could, in contravention of our policies, engage in business practices prohibited by U.S. laws and regulations applicable to us, such as the FCPA, or the laws and regulations of other countries, such as the UK Bribery Act. Prior to the completion of the Spin-Off, we will adopt a corporate policy that will prohibit such business practices. Nevertheless, we remain subject to the risk that one or more of our associates, contractors or agents, including those based in or from countries where practices that violate such U.S. laws and regulations or the laws and regulations of other countries may be customary, will engage in business practices that are prohibited by our policies, circumvent our compliance programs and, by doing so, violate such laws and regulations. Any such violations, even if prohibited by our internal policies, could adversely affect our business or financial performance and our reputation.

By virtue of these laws and regulations we may be obliged to limit our business activities, we may incur costs for compliance programs and we may be subject to enforcement actions or penalties for noncompliance. A violation of these laws, sanctions or regulations could result in restrictions on our exports, civil and criminal fines or penalties and could adversely impact our business, financial condition or results of operations.

If our efforts to protect the security of personal information about our customers and consumers are unsuccessful and unauthorized access to that personal information is obtained, or we experience a significant disruption in our computer systems or a cybersecurity breach, such as the ransomware attack experienced by Fox Racing in April 2021 prior to being acquired by us, we could experience an adverse effect on our operations, we could be subject to costly government enforcement action and private litigation and our reputation could suffer.

Our operations, especially our retail operations, involve the storage and transmission of our customers’ and consumers’ proprietary information, such as credit card and bank account numbers, and security breaches could expose us to a risk of loss of this information, government enforcement action and litigation and possible liability. Our payment services

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards, debit cards or bank account information, identity theft or merchant fraud.

If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and as a result, someone obtains unauthorized access to our customers’ and consumers’ data, our reputation may be damaged, our business may suffer, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security occurs, the public perception of the effectiveness of our security measures could be harmed and we could lose customers and consumers, which could adversely affect our business. Prior to being acquired by us, Fox Racing experienced a ransomware attack in April 2021. The attack impacted Fox Racing’s backup systems, and Fox Racing incurred significant expense to restore access to its systems. Following the attack, Fox Racing notified the eleven individuals (located in the United Kingdom, Spain and Canada) who were affected along with regulators in the applicable jurisdictions. Although Fox Racing has taken steps to enhance its security systems in response to this incident, we cannot assure that such steps will be sufficient to prevent similar attacks in the future.

We also rely extensively on our computer systems to manage our ordering, pricing, inventory replenishment and other processes. Our systems could be subject to damage or interruption from various sources, including power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and we may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business, financial condition or results of operations.

Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

A growing number of federal, state and international data privacy and security laws and regulations have been enacted that govern the collection, use, disclosure, transfer, storage, disposal and protection of sensitive personal information, such as social security numbers, financial information and other personal information. For example, several U.S. territories and all 50 states now have data breach laws that require timely notification to individual victims, and at times regulators, if a company has experienced the unauthorized access or acquisition of sensitive personal data. Other state laws include the California Consumer Privacy Act (the “CCPA”), which gives California residents certain privacy rights in the collection and disclosure of their personal information and requires businesses to make certain disclosures and take certain other acts in furtherance of those rights. Additionally, the California Privacy Rights Act (the “CPRA”), which became effective January 1, 2023, revised and significantly expanded the scope of the CCPA. The CPRA created a new California data protection agency authorized to implement and enforce the CCPA and the CPRA, which could result in increased enforcement. Other states have considered and/or enacted similar privacy laws. For example, Virginia’s privacy laws went into effect on January 1, 2023, Colorado’s and Connecticut’s privacy laws go into effect on July 1, 2023 and Utah’s privacy law goes into effect December 31, 2023. We will continue to monitor and assess the impact of these state laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class action litigation and carry significant potential liability for our business.

Outside of the U.S., data protection laws, including the E.U. General Data Protection Regulation (the “GDPR”), which also forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (SI 2019/419) (the “UK GDPR”), also apply to some of our operations. Legal requirements in many countries relating to the collection, storage, processing and transfer of personal data continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and possible substantial fines for any violations. Other governmental authorities around the world are considering and, in some cases, have enacted, similar privacy and data security laws. Failure to comply with federal, state and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and adverse publicity and could negatively affect our operating results and business.

In addition to the risk that we fail to comply with one or more of these laws and regulations, we are likely to incur substantial costs monitoring and implementing compliance with the array of privacy and security legal regimes to which we are subject. Moreover, many of the laws and regulations in this area are relatively new and their interpretations are uncertain

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

and subject to change. Combined with the frequency with which new privacy and security laws are introduced globally, this means that we may be required to make changes to our operations or practices in an effort to comply with them. Such changes may increase our costs and reduce our revenue. We may also face inconsistent legal requirements across the various jurisdictions in which we operate, further raising both costs of compliance and the likelihood that we will fail to satisfy all of our legal requirements.

Changes in U.S. and global trade policies, including new and potential tariffs on goods we import or on products we export to other countries, could increase our cost of goods or limit our access to export markets.

In recent years, protectionist trade policies have been increasing around the world, including in the U.S. It is unclear what additional tariffs, duties, border taxes or other similar assessments on imports might be implemented in the future and what effects these changes may have on retail markets or our operating performance. Additional protectionist trade legislation in either the U.S. or foreign countries, including changes in the current tariff structures, export or import compliance laws or other trade policies, could reduce our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products and our ability to import components, parts and products from foreign suppliers. In particular, increases in tariffs on goods imported into the U.S. could increase the cost to us of such merchandise (whether imported directly or indirectly) and cause increases in the prices at which we sell such merchandise to our customers, which could materially adversely affect the financial performance of our business.

The global economy has been negatively impacted by the war in Ukraine. Furthermore, governments in the U.S., the United Kingdom and the European Union have imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. Although we have no operations in Russia or Ukraine, we may experience shortages in materials and increased costs for transportation, energy and raw materials due in part to the negative impact of the war in Ukraine on the global economy. Further escalation of geopolitical tensions related to war, including increased trade barriers or restrictions on global trade, could result in, among other things, cyberattacks, supply disruptions, lower consumer demand and changes to foreign exchange rates and financial markets, any of which may adversely affect our business and supply chain. In addition, the effects of the ongoing conflict could heighten many of the other risks to our business described in this Information Statement.

Our results of operations could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities.

Our business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the allowance of deduction of certain expenses, thereby affecting our income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in our income tax expense.

In particular, we are affected by the impact of changes to tax laws or related authoritative interpretations. A change in authoritative interpretation to the U.S. tax code, related tax accounting guidance and regulatory guidance as well as state tax implications or other legislation changes may cause variability in our future tax rate.

Fluctuations in foreign currency exchange rates may adversely affect our financial results.

During the fiscal year ended March 31, 2023, approximately 29% of our revenue was generated from sales outside the United States. Revenues from foreign operations (and the related expense) are often transacted in foreign currencies or valued based on a currency other than U.S. dollars. For the fiscal year ended March 31, 2023, less than 10% of the Company’s total revenue was denominated in a foreign currency. For the purposes of financial reporting, this revenue is translated into U.S. dollars. Resulting gains and losses from foreign currency fluctuations are therefore included in our combined financial statements. As a result, when the U.S. dollar strengthens against certain foreign currencies, including the Euro, the British pound, the Chinese renminbi (yuan), the Canadian dollar and other major currencies, our reportable revenue in U.S. dollars generated from sales made in foreign currencies may decrease substantially. As a result, we are exposed to foreign currency exchange rate fluctuations, which could have an adverse effect on our financial condition, results of operations and cash flows.

We may need to raise capital to fund our ongoing working capital, capital expenditures and other financing requirements, and we cannot be sure that financing will be available on attractive terms or at all.

In addition to raising capital to finance the acquisition component of our growth strategy, we will need to fund our ongoing working capital, capital expenditures and other financing requirements through cash flows from operations and new

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

sources of financing. Our ability to obtain future financing will depend on, among other things, our financial condition and results of operations as well as on the condition of the capital markets or other credit markets at the time we seek financing. Increased volatility and disruptions in the financial markets, including as a result of natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak, or geopolitical events, such as the war in Ukraine, could make it more difficult and more expensive for us to obtain financing. We cannot assure you that we will have access to the capital markets or other credit markets on terms we find acceptable or at all.

Variable rate indebtedness would subject us to interest rate risk, which could cause our debt service obligations to increase significantly.

In connection with the Spin-Off, we expect to enter into a revolving credit facility with variable rates of interest that will expose us to interest rate risks. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remains the same, and our net income and cash flows will correspondingly decrease. In addition, we will be exposed to the risk of rising interest rates to the extent that we fund our operations with other short-term or variable-rate borrowings. Even if we enter into interest rate swaps in the future in order to reduce future interest rate volatility, we may not fully mitigate our future interest rate risk. As a result, our financial condition could be materially negatively affected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or change significantly, our results of operations could be harmed.

Preparing our financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts reported in our combined financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of sales and expenses that are not readily apparent from other sources. Our results of operations may be harmed if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors and could result in a decline in our stock price.

Risks Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off, which could materially adversely affect our business, financial condition and results of operations.

We believe that, as an independent, publicly-traded company, we will be able to, among other things:

•	achieve enhanced strategic focus with resources to support our specific operational needs and growth drivers;

•	establish tailored capital allocation philosophies that are better suited to support our distinctive business model and long-term goals;

•	enhance our ability to attract and retain top talent that is ideally suited to execute our strategic and operational objectives;

•	offer a differentiated and compelling investment opportunity based on our particular business model; and

•	further cement our reputation as the acquirer of choice through continued M&A in the outdoor recreation products marketplace.

However, we may not achieve these and other anticipated benefits for a variety of reasons, including, among other things:

•	the Spin-Off will require a significant amount of management’s time and effort, which may divert management’s attention from operating and growing our business;

•	following the Spin-Off, we will no longer be able to use cash flow from Vista Outdoor’s Sporting Products business to fund the growth of Outdoor Products;

•

following the Spin-Off, we may be more susceptible to market fluctuations, the risk of takeover by third parties and other adverse events because our business will be less diversified than Vista Outdoor’s businesses prior to the Spin-Off;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•

the Spin-Off may require us to incur significant costs, including accounting, tax, legal and other professional services costs, costs related to retaining and attracting business and operational relationships with customers, suppliers and other counterparties, recruiting and relocation costs associated with hiring key senior management personnel who are new to our company, costs to retain key management personnel, tax costs and costs to shared systems and other dis-synergy costs; and

•

under the terms of the Tax Matters Agreement that we will enter into with Vista Outdoor, we will be restricted from taking certain actions that could cause the Spin-Off or other related transactions to fail to qualify as a tax-free transaction and these restrictions may limit us for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of our business.

If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be materially adversely affected.

If the Distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, Vista Outdoor or holders of Vista Outdoor common stock who receive shares of Outdoor Products common stock in connection with the Spin-Off could be subject to significant tax liability.

Completion of the Spin-Off is conditioned on Vista Outdoor’s receipt of a written opinion of Cravath, Swaine & Moore LLP to the effect that, subject to the limitations specified therein and the accuracy of and compliance with certain representations, warranties and covenants, the Distribution will qualify as a distribution to which Section 355 and Section 361 of the Code apply.

The opinion of counsel will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinion will assume that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and will rely on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and certain other documents. In addition, the opinion will be based on certain representations as to factual matters from, and certain covenants by, Vista Outdoor and us. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.

The opinion of counsel is not binding on the Internal Revenue Service, which we refer to as the “IRS,” or the courts, and we cannot assure you that the IRS or a court will not take a contrary position. Vista Outdoor has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Distribution were determined not to qualify as a distribution to which Section 355 and Section 361 of the Code apply, U.S. Holders (as defined in the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off—Consequences to U.S. Holders of Vista Outdoor Common Stock” beginning on page 57 of this Information Statement) of Vista Outdoor stock could be subject to tax liability. In this case, each U.S. Holder who receives our common stock in the Distribution would generally, for U.S. federal income tax purposes, be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in (i) a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of Vista Outdoor’s current and accumulated earnings and profits; (ii) a reduction in the U.S. Holder’s basis (but not below zero) in Vista Outdoor common stock to the extent the amount received exceeds the stockholder’s share of Vista Outdoor’s earnings and profits; and (iii) a taxable gain from the exchange of Vista Outdoor common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of Vista Outdoor’s earnings and profits and the U.S. Holder’s basis in its Vista Outdoor common stock. For more information, see below and the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement.

We could have an indemnification obligation to Vista Outdoor if the Distribution were determined not to qualify for non-recognition treatment for U.S. federal income tax purposes, which could materially adversely affect our business, financial condition and results of operations.

If it were determined that the Distribution did not qualify as a distribution to which Section 355 and Section 361 of the Code apply, we could, under certain circumstances, be required to indemnify Vista Outdoor for the resulting taxes and related expenses. Any such indemnification obligation could materially adversely affect our business, financial condition and results of operations.

In addition, Section 355(e) of the Code generally creates a presumption that the Distribution would be taxable to Vista Outdoor, but not to stockholders, if we or our stockholders were to engage in transactions that result in a 50% or greater

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the Distribution, unless it were established that such transactions and the Distribution were not part of a plan or series of related transactions giving effect to such a change in ownership. If the Distribution were taxable to Vista Outdoor due to such a 50% or greater change in ownership of our stock, Vista Outdoor would recognize gain equal to the excess of the fair market value of our common stock distributed to Vista Outdoor stockholders over Vista Outdoor’s tax basis in our common stock and we generally would be required to indemnify Vista Outdoor for the tax on such gain and related expenses. Any such indemnification obligation could materially adversely affect our business, financial condition and results of operations. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Tax Matters Agreement” beginning on page 127 of this Information Statement.

We intend to agree to numerous restrictions to preserve the non-recognition treatment of the Distribution, which may reduce our strategic and operating flexibility.

We intend to agree in the Tax Matters Agreement to covenants and indemnification obligations that address compliance with Section 355(e) of the Code. These covenants and indemnification obligations may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may otherwise maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Tax Matters Agreement” beginning on page 127 of this Information Statement.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the Spin-Off.

We have historically operated as part of Vista Outdoor’s corporate organization, and Vista Outdoor has provided us with various corporate and operational functions. Following the Spin-Off, Vista Outdoor will have no obligation to provide us with assistance other than the transition services described under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Transition Services Agreement” beginning on page 127 of this Information Statement. These services do not include every service that we have received from Vista Outdoor in the past, and Vista Outdoor is only obligated to provide these services for limited periods following completion of the Spin-Off. The agreements related to such transition services and to the Spin-Off more generally will be negotiated prior to the Spin-Off at a time when our business will still be operated by Vista Outdoor. It is possible that we might have been able to achieve more favorable terms if the circumstances differed. We will rely on Vista Outdoor to satisfy its performance and payment obligations under the Transition Services Agreement and other agreements related to the Spin-Off, and if Vista Outdoor does not satisfy such obligations, we could incur operational difficulties or losses that could materially adversely affect our business, financial condition and results of operations.

Accordingly, following the Spin-Off, we will need to provide internally or obtain from unaffiliated third parties the services we currently receive from Vista Outdoor. These services include sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions, the effective and appropriate performance of which is critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Vista Outdoor. Because our business has historically operated as part of the larger Vista Outdoor organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition and results of operations could be materially adversely affected.

In addition, following the Spin-Off, pursuant to the Transition Services Agreement that we will enter into with Vista Outdoor, we will provide to Vista Outdoor, on a transitional basis, certain services or functions transferred to us in connection with the Spin-Off that we and Vista Outdoor have historically shared. See the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Transition Services Agreement” beginning on page 127 of this Information Statement. Performing our obligations under the Transition Services Agreement may require significant time and resources, and may divert management’s attention from the operation of the Outdoor Products business. The Transition Services Agreement is generally intended to be entered into on arm’s-length terms similar to those that would be agreed with an unaffiliated third party such as a buyer in a sale transaction, but it is possible that the costs to Outdoor Products of providing the transition services will exceed the fees paid to us by Vista Outdoor. Vista Outdoor may also allege that we have failed to perform our obligations to Vista Outdoor under the Transition Services Agreement, which may subject us to claims and liability.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

We have no operating history as an independent, publicly-traded company, and our historical and pro forma financial data is not necessarily representative of the results we would have achieved if we had been an independent, publicly-traded company and may not be a reliable indicator of our future results.

We derived the historical and pro forma financial data included in this Information Statement from Vista Outdoor’s consolidated financial statements, and this data does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly-traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•

Our working capital requirements and capital for general corporate purposes, including capital expenditures and acquisitions, have been historically satisfied through Vista Outdoor’s corporate-wide cash management practices. Following the Spin-Off, our results of operations may be more volatile, and we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or arrangements, which may or may not be available and may be more costly.

•

Prior to the Spin-Off, we operated as part of Vista Outdoor’s broader corporate organization, and Vista Outdoor or one of its affiliates performed various corporate and operational functions for us, such as sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions. Our historical financial data reflects allocations of corporate expenses from Vista Outdoor for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent, publicly-traded company.

•

We will enter into transactions with Vista Outdoor that did not exist prior to the Spin-Off, such as Vista Outdoor’s and our provision of transition services to each other (which are described in more detail under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Transition Services Agreement” beginning on page 127 of this Information Statement), which will cause us to incur new costs for the transition services provided by Vista Outdoor to us and for the transition services provided by us to Vista Outdoor.

•

Our historical financial data does not reflect changes that we expect to experience in the future as a result of our separation from Vista Outdoor. As part of Vista Outdoor, we enjoyed certain benefits from Vista Outdoor’s operating diversity, size, purchasing power, credit rating, borrowing leverage and available capital for investments, and we will lose these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits, or access capital markets, on terms as favorable to us as those we obtained as part of Vista Outdoor prior to the Spin-Off.

•	Following the Spin-Off, the cost of capital for our business may be higher than Vista Outdoor’s cost of capital prior to the Spin-Off.

•

As an independent public company, we will separately become subject to the reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and the Sarbanes-Oxley Act of 2002 and will be required to prepare our standalone financial statements according to the rules and regulations established by the SEC. These reporting and other obligations will place significant demands on our management and on administrative and operational resources. Moreover, to comply with these requirements, we anticipate that we will need to migrate our systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent, publicly-traded company. As such, our historical financial data may not be indicative of our future performance as an independent, publicly-traded company. For additional information about our past financial performance and the basis of presentation of our financial statements, see the sections entitled “Summary—Summary Historical and Pro Forma Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 25, 65 and 85, respectively, of this Information Statement and our combined financial statements and the notes thereto included elsewhere in this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The terms of the new revolving credit facility we expect to enter into concurrently with or prior to the Spin-Off will restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

We expect that the terms of the new revolving credit facility we expect to enter into concurrently with or prior to the Spin-Off will include a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests. These may restrict our and our subsidiaries’ ability to take some or all of the following actions:

•	incur or guarantee additional indebtedness or sell disqualified or preferred stock;

•	pay dividends on, make distributions in respect of, repurchase or redeem capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise dispose of certain assets, including accounts receivable;

•	create liens;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay, repurchase or redeem certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and/or

•	significantly change the nature of our business.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business and pursue our strategy;

•	unable to raise additional debt financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

A breach of any of these covenants, if applicable, could result in an event of default under the terms of this indebtedness. If an event of default occurs, the lenders would have the right to accelerate the repayment of such debt and the event of default or acceleration may result in the acceleration of the repayment of any other of our debt to which a cross-default or cross-acceleration provision applies. Furthermore, the lenders of this indebtedness may require that we pledge our assets as collateral as security for our repayment obligations. If we were unable to repay any amount of this indebtedness when due and payable, the lenders could proceed against the collateral that secures this indebtedness. In the event our creditors accelerate the repayment of our borrowings, we may not have sufficient assets to repay such indebtedness, which could materially adversely affect our results of operations and financial condition.

The Spin-Off may expose us to potential liabilities arising out of state and U.S. federal fraudulent conveyance laws and legal dividend requirements.

If Vista Outdoor files for bankruptcy or is otherwise determined or deemed to be insolvent under U.S. federal bankruptcy laws, a court could deem the Spin-Off or certain internal restructuring transactions undertaken by Vista Outdoor in connection with the Spin-Off to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A court could void the transactions or impose substantial liabilities upon us, which could materially adversely affect our business, financial condition and results of operations. Among other things, a court could require our stockholders to return to Vista Outdoor some or all of the shares of our common stock issued in the Spin-Off, or provide Vista Outdoor with a claim for money damages against Outdoor Products in an amount equal to the difference between the consideration received by Vista Outdoor and the fair market value of Outdoor Products at the time of the Spin-Off.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The distribution of our common stock is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although the Vista Outdoor Board intends to make the distribution out of Vista Outdoor’s surplus and will receive an opinion that Vista Outdoor has adequate surplus under Delaware law to declare the dividend of Outdoor Products common stock in connection with the distribution, we cannot assure you that a court will not later determine that some or all of the distribution to Vista Outdoor stockholders was unlawful.

We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with Vista Outdoor.

We will enter into agreements with Vista Outdoor related to our separation from Vista Outdoor, including the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement, while we are still part of Vista Outdoor. Accordingly, these agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of these agreements will relate to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations between Vista Outdoor and us. With respect to certain agreements, including the Transition Services Agreement, we may have received better terms from unaffiliated third parties. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor” beginning on page 125 of this Information Statement.

The transfer to us by Vista Outdoor of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.

The Separation and Distribution Agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Vista Outdoor or its subsidiaries to us or our subsidiaries in connection with the Spin-Off. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, we and Vista Outdoor are joint beneficiaries of contracts, and we and Vista Outdoor may need the consents of third parties in order to split, separate, replace, novate or replicate the existing contracts or the relevant portion of the existing contracts. While we anticipate entering into new contracts in place of transferring such contracts, we may not be successful in doing so in many instances.

Some parties may use consent requirements or other rights to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of price increases, require us to expend additional resources in order to obtain the services or assets previously provided under the contract, or require us to make arrangements with new third parties or obtain letters of credit or other forms of credit support. If we do not obtain required consents or approvals, we may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to us as part of our separation from Vista Outdoor, and we may be required to seek alternative arrangements to obtain services and assets which may be more costly and of lower quality. The termination, modification, replacement or replication of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could materially adversely affect our business, financial condition and results of operations.

Until the Distribution occurs, the Vista Outdoor Board may change the terms of the Spin-Off in ways that may be unfavorable to us.

Until the Distribution occurs, we will continue to be a wholly owned subsidiary of Vista Outdoor. Accordingly, Vista Outdoor has the discretion to determine and change the terms of the Spin-Off, including the establishment of the Record Date and the Distribution Date, and these changes could be unfavorable to us. In addition, the Vista Outdoor Board may decide not to proceed with the Spin-Off at any time prior to the Distribution.

No vote of Vista Outdoor stockholders is required in connection with the Spin-Off. As a result, if the Spin-Off occurs and you do not want to receive our common stock in the Distribution, your sole recourse will be to divest yourself of your Vista Outdoor common stock prior to the Record Date or in the “regular-way” trading market during the period prior to the Distribution.

No vote of Vista Outdoor stockholders is required in connection with the Spin-Off. Accordingly, if the Distribution occurs and you do not want to receive our common stock in the Distribution, your only recourse will be to divest yourself of

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

your Vista Outdoor common stock prior to the Record Date or in the “regular-way” trading market during the period prior to the Distribution.

Risks Relating to Our Common Stock

No market for our common stock currently exists, and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off our stock price may fluctuate significantly.

There is currently no public market for our common stock. We intend to apply to list our common stock on the NYSE. We anticipate that before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue up to and including the Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.

We cannot predict the prices at which our common stock may trade after the Spin-Off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our business, financial condition and results of operations due to factors related to our business;

•	the loss of business from one or more significant customers;

•	competition in the outdoor recreation industry and our ability to compete successfully;

•	success or failure of our business strategies;

•	our ability to retain and recruit qualified personnel;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our company and the outdoor recreation industry;

•	overall market fluctuations and geopolitical conditions;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business; and

•	general economic conditions, credit and capital market conditions and other external factors.

Furthermore, our business profile and market capitalization may not fit the investment objectives of some Vista Outdoor stockholders and, as a result, these Vista Outdoor stockholders may sell their shares of our common stock after the Distribution. See “—Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline” beginning on page 48 of this Information Statement. Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.

Vista Outdoor stockholders receiving shares of our common stock in the Distribution generally may sell those shares immediately in the public market. It is possible that some Vista Outdoor stockholders, including some of its larger stockholders,

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

will sell their shares of our common stock received in the Distribution, particularly if, for reasons such as our business profile, we do not fit their investment objectives, or, in the case of index funds, if we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that this will occur may decrease the market price of our common stock.

We do not anticipate paying any dividends on our common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not anticipate paying any dividends on our common stock for the foreseeable future. We intend to retain future earnings for use in the operation of our business and to fund future growth, including through acquisitions. Following the Spin-Off, the timing, declaration, amount and payment of future dividends, if any, to stockholders will fall within the discretion of our Board. Our Board’s decisions regarding the payment of future dividends, if any, will depend on many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with any then-existing indebtedness, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by our Board. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These include provisions that:

•

allow our Board to authorize for issuance, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board and, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board does not approve;

•	prohibit our stockholders from taking action by written consent and require that stockholder action must take place at a duly called annual or special meeting of our stockholders;

•	establish how stockholders may present proposals or nominate directors for election at meetings of our stockholders;

•	grant exclusive privilege (subject to certain limited exceptions) to our directors, and not our stockholders, to fill vacancies on our Board;

•

provide that only our Board, the Chairman of our Board, our Chief Executive Officer or the President (in the absence of the Chief Executive Officer) are entitled to call a special meeting of our stockholders; and

•	limit our ability to enter into business combination transactions with certain stockholders.

These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of us, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price. For more information, see the section entitled “Description of Our Capital Stock—Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws” beginning on page 132 of this Information Statement.

Our Amended and Restated Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf (other than actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act), (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case except for any claim where the Court of Chancery does not have jurisdiction over indispensable parties named as defendants, any claim that is subject to the exclusive jurisdiction of another court or forum and any claim for which the Court of Chancery does not have subject matter jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended and Restated Certificate of Incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and therefore our Amended and Restated Certificate of Incorporation will further provide that the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to these provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. For example, in December 2018, the Court of Chancery of the State of Delaware determined that a provision stating that federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. Although this decision was reversed by the Delaware Supreme Court in March 2020, courts in other states may still find these provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provisions in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our results of operations.

Your percentage of ownership in Outdoor Products may be diluted in the future.

Your percentage of ownership in Outdoor Products may be diluted in the future because of the settlement or exercise of equity-based awards that we expect to grant to our directors, officers and other employees. Prior to completion of the Spin-Off, we expect to approve an equity incentive plan that will provide for the grant of equity-based awards to our directors, officers and other employees, including equity grants that are expected to be made upon completion of the Spin-Off. For more information, see the section entitled “Executive Compensation—Anticipated Compensation Programs” beginning on page 122 of this Information Statement. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

In addition, our Amended and Restated Certificate of Incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock with respect to dividends and distributions, as our Board may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of the members of our Board in all events or upon the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of our common stock. For more information, see the section entitled “Description of Our Capital Stock” beginning on page 131 of this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement and other materials we have filed or will file with the SEC contain or incorporate by reference statements which are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements can be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions regarding our business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except in the normal course of our public disclosure obligations and practices. We caution you not to place undue reliance on any forward-looking statements. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from expectations described in such forward-looking statements, including the following:

•

our ability to successfully implement our growth strategy, including our ability to raise capital necessary to finance acquisitions, realize expected benefits from acquisitions and integrate acquired businesses;

•

general economic and business conditions in the United States and our markets outside the United States, including increasing inflation rates, the war in Ukraine and the imposition of sanctions on Russia, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers;

•	supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs;

•	the supply, availability and costs of raw materials and components;

•	increases in commodity, energy and production costs;

•	seasonality and weather conditions;

•	the impacts of climate change on our supply chain, product costs and consumer behavior;

•	impairment of our goodwill and intangible assets;

•	reductions in or unexpected changes in or our inability to accurately forecast demand for outdoor recreation products;

•	disruptions in the service or significant increases in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports;

•	risks associated with diversification into new international and commercial markets, including regulatory compliance;

•	our ability to take advantage of growth opportunities in international and commercial markets;

•	our ability to obtain and maintain licenses to third-party technology;

•	our ability to attract and retain key personnel;

•	disruptions caused by catastrophic events;

•	risks associated with our sales to large customers, including unexpected cancellations, delays and other changes to purchase orders;

•	risks associated with retailer or distributor insolvency, credit problems or other financial difficulties;

•	our competitive environment;

•	our ability to adapt our products to changes in technology, the marketplace and customer preferences;

•	our ability to expand our e-commerce business;

•	our ability to maintain and enhance brand recognition and reputation;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•	others’ use of social media to disseminate negative commentary about us or our products and boycotts;

•

the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation;

•	our ability to comply with extensive federal, state and international laws, rules and regulations;

•	the additional costs and risks associated with increased focus and expectations on ESG matters;

•	risks associated with cybersecurity and other industrial and physical security threats;

•	failure to comply with data privacy and security laws and regulations;

•	changes in the current tariff structures;

•	changes in tax rules or pronouncements;

•	foreign currency exchange rates and fluctuations in those rates (particularly the Euro, the British pound, the Chinese renminbi (yuan) and the Canadian dollar);

•	capital market volatility and the availability of financing;

•	interest rate risk;

•	risks related to incorrect estimates or judgments relating to our critical accounting policies;

•	our ability to achieve the benefits that we expect to achieve from the Spin-Off;

•	the tax-free treatment of the Distribution;

•	our ability to make the changes necessary to operate as an independent, publicly-traded company;

•	the failure of Vista Outdoor to satisfy its performance and payment obligations under the Transition Services Agreement and other agreements related to the Spin-Off; and

•	the other risks and uncertainties detailed in the section entitled “Risk Factors” beginning on page 29 of this Information Statement.

We cannot assure you that the Spin-Off or any other transactions described in this Information Statement will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussion under the section entitled “Risk Factors” beginning on page 29 of this Information Statement. Any forward-looking statements made by us in this Information Statement speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise, except in the normal course of our public disclosure obligations and practices.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

THE SPIN-OFF

Background

On May 5, 2022, Vista Outdoor announced that its Board of Directors, which we refer to as the “Vista Outdoor Board,” approved preparations for the separation of Vista Outdoor’s Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products segment.

To effect the separation, first, Vista Outdoor will undertake the Internal Transactions described under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement. Vista Outdoor will subsequently distribute all of Outdoor Products’s common stock to Vista Outdoor stockholders, and Outdoor Products, holding the Outdoor Products Business, will become an independent, publicly-traded company.

Prior to completion of the Spin-Off, we intend to enter into a Separation and Distribution Agreement and several other agreements with Vista Outdoor related to the Spin-Off. These agreements will govern the relationship between Vista Outdoor and us up to and after completion of the Spin-Off and allocate between Vista Outdoor and us various assets, liabilities and obligations, including those related to employees and compensation and benefits plans and programs and tax-related assets and liabilities. See the section entitled “Certain Relationships and Related Party Transactions” beginning on page 125 of this Information Statement for more detail. No approval of Vista Outdoor stockholders is required in connection with the Spin-Off, and Vista Outdoor stockholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the waiver by the Vista Outdoor Board, of a number of conditions. If the Vista Outdoor Board waives any condition prior to the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, and the result of such waiver is material to Vista Outdoor stockholders, we will file an amendment to the Registration Statement to revise the disclosure in this Information Statement accordingly. In the event that the Vista Outdoor Board waives a condition after the Registration Statement on Form 10 of which this Information Statement is a part becomes effective and such waiver is material to Vista Outdoor stockholders, we will file a Current Report on Form 8-K describing the change. In addition, Vista Outdoor has the right not to complete the Spin-Off if, at any time, the Vista Outdoor Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Vista Outdoor or its stockholders, or is otherwise not advisable. See the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement for more detail.

Reasons for the Spin-Off

The Vista Outdoor Board has regularly reviewed the businesses that comprise Vista Outdoor to confirm that Vista Outdoor’s assets are being put to use in a manner that is in the best interests of Vista Outdoor and its stockholders. Accordingly, the Vista Outdoor Board and management’s decision to pursue the Spin-Off is a result of a series of strategic discussions that began in 2021 which focused on a review of Vista Outdoor’s businesses, operations and value creation opportunities. Following this review, the Vista Outdoor Board and management determined that separating its Outdoor Products and Sporting Products segments into two independent, publicly-traded companies would create numerous benefits for both Vista Outdoor and Outdoor Products and would unlock significant stockholder value. In reaching the decision to pursue the Spin-Off, the Vista Outdoor Board and management considered a range of potential structural alternatives for the Outdoor Products Business, including a sale or merger of some or all of the Outdoor Products Business to or with third parties, and management recommended the Spin-Off as the most attractive alternative for enhancing stockholder value. As part of this evaluation, Vista Outdoor retained outside experts, and the Vista Outdoor Board considered a number of factors, including the strategic clarity and flexibility for Vista Outdoor and Outdoor Products after the Spin-Off, the ability of Vista Outdoor and Outdoor Products to compete and operate efficiently and effectively (including Outdoor Products’s ability to retain and attract management talent) after the Spin-Off, the financial profile of Vista Outdoor and Outdoor Products and the potential reaction of investors.

As a result of this evaluation, the Vista Outdoor Board determined that proceeding with the Spin-Off would be in the best interests of Vista Outdoor and its stockholders. The Vista Outdoor Board considered a number of potential benefits of this approach, including:

•	Enhanced strategic focus with supporting resources. Enhanced strategic focus with resources to support each company’s specific operational needs and growth drivers.

•	Tailored capital allocation priorities. Tailored capital allocation philosophies that are better suited to support each company’s distinctive business model and long-term goals.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

•	Strengthened ability to attract and retain top talent. Enhanced ability to attract and retain top talent that is ideally suited to execute each company’s strategic and operational objectives.

•

Compelling value for stockholders. Differentiated and compelling investment opportunity based on each company’s particular business model. Vista Outdoor anticipates that, as separate, independent companies, Outdoor Products and Sporting Products will each be better positioned to be more appropriately valued by the market.

•

Expanded strategic opportunities. Improved focus will allow Outdoor Products to further cement its reputation as the acquirer of choice through continued M&A in the outdoor recreation products marketplace and enable Sporting Products to secure attractive partnerships with other manufacturers.

The Vista Outdoor Board also considered a number of potential risks in evaluating the Spin-Off, including:

•

Risk of failure to achieve the anticipated benefits of the Spin-Off. Vista Outdoor and Outdoor Products may not achieve the anticipated benefits of the Spin-Off for a variety of reasons, including, among others, because the Spin-Off will require significant amounts of management’s time and effort, which may divert management’s attention from operating each company’s business, because there may be dis-synergy costs related to the Spin-Off, and because, following the Spin-Off, each company may be more susceptible to certain economic and market fluctuations and other adverse events than if Outdoor Products were still a part of Vista Outdoor because each company will be less diversified than Vista Outdoor prior to the separation. For more information on the specific risks to Outdoor Products of the failure to achieve the anticipated benefits of the Spin-Off, see the section entitled “Risk Factors—Risks Relating to the Spin-Off—We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off, which could materially adversely affect our business, financial condition and results of operations” beginning on page 42 of this Information Statement.

•

Loss of scale and increased costs. As part of Vista Outdoor, Outdoor Products benefits from Vista Outdoor’s operating diversity, scale, purchasing power, credit rating, borrowing leverage and available capital for investments. After the Spin-Off, Outdoor Products, as a standalone company, will be unable to take advantage of Vista Outdoor’s scale in procuring certain products and services on terms as favorable as those that Outdoor Products obtained as part of Vista Outdoor prior to the Spin-Off and will be unable to take advantage of Vista Outdoor’s credit rating, cost of capital and access to capital. In addition, as part of Vista Outdoor, Outdoor Products benefits from certain functions performed by Vista Outdoor, such as sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions. After the Spin-Off, Vista Outdoor will not perform these functions for Outdoor Products (other than certain functions that will be provided for a limited time pursuant to the Transition Services Agreement) and, because of Outdoor Products’s smaller scale as a standalone company, the cost of performing such functions could be higher than the amounts reflected in Outdoor Products’s Combined Financial Statements, which would cause profitability to decrease.

•

Disruptions and costs related to the Spin-Off. The actions required to separate the Outdoor Products Business from Vista Outdoor could disrupt both Vista Outdoor’s and Outdoor Products’s operations. In addition, Vista Outdoor and Outdoor Products will incur substantial costs in connection with the Spin-Off and Outdoor Products becoming a standalone public company, which may include costs to separate shared systems, accounting, tax, legal and other professional services costs and recruiting and relocation costs associated with hiring directors and management who are new to Outdoor Products.

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Limitations on strategic transactions. Under the terms of the Tax Matters Agreement that Outdoor Products will enter into with Vista Outdoor, Outdoor Products will be restricted from taking certain actions that could cause the Distribution or certain related transactions to fail to qualify as tax-free transactions under applicable law. These restrictions may limit for a period of time Outdoor Products’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that otherwise might increase the value of our business. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Tax Matters Agreement” beginning on page 127 of this Information Statement.

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Uncertainty regarding share prices. We cannot predict the effect of the Distribution on the trading prices of Vista Outdoor’s and Outdoor Products’s common stock or know whether the combined market value of Outdoor Products and Vista Outdoor following the Distribution will be less than, equal to or greater than the market value of Vista Outdoor prior to the Distribution. Furthermore, there is the risk of volatility in each company’s stock price following the Distribution due to sales by stockholders whose investment objectives may not be met by each company’s common stock, and it may take time for each company to attract its optimal stockholder base.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

After an in-depth analysis of the potential benefits and risks relating to the Spin-Off, the Vista Outdoor Board determined that the Spin-Off provides the best opportunity to enhance stockholder value. For additional information, see the section entitled “Risk Factors” beginning on page 29 of this Information Statement.

When and How You Will Receive Outdoor Products Shares

Vista Outdoor will distribute to its stockholders, as a pro rata dividend, for every [                    ] shares of Vista Outdoor common stock outstanding as of the close of business on [                    ], 202[    ], which we refer to as the “Record Date,” [                    ] shares of our common stock.

Prior to the Distribution, Vista Outdoor will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Computershare Trust Company, N.A., which we also refer to as “Computershare,” will serve as distribution agent in connection with the Distribution. Computershare will also serve as transfer agent and registrar for our common stock.

If you own Vista Outdoor common stock as of the close of business on [                    ], 202[    ], the shares of our common stock that you are entitled to receive in the Distribution will be issued to your account as follows:

•

Registered stockholders. If you own your shares of Vista Outdoor common stock directly through Vista Outdoor’s transfer agent, Computershare, you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding the Outdoor Products shares at [                    ] or by calling [                    ].

Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.

•

“Street name” or beneficial stockholders. If you own your shares of Vista Outdoor common stock beneficially through a bank, broker or other nominee, such bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of Vista Outdoor common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of Vista Outdoor common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Vista Outdoor shares you sold. For more information, see the section entitled “—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement.

We are not asking Vista Outdoor stockholders to take any action in connection with the Spin-Off. No stockholder approval of the Spin-Off is required. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of Vista Outdoor common stock for shares of our common stock. The number of outstanding shares of Vista Outdoor common stock will not change as a result of the Spin-Off.

Number of Shares You Will Receive

On the Distribution Date, for every [                    ] shares of Vista Outdoor common stock you owned as of the Record Date, you will receive [                    ] shares of our common stock.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Vista Outdoor stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). We anticipate that the distribution agent will make these sales in the “when-issued” market, and “when-issued” trades will generally settle within two trading days following the Distribution Date. For more information regarding “when-issued” trading, see the section entitled “—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement. The distribution agent will, in its sole discretion, without any influence by Vista Outdoor or us, determine precisely when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Vista Outdoor or us.

The distribution agent will send to each registered holder of Vista Outdoor common stock entitled to a fractional share a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take about two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to Vista Outdoor stockholders. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. For more information, see the section below entitled “—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 57 of this Information Statement.

Treatment of Outstanding Equity-Based Awards

The following discussion describes the expected treatment of Vista Outdoor equity awards held by Outdoor Products employees and Vista Outdoor non-employee directors immediately following the Spin-Off, in each case in connection with the Spin-Off. We expect that the treatment below would become effective as of the Distribution Date. For purposes of this disclosure, an “Outdoor Products Employee Holder” refers to an individual who is an employee of Outdoor Products immediately following the Spin-Off.

Restricted Stock Unit Awards Held by Outdoor Products Employees

We expect that each Vista Outdoor restricted stock unit award held on the Distribution Date by any Outdoor Products Employee Holder will convert into an Outdoor Products restricted stock unit award (a “Substitute RSU Award”) in a manner that preserves the fair value of the award following the Spin-Off. After the Spin-Off, the Substitute RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor restricted stock unit award to which it relates, except that the vesting of the award will be based on continued service with Outdoor Products.

Performance-Based Restricted Stock Unit Awards

We expect that each Vista Outdoor performance-based restricted stock unit award that is held on the Distribution Date by an Outdoor Products Employee Holder will convert into a Substitute RSU Award, with performance conditions deemed achieved as of the Distribution Date at a level determined by the Vista Outdoor Board prior to the Spin-Off. After the Spin-Off, the Substitute RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor performance-based restricted stock unit award to which it relates, except as provided above, and the vesting of the award will be based on continued service with Outdoor Products.

Stock Option Awards

We expect that each Vista Outdoor stock option award that is held on the Distribution Date by an Outdoor Products Employee Holder will convert into an Outdoor Products stock option award in a manner that preserves the fair value of the award following the Spin-Off. After the Spin-Off, the Outdoor Products stock option award will be subject to substantially the same terms and conditions as the original Vista Outdoor stock option award to which it relates, except that the vesting of the award will be based on continued service with Outdoor Products.

Deferred Stock Unit Awards and Restricted Stock Unit Awards Held by Non-Employee Directors

We expect that each Vista Outdoor deferred stock unit award and restricted stock unit award held by a non-employee director of Vista Outdoor on the Distribution Date will convert into an award in respect of both shares of Vista Outdoor common stock and shares of Outdoor Products common stock. The number of shares of Vista Outdoor common stock subject to each post-Spin-Off Vista Outdoor award will continue to be the same as the number subject to the award prior to the Spin-Off. The number of shares of Outdoor Products common stock subject to the Outdoor Products deferred stock unit award or Substitute RSU Award, as applicable, will be determined based on a conversion ratio that preserves the fair value of the award following the Spin-Off. After the Spin-Off, the Outdoor Products deferred stock unit award and Substitute RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor award to which it relates.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Solely for purposes of such awards, following the Spin-Off, (i) service to Outdoor Products will be treated as service to Vista Outdoor and (ii) service to Vista Outdoor will be treated as service to Outdoor Products.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Consequences to U.S. Holders of Vista Outdoor Common Stock

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of Vista Outdoor common stock in connection with the Distribution. This summary is based on the Internal Revenue Code, which we refer to as the “Code,” the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to U.S. Holders of Vista Outdoor common stock that hold their Vista Outdoor common stock as a capital asset. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Vista Outdoor common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired Vista Outdoor common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of Vista Outdoor equity;

•	stockholders owning Vista Outdoor common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the U.S.;

•	stockholders who are subject to the alternative minimum tax;

•	persons who own Vista Outdoor common stock through partnerships or other pass-through entities; or

•	persons who hold Vista Outdoor common stock through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds Vista Outdoor common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION.

Income Tax Consequences to U.S. Holders

Completion of the Spin-Off is conditioned upon Vista Outdoor’s receipt of a written opinion of Cravath, Swaine & Moore LLP, counsel to Vista Outdoor, to the effect that the Distribution will qualify as a distribution to which Section 355 and Section 361 of the Code apply. The opinion will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. If the Distribution qualifies for this treatment and subject to the qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder as a result of the Distribution, except with respect to any cash received in lieu of fractional shares;

•

the aggregate tax basis of the Vista Outdoor common stock and our common stock held by each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the Vista Outdoor common stock held by the U.S. Holder immediately before the Distribution, allocated between the Vista Outdoor common stock and our common stock in proportion to their relative fair market values on the date of the Distribution (subject to reduction upon the deemed sale of any fractional shares, as described below); and

•

the holding period of our common stock received by each U.S. Holder will include the holding period of its Vista Outdoor common stock, provided that such Vista Outdoor common stock is held as a capital asset on the date of the Distribution.

U.S. Holders that have acquired different blocks of Vista Outdoor common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of our common stock distributed with respect to such blocks of Vista Outdoor common stock.

If a U.S. Holder receives cash in lieu of a fractional share of common stock as part of the Distribution, the U.S. Holder will be treated as though it first received a distribution of the fractional share in the Distribution and then sold it for the amount of cash actually received. Provided the fractional share is considered to be held as a capital asset on the date of the Distribution, the U.S. Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Vista Outdoor common stock is more than one year on the date of the Distribution.

The opinion of counsel will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinion will assume that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and will rely on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinion will be based on certain representations as to factual matters from, and certain covenants by, Vista Outdoor and us. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect.

The opinion of counsel will not be binding on the IRS or the courts, and we cannot assure you that the IRS or a court will not take a contrary position. Vista Outdoor has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Distribution were determined not to qualify as a distribution to which Section 355 and Section 361 of the Code apply, the above consequences would not apply, and U.S. Holders could be subject to tax. In this case, each U.S. Holder who receives our common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of Vista Outdoor’s current and accumulated earnings and profits;

•	a reduction in the U.S. Holder’s basis (but not below zero) in Vista Outdoor common stock to the extent the amount received exceeds the stockholder’s share of Vista Outdoor’s earnings and profits; and

•

a taxable gain from the exchange of Vista Outdoor common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of Vista Outdoor’s earnings and profits and the U.S. Holder’s basis in its Vista Outdoor common stock.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Backup Withholding and Information Statement

Payments of cash in lieu of a fractional share of our common stock may, under certain circumstances, be subject to “backup withholding,” unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and it may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Treasury Regulations require each Vista Outdoor stockholder that, immediately before the Distribution, owned 5% or more (by vote or value) of the total outstanding stock of Vista Outdoor, to attach to such stockholder’s U.S. federal income tax return for the year in which the Distribution occurs a statement setting forth certain information related to the Distribution.

Consequences to Vista Outdoor

The following is a summary of the material U.S. federal income tax consequences to Vista Outdoor in connection with the Spin-Off that may be relevant to holders of Vista Outdoor common stock.

As discussed above, completion of the Spin-Off is conditioned upon Vista Outdoor’s receipt of a written opinion of Cravath, Swaine & Moore LLP, counsel to Vista Outdoor, to the effect that the Distribution will qualify as a distribution to which Section 355 and Section 361 of the Code apply. If the Distribution qualifies as a distribution to which Section 355 and Section 361 of the Code apply, no gain or loss will be recognized by Vista Outdoor as a result of the Distribution. The opinion of counsel is subject to the qualifications and limitations as are set forth above under the section above entitled “—Consequences to U.S. Holders of Vista Outdoor Common Stock” beginning on page 57 of this Information Statement.

If the Distribution were determined not to qualify as a distribution to which Section 355 and Section 361 of the Code apply, then Vista Outdoor would recognize gain equal to the excess of the fair market value of our common stock distributed to Vista Outdoor stockholders over Vista Outdoor’s tax basis in our common stock. In addition, in certain circumstances, Vista Outdoor could be liable for failure to withhold taxes imposed on the distribution of our common stock to beneficial holders of Vista Outdoor stock that are not U.S. Holders or U.S. partnerships for U.S. federal income tax purposes.

Indemnification Obligation

If it were determined that the Distribution did not qualify as a distribution to which Section 355 and Section 361 of the Code apply, we could, under certain circumstances, be required to indemnify Vista Outdoor for taxes resulting from the recognition of gain described above and related expenses. In addition, current tax law generally creates a presumption that the Distribution would be taxable to Vista Outdoor, but not to holders, if we or our stockholders were to engage in transactions that result in a 50% or greater change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the Distribution, unless it were established that such transactions and the Distribution were not part of a plan or series of related transactions giving effect to such a change in ownership. If the Distribution were taxable to Vista Outdoor due to such a 50% or greater change in ownership of our stock, Vista Outdoor would recognize gain equal to the excess of the fair market value of our common stock distributed to Vista Outdoor stockholders over Vista Outdoor’s tax basis in our common stock and we generally would be required to indemnify Vista Outdoor for the tax on such gain and related expenses.

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly-traded company. Immediately following the Spin-Off, we expect to have approximately [                    ] beneficial holders of shares of our common stock and approximately [                    ] shares of our common stock outstanding, based on the number of Vista Outdoor stockholders and shares of Vista Outdoor common stock outstanding on [                    ]. The actual number of shares of our common stock Vista Outdoor will distribute in the Spin-Off will depend on the actual number of shares of Vista Outdoor common stock outstanding on the Record Date, which will reflect any issuance of new shares in respect of settlements or exercises of outstanding equity-based awards pursuant to Vista Outdoor’s equity plans on or prior to the Record Date. The Spin-Off will not affect the number of outstanding shares of Vista Outdoor common stock or any rights of Vista Outdoor stockholders, although we expect the trading price of shares of Vista Outdoor common stock immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price of Vista Outdoor common stock will no longer reflect the value of the Outdoor Products Business. Furthermore, until the market has fully analyzed the value of Vista Outdoor without the Outdoor Products Business, the trading price of shares of Vista Outdoor common stock may fluctuate and result in a higher volatility in stock price.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Before our separation from Vista Outdoor, we intend to enter into a Separation and Distribution Agreement and several other agreements with Vista Outdoor related to the Spin-Off. These agreements will govern the relationship between Vista Outdoor and Outdoor Products up to and after completion of the Spin-Off and allocate between Vista Outdoor and us various assets, liabilities, rights and obligations, including those related to employees and compensation and benefits plans and programs and tax-related assets and liabilities. We describe these arrangements in greater detail under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor” beginning on page 125 of this Information Statement.

Listing and Trading of our Common Stock

As of the date of this Information Statement, we are a wholly owned subsidiary of Vista Outdoor. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Distribution. For an explanation of a “when-issued market,” see the section below entitled “—Trading Prior to the Distribution Date” beginning on page 60 of this Information Statement. We intend to list our shares of common stock on the NYSE under the ticker symbol “[                    ].” Following the Spin-Off, Vista Outdoor will be renamed [                    ], and its common stock will trade on the NYSE under the ticker symbol “[                    ].”

Neither we nor Vista Outdoor can assure you as to the trading price of Vista Outdoor common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and the Vista Outdoor common stock after the Spin-Off will be less than, equal to or greater than the trading prices of Vista Outdoor common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off and result in a higher volatility in stock price. For more detail, see the section entitled “Risk Factors—Risks Relating to Our Common Stock” beginning on page 48 of this Information Statement.

The shares of our common stock distributed to Vista Outdoor stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for U.S. federal securities law purposes. These individuals may include some or all of our directors and executives. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, which we refer to as the “Securities Act,” or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Distribution Date

We expect a “when-issued” market in our common stock to develop on or shortly before the Record Date for the Distribution and continue up to and including the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of Vista Outdoor common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Distribution. You may trade this entitlement to receive shares of our common stock, without the shares of Vista Outdoor common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Distribution Date. On the first trading day following the Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, on or shortly before the Record Date and continuing up to and including the Distribution Date, there will be two markets in Vista Outdoor common stock: a “regular-way” market and an “ex-distribution” market. Shares of Vista Outdoor common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock in the Distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock in the Distribution. Therefore, if you sell shares of Vista Outdoor common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Distribution. However, if you own shares of Vista Outdoor common stock at the close of business on the Record Date and sell those shares on the “ex-distribution” market up to and including the Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Distribution.

Following the Distribution Date, we expect shares of our common stock to be listed on the NYSE under the ticker symbol “[                    ].” If “when-issued” trading occurs, the listing for our common stock is expected to be under a ticker symbol different from our “regular-way” ticker symbol. We will announce our “when-issued” ticker symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Conditions to the Spin-Off

We expect that the separation will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by Vista Outdoor:

•

the Vista Outdoor Board shall have authorized and approved the Internal Transactions (as described in the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement) and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our common stock to Vista Outdoor stockholders;

•	the ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party to those agreements;

•	our common stock shall have been accepted for listing on the NYSE or another national securities exchange approved by Vista Outdoor, subject to official notice of issuance;

•

the SEC shall have declared effective our Registration Statement on Form 10 of which this Information Statement is a part under the Securities Exchange Act of 1934, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•

Vista Outdoor shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that, subject to the limitations specified therein and the accuracy of and compliance with certain representations, warranties and covenants, the Distribution will qualify as a distribution to which Section 355 and Section 361 of the Code apply;

•

the Vista Outdoor Board shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation, appraisal or accounting firms or investment banks as to the solvency and financial viability of Vista Outdoor prior to the Spin-Off and each of Vista Outdoor and Outdoor Products after the consummation of the Spin-Off;

•	the Internal Transactions, including any related debt financing, shall have been completed;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Vista Outdoor shall have occurred or failed to occur that prevents the consummation of the Distribution;

•

no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the Vista Outdoor Board, would result in the Distribution having a material adverse effect on Vista Outdoor or its stockholders;

•

prior to the Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of Vista Outdoor common stock as of the Record Date;

•

Vista Outdoor shall have duly elected the individuals to be listed as members of our post-Distribution Board of Directors in this Information Statement, and such individuals shall be the members of our Board of Directors, which we refer to as the “Board,” immediately after the Distribution; and

•

immediately prior to the Distribution Date, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part, shall be in effect.

The fulfillment of the above conditions will not create any obligation on Vista Outdoor’s part to complete the Spin-Off. We are not aware of any material U.S. federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, in connection with the Distribution. If the Vista Outdoor Board waives any condition prior to the effectiveness of the Registration Statement on Form 10 of which this Information Statement is a part, and the result of such waiver is material to Vista Outdoor stockholders, we will file an amendment to the Registration Statement to revise the disclosure in this Information Statement accordingly. In the event that the Vista Outdoor Board waives a condition after the Registration Statement on Form 10 of which this Information Statement is a part becomes effective and such waiver is material to Vista Outdoor stockholders, we will file a Current Report on Form 8-K describing

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

the change. For a complete discussion of all of the conditions to the Distribution, see the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement. In addition, Vista Outdoor has the right not to complete the Spin-Off if, at any time, the Vista Outdoor Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Vista Outdoor or its stockholders, or is otherwise not advisable.

Reasons for Furnishing This Information Statement

We are furnishing this Information Statement solely to provide information to Vista Outdoor stockholders who will receive shares of our common stock in the Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Vista Outdoor. We believe that the information contained in this Information Statement is accurate as of the date set forth on its cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Vista Outdoor undertakes any obligation to update the information except in the normal course of our and Vista Outdoor’s public disclosure obligations and practices.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

DIVIDEND POLICY

We intend to retain future earnings for use in the operation of our business and to fund future growth, including through acquisitions. We do not anticipate paying any dividends on our common stock for the foreseeable future. Our Board will make all decisions regarding the payment of future dividends, and such decisions will depend on many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by our Board. We cannot assure you that we will pay a dividend in the future or continue to pay any dividend if we do commence paying dividends. See also “Risk Factors— Risks Relating to Our Common Stock—We do not anticipate paying any dividends on our common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates” beginning on page 49 of this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

CAPITALIZATION

The following table sets forth the cash and capitalization of Outdoor Products as of March 31, 2023, on a historical basis and on an adjusted basis to give effect to the Distribution and related internal and external financing transactions, as if they occurred on March 31, 2023. The information below is not necessarily indicative of what our capitalization would have been had the Distribution and related internal and external financing transactions been completed as of March 31, 2023. In addition, it is not indicative of our future capitalization and may not reflect the capitalization that would have resulted had we operated as an independent, publicly-traded company as of the dates presented. You should review the following table in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 65 and 85, respectively, of this Information Statement and the combined financial statements and accompanying notes included elsewhere in this Information Statement.

As of March 31, 2023

(in millions)

	Historical	As Adjusted
Cash	$	$

Capitalization
Indebtedness:
Current debt	$	$
Long-term debt

Total indebtedness	$	$

Equity:
Common stock, par value $0.01 per share	$	$
Retained earnings
Additional paid-in capital
Accumulated other comprehensive loss

Total equity

Total capitalization	$	$

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 5, 2022, Vista Outdoor announced that the Vista Outdoor Board approved preparations for the separation of Vista Outdoor’s Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products segment. To effect the separation, first, Vista Outdoor will undertake the Internal Transactions described under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement. Vista Outdoor will subsequently distribute all of Outdoor Products’s common stock to Vista Outdoor stockholders, and Outdoor Products will become an independent, publicly-traded company.

The Unaudited Pro Forma Combined Financial Statements of Outdoor Products consist of an unaudited pro forma combined statement of income for the fiscal year ended March 31, 2023, and an unaudited pro forma combined balance sheet as of March 31, 2023. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with our combined financial statements and the related notes thereto included elsewhere in this Information Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 85 of this Information Statement. The unaudited pro forma combined statements of income have been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred on, or became effective as of, April 1, 2022. The unaudited pro forma combined balance sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred on, or become effective as of, March 31, 2023.

The Unaudited Pro Forma Combined Financial Statements presented below have been derived from the Combined Financial Statements included elsewhere in this Information Statement and do not purport to represent what our financial position and results of operations would have been had the Spin-Off occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations. In addition, the Unaudited Pro Forma Combined Financial Statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

Vista Outdoor did not account for us as, and we were not operated as, an independent, publicly-traded company for the periods presented. The pro forma adjustments are based on currently available information and assumptions that our management believes, given the information available at this time, are reasonable and reflect changes necessary to reflect Outdoor Products’s financial condition and results of operations as if we were a stand-alone company. The Unaudited Pro Forma Combined Financial Statements have been adjusted to give effect to the following (the “Pro Forma Transactions”):

•	the contribution by Vista Outdoor to us of all the assets and liabilities that comprise the Outdoor Products Business pursuant to the Separation and Distribution Agreement;

•	the anticipated post-separation capital structure of Outdoor Products, including the issuance of our common stock to holders of Vista Outdoor common stock in connection with the Spin-Off;

•	the resulting elimination of Vista Outdoor’s net investment in us;

•	transaction costs specifically related to the Spin-Off;

•

the impact of, and transactions contemplated by, the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and other agreements related to the Spin-Off between us and Vista Outdoor and the provisions contained therein;

•

in the case of the unaudited pro forma combined statements of income, the acquisitions of Fox Racing and Simms Fishing under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, Business Combinations, as if such acquisitions occurred on April 1, 2022, using the fair values of the assets and liabilities of Fox Racing and Simms Fishing as of the date the applicable acquisition was completed, including the pro forma income statement impact of such acquisitions, including reclassifications to conform the historical financial statement presentation of Fox Racing to Outdoor Products; and

•

autonomous entity adjustments of incremental expense or other charges necessary to reflect the operations and financial positions of Outdoor Products as an independent and separate publicly-traded company.

A final determination regarding our capital structure has not yet been made, and the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and certain other agreements between us and Vista Outdoor have not been finalized. As such, the Unaudited Pro Forma Combined Financial Statements may be revised in future amendments to this Information Statement in order to reflect the impact on our capital structure and the final form of such agreements, to the extent any such revisions would be deemed material.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The operating expenses reported in our historical combined statements of income include allocations of certain Vista Outdoor costs, such as corporate costs, shared services and other related costs that benefit us.

As an independent, publicly-traded company, we expect to incur certain incremental costs resulting from the Spin-Off that were not included in our combined financial statements. These costs include Transition Service Agreement costs, executive salaries, legal, information technology and accounting costs and advisory fees, and are reflected as autonomous entity adjustments in the Unaudited Pro Forma Combined Financial Statements presented below.

Subject to the terms of the Separation and Distribution Agreement, Vista Outdoor will pay all nonrecurring third-party costs and expenses related to the Spin-Off and incurred prior to the completion of the Spin-Off. Such nonrecurring amounts are expected to include costs to separate and/or duplicate information technology systems, external advisory fees (other than fees and expenses in connection with any debt financing of Outdoor Products), third-party legal and accounting fees and similar costs. After the completion of the Spin-Off, subject to the terms of the Separation and Distribution Agreement, all costs and expenses related to the Spin-Off incurred by either Vista Outdoor or us will be borne by the party incurring the costs and expenses.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

(Amounts in thousands except share data)	Historical	Autonomous Entity Adjustments	Transaction Accounting Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents
Net receivables
Net inventories
Income tax receivable

Other current assets				(a)

Total current assets
Net property, plant, and equipment
Operating lease assets
Goodwill
Net intangible assets
Other non-current assets				(c)

Total assets

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable
Accrued compensation
Sales and other taxes payable
Other current liabilities				(a)(b)

Total current liabilities
Deferred income tax liabilities
Long-term operating lease liabilities				(b)

Other long-term liabilities

Total liabilities

(Amounts in thousands except share data)	Historical	Autonomous Entity Adjustments	Transaction Accounting Adjustments		Pro Forma
Equity
Common stock, $[ ] par value, [ ] authorized and [ ] shares outstanding, pro forma				(e)
Additional paid-in-capital				(e)
Parent company investment				(e)
Accumulated other comprehensive income (loss)

Total equity

Total liabilities and equity

See Notes to Unaudited Pro Forma Combined Financial Statements

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

YEAR ENDED MARCH 31, 2023

(Amounts in thousands except per share data)	Historical	Acquisition Adjustments		Autonomous Entity Adjustments		Transaction Accounting Adjustments		Pro Forma
Sales, net
Cost of sales

Gross profit
Operating expenses:
Research and development
Selling, general, and administrative			(h)				(d)

Earnings before income taxes
Income tax (provision) benefit			(j)		(f)		(f)(g)

Net income

Pro forma earnings per share of common stock
Basic
Diluted
Pro forma weighted-average shares outstanding
Basic
Diluted

See Notes to Unaudited Pro Forma Combined Financial Statements

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1: Description of Pro Forma Transactions

The accompanying Unaudited Pro Forma Combined Financial Statements have been prepared from Vista Outdoor’s historical accounting records and are presented on a stand-alone basis as if Outdoor Products’s operations had been conducted independently from Vista Outdoor. Our results of operations were historically reported within Vista Outdoor’s consolidated financial statements.

Note 2: Transaction Accounting Adjustments

(a)	Reflects the removal of certain current assets and current liabilities that will be retained by Vista Outdoor.

The following represents adjustments to current assets:

As of March 31, 2023 (In thousands)
Other current assets

Total pro forma adjustments to current assets

The following represents adjustments to current liabilities:

As of March 31, 2023 (In thousands)
Accounts payable
Accrued payroll and benefits
Other current liabilities

Total pro forma adjustments to current liabilities

(b)

The pro forma income tax expense adjustments arising from adjustments to transaction accounting and adjustments to income before income taxes reflect a blended statutory tax rate of [                    ]% based on statutory rates by jurisdiction. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustments.

The following summarizes the calculation of our pro forma transaction accounting income tax expense adjustments:

Year ended March 31, 2023 (In thousands)
Total transaction accounting adjustments to income before income taxes
Blended statutory rate

Total transaction accounting adjustments to income taxes

(c)

Reflects an adjustment to remove $[                    ] thousand related to a deferred liability of the Federal Insurance Contributions Act (FICA) tax related to our employees permitted by the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), which is expected to be retained by Vista Outdoor.

The following accounts were adjusted for the removal of this liability:

As of March 31, 2023 (In thousands)
Other current liabilities

Total pro forma adjustments

(d)	Reflects the acquisition related costs, including legal and other professional fees, accrued but excluded from the income statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The following represents adjustments to selling, general and administrative:

Year ended March 31, 2023 (In thousands)
Incremental expected acquisition related transaction costs excluded from income statement

Total pro forma adjustments to selling, general and administrative

(e)

Reflects the reclassification of Vista Outdoor’s investment in us, the issuance of common stock and the additional net assets (liabilities) expected to be transferred to us by Vista Outdoor into additional paid-in-capital.

The following represents adjustments to additional paid-in-capital:

As of March 31, 2023 (In thousands)
Reclassification of parent company investment
Issuance of common stock
Net assets (liabilities) transferred to us

Total pro forma adjustments to additional paid-in-capital

We have assumed the number of outstanding shares of our common stock based on the number of shares of Vista Outdoor common stock outstanding as of March 31, 2023 and a distribution ratio of [                    ] shares of our common stock for every [                    ] shares of Vista Outdoor common stock.

Note 3: Autonomous Entity Adjustments

(f)	As an independent, publicly-traded company, we expect to incur certain additional costs, including costs resulting from:

•

the separation and establishment of Outdoor Products as a stand-alone company, including incremental costs related to sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions previously provided by Vista Outdoor, to be incurred on a recurring basis;

•

services to be provided by Vista Outdoor to Outdoor Products and by Outdoor Products to Vista Outdoor under the Transition Services Agreement, primarily related to sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal and other general, administrative and operational functions, in each case for up to 24 months following the completion of the Spin-Off;

•	occupancy agreements related to transitional use of certain Vista Outdoor corporate facilities for up to [ ] months following the completion of the Spin-Off; and

•

one-time expenses primarily related to the separation and establishment of information technology capabilities, professional fees related to stand-alone transition and rebranding costs as described below.

We expect to incur approximately $[                    ] thousand of expenses within [                    ] months following the completion of the Spin-Off (including one-time expenses of approximately $[                    ] thousand that are expected to be incurred within 12 months following the completion of the Spin-Off, including $[                    ] thousand of one-time transaction costs directly attributable to the Spin-Off). Accordingly, the unaudited pro forma combined statement of income has been adjusted to depict Outdoor Products as an autonomous entity and reflect one-time transaction costs expected to be incurred in connection with the Spin-Off. The additional expenses have been estimated based on assumptions that management believes are reasonable. However, actual costs could be different from the estimates based on several factors, including the economic environment and strategic decisions made in areas such as information technology, supply chain, sales and marketing, operations and infrastructure.

(g)

The pro forma income tax expense adjustments arising from autonomous entry adjustments reflect a blended statutory tax rate of [                    ]% based on statutory rates by jurisdiction. Management believes the blended statutory tax rate provides a reasonable basis for the pro forma adjustments.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The following summarizes the calculation of our pro forma income tax expense adjustments:

Year ended March 31, 2023 (In thousands)
Total autonomous entity adjustments to income before taxes
Blended statutory rate

Total autonomous entity pro forma adjustments to income taxes

As reflected in Note 14, Income Taxes, to our combined financial statements, our fiscal year ended March 31, 2023 income tax provision includes a tax benefit of $[                    ] thousand relating to the impact of rate differentials on non-U.S. permanent differences and earnings. After including the income tax benefit of the pro forma adjustments above, the unaudited pro forma combined statement of income for the year ended March 31, 2023 reflects an income tax benefit of $[                    ] thousand on $[                    ] thousand of income before taxes, resulting in an effective tax rate of [                    ]%. We have reflected an income tax benefit following recording of the pro forma autonomous entity adjustments and transaction accounting adjustments as we believe the benefit, including the carryforward (deferred tax asset) expected to be generated by the additional U.S. interest expense, will be realizable based on our forecasts of future taxable income. Going forward, our effective tax rate could be different depending on actual operating results by jurisdiction and the application of enacted tax law to those specific results.

Note 4: Acquisition Adjustments

(h)

Represents amortization and depreciation expense related to acquired inventory, intangible assets and PP&E. Expense is based on the estimated fair value amortized or depreciated over the estimated useful life.

The following represents the historical income statement of each acquired entity prior to acquisitions for the fiscal year ended March 31, 2023:

(Amounts in thousands)	Fox Racing (4/1/2022 – 8/04/2022)	Simms Fishing (4/1/2022 – 8/23/2022)	Purchase Price Allocation Adjustments	Total
Sales, net
Cost of sales

Gross profit
Operating expenses:
Research and development
Selling, general, and administrative

Earnings before income taxes
Income tax (provision) benefit

Net income

Total incremental adjustments related to amortization and depreciation expense of acquired inventory, intangible assets and PP&E recorded in selling, general and administrative expenses are as follows:

Year ended March 31, 2023 (In thousands)
Fox Racing
Simms Fishing

Total pro forma adjustment to amortization expense

(i)	[ ]

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(j)	The following summarizes the calculation of our pro forma income tax expense adjustments related to acquisition adjustments:

Year ended March 31, 2023 (In thousands)
Total acquisition adjustments to income before income taxes
Blended statutory rate

Total transaction accounting pro forma adjustments to income taxes

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

BUSINESS

Our Purpose, Vision and Commitment

Our purpose is to be a passionate outdoor company with the brands, products and culture that unite people around a shared love and responsibility for the outdoors.

Our vision is to build powerhouse brands that empower individuals to achieve their goals and live their best outdoor lives.

Our commitment is to invest in people and communities, create safe environments, lead through innovation and promote responsible stewardship of the outdoors in everything we do.

Leader in the Outdoor Industry

Outdoor Products is a leading platform of iconic consumer product brands that serve a diverse range of outdoor enthusiasts around the world. We design, develop, manufacture, source and distribute outdoor and lifestyle gear, equipment and apparel to enhance the experiences of hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers, anglers and hunters. Given our broad product offering across our diversified portfolio of outdoor brands, we believe that our business is well-positioned to continue to capture lifestyle shifts toward outdoor recreation. As we continue to grow and build our brand portfolio, we expect to further strengthen our market footprint and connection with our consumers through innovative product offerings and competitive pricing. Our industry-leading verticals – Hydration, Golf, Action Sports, Outdoor Cooking, Outdoor Accessories, Fishing and Technical Gear and Apparel – together with our Centers of Excellence, have enabled us to drive strong financial performance, as evidenced by a compound annual revenue growth of 14.3% (or 3.8%, excluding the impact of acquisitions) from fiscal year 2020 to fiscal year 2023.

We are headquartered in Bozeman, Montana and have manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. We have a robust global distribution network serving customers in over 100 countries. We have a world class supply chain and operations team that includes over 70 employees based in Asia. This team has extensive experience that we use to navigate difficult supply chain issues by utilizing both scale and expertise. Additionally, we continue to invest in operational and supply chain improvements and optimize our distribution system, including by combining existing distribution centers to achieve cost improvements and rerouting distribution pathways based on customer concentrations to reduce delivery times.

We believe that over the past eight years, we have earned a reputation in the outdoor products industry as the acquirer of choice. We believe that founders and management of companies we acquire attribute value to our ability to provide operating expertise and resources on a scale that can significantly accelerate the growth of their companies. We work closely with founders and management throughout the due diligence process to understand their culture and goals for their business and then execute on a strategy designed to achieve their vision. This has led to many proprietary acquisition opportunities (by which we mean acquisition opportunities that are not offered to a wider potential acquirer group), with over 50% of our acquisitions since 2021 being proprietary in nature. Successful acquisitions and subsequent integrations we have completed include Foresight Sports, QuietKat, Stone Glacier, Fiber Energy Products, Camp Chef, CamelBak, Bell, Giro, Simms Fishing and Fox Racing. We believe that our M&A Center of Excellence, combined with our repeatable, sophisticated due diligence and integration model, will continue to provide us with a competitive advantage as we drive growth through identification and consummation of strategic acquisition opportunities.

We believe that the Vista Outdoor Board’s decision to separate the Outdoor Products business from Sporting Products creates a number of compelling benefits. Outdoor Products will have an enhanced strategic focus with resources to support its specific operational needs and growth drivers along with a strengthened ability to attract and retain top talent.

Diversified Portfolio of Iconic Outdoor Brands

Our brands are well known market leaders in their respective product categories. Many of our brands have a rich, long-standing heritage and connection to their core consumer markets, such as CamelBak, Bell, Giro, Camp Chef, Bushnell, Fox Racing and Simms Fishing. Our portfolio also includes newer, high-growth brands that are capturing changing consumer preferences and leading technological advances in their respective fields, such as our golf technology brand, Foresight Sports, our e-bike brand, QuietKat, and our back-country hunting gear, packs and apparel brand, Stone Glacier.

Our Reportable Segments and Verticals

•	Action Sports. Our Action Sports reportable segment consists of our Action Sports vertical.

○

Action Sports. Our Action Sports vertical is comprised of the Bell, Blackburn, Copilot, Fox Racing, Giro, Krash!, QuietKat and Raskullz brands. The primary Action Sports product lines include e-bikes, helmets,

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

goggles and accessories for cycling, snow sports, motocross and power sports. The Bell, Fox Racing and Giro brands, on a combined basis, are #1 in helmets, and the Giro brand is #2 in snow goggles and #2 in snow helmets.

•	Performance Sports. Our Performance Sports reportable segment consists of our Golf vertical and our Outdoor Accessories vertical.

○

Golf. Our Golf vertical is comprised of the Bushnell Golf and Foresight Sports brands. The primary Golf product lines include launch monitors, laser rangefinders, GPS devices, golf simulators and other technology products. The Bushnell Golf brand is #1 in GPS and rangefinders, and the Bushnell Golf and Foresight Sports brands, on a combined basis, are #2 in launch monitors.

○

Outdoor Accessories. Our Outdoor Accessories vertical is comprised of 18 brands in the hunting and broader outdoor recreation space. Our market-leading brands in this vertical include Bushnell, Blackhawk, Champion, Gold Tip, Primos and RCBS. The primary Outdoor Accessories product lines include sport optics and archery and hunting accessories.

•	Outdoor Recreation. Our Outdoor Recreation category consists of our Hydration vertical, our Outdoor Cooking vertical, our Fishing vertical and our Technical Gear and Apparel vertical.

○

Hydration. Our Hydration vertical is comprised of the CamelBak brand. The primary Hydration product lines include hydration packs, water bottles, drinkware and coolers. The CamelBak brand is #1 in bike and hike hydration packs and #1 in bike water bottles.

○

Outdoor Cooking. Our Outdoor Cooking vertical is comprised of the Camp Chef and Fiber Energy Products brands. The primary Outdoor Cooking product lines include pellet grills, cookware, pellets and camp stoves. The Camp Chef brand is #2 in camp stoves and #4 in pellet grills.

○

Fishing. Our newest vertical, Fishing, is comprised of the Simms Fishing brand. The primary Fishing product lines include waders, sportswear, outerwear, footwear and fishing tools and accessories. The Simms Fishing brand is #1 in waders for the independent retailer market and has a strong position as a premium angling brand.

○

Technical Gear and Apparel. Our Technical Gear and Apparel vertical is comprised of the Stone Glacier brand. The primary Technical Gear and Apparel product lines include packs, camping equipment and technical apparel.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Notes:

1. Action Sports also includes Copilot and Krash!

2. Outdoor Accessories also includes Beestinger, Butler Creek, Eagle, Gunmate, Hoppe’s, M-Pro 7, Outers, Redfield, Simmons, Tasco, Uncle Mike’s, Venor and Weaver

Customers & Marketing

We serve the outdoor recreation market through a diverse portfolio of well-recognized brands that provide consumers with a wide range of performance-driven, high-quality and innovative products. We sell our products through big-box, specialty and independent retailers and distributors such as Academy, Amazon, Bass Pro Shops/Cabela’s, Dick’s Sporting Goods, Nations Best Sports, Recreational Equipment, Inc., Sports Inc., Sports South, Scheels, Sportsman’s Warehouse, Target and Walmart. Some of our products are also sold directly to consumers through our brands’ websites and retail locations. We have a scalable, integrated portfolio of brands that allows us to leverage our deep customer knowledge, product development and innovation, supply chain and distribution and sales and marketing functions across product categories to better serve our retail partners and consumers.

Sales to our top ten customers accounted for approximately 23% of our combined net sales in fiscal year 2023. In fiscal year 2023, U.S. customers represented approximately 71% of our sales, and customers outside of the U.S. represented approximately 29% of our sales. See Note 17, Operating Segment Information, to the combined financial statements

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included elsewhere in this Information Statement for further information regarding our customers and geographic information regarding our sales.

Omni-channel marketing and sales have been a major focus of our business, and we have gained meaningful traction with our various initiatives. Direct-to-consumer channels, including our brands’ direct-to-consumer websites, owned brick and mortar retail, mobile device applications and third-party market places, represent an increasing portion of our sales across all of our brands. Through our shared E-commerce Center of Excellence, we deploy resources and expertise to all of our brands to help them accelerate the growth of their presence in these channels and respond to changes in consumer shopping behavior. We have found that direct-to-consumer strategies not only enable us to achieve higher margins, but also benefit the customer by providing the convenience of accessing our full portfolio of products wherever and whenever they want to shop.

We believe the outdoor recreation industry is led by enthusiasts with a passion for reliable, high-performance products, who rely on a wide variety of media for opinions and recommendations about available products. We use paid, earned, shared and owned media to enhance the perception of our brands and products and to reinforce our leadership positions in the market. We supplement this exposure with data-driven print and digital advertising that is designed to maximize reach and return on investment. We have an industry-leading digital media presence that includes YouTube and other social media influencers. Our goal is to strengthen our existing consumers’ brand loyalty while at the same time reaching new users of our products.

Compelling Industry Dynamics

Significant Market Opportunity

Our penetration of the total addressable market (“TAM”) for outdoor products continues to expand with each new product innovation and adjacent market entered. We define TAM as the sum of the entire potential market revenue in the categories in which we have a presence, independent of our ability to reach and serve that market. TAM is calculated using data from third-party research, publicly available information and the Company’s internal research. Our core outdoor products TAM in the U.S., which includes product categories where our brands have leadership or meaningful positions, exceeded an estimated $15 billion as of 2021. Our global TAM exceeded an estimated $100 billion as of 2021, with a strong outlook as participation in outdoor activities increased significantly during the COVID-19 pandemic and we expect such elevated participation to persist for the foreseeable future. Given our estimated TAMs and our revenue of approximately $1.3 billion for the fiscal year ended March 31, 2023, we believe we have significant opportunity for future growth.

Fragmented Market

The outdoor recreation industry is highly fragmented, with a large number of companies operating in specialized areas, many of which are adjacent to the areas in which Outdoor Products currently operates. Given the scale and diversity of our brand portfolio, we believe we are well-positioned to execute tuck-in acquisitions to expand our footprint in this space. There were over 1,000 athletic and sporting goods manufacturers in the U.S. as of December 2022, with new companies emerging at a rapid pace. We believe that as an acquirer of choice, we will have many opportunities to continue to expand our strong portfolio of brands.

Secular Tailwinds

The outdoor recreation industry has benefited from strong outdoor participation trends across multiple outdoor activities, including camping, cycling, hunting and golf. For example, participation in outdoor recreation in the U.S. has been steadily growing since 2014 and hit an all-time high in 2022 as measured by number of participants. Furthermore, according to the National Golf Foundation, on-course participation in golf has risen five years in a row, reaching 25.6 million golfers in 2022, the highest level in more than a decade. While COVID-19 contributed to this increased participation in outdoor recreation, we continue to observe elevated participation rates as we emerge from the pandemic and expect these trends to continue going forward.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Sources:

1. Outdoor Products revenue for FY 2022 as set forth in the combined financial statements, included elsewhere in this Information Statement.

2. Represents all categories that Outdoor Products currently operates in within the U.S. market.

3. Includes adjacent outdoor categories, Golf, outdoor apparel, hiking, camping, and hunting / fishing equipment. International geographies include EU, Australia, Japan, China and Korea.

Competitive Strengths

One of the Largest Portfolios in the Outdoor Products Space, Comprised of Iconic and Highly Sought-After Brands

Our portfolio includes iconic, market-leading brands and is one of the largest collections in the industry, consisting of 34 brands that design, manufacture and market outdoor products. We serve a broad and diverse range of consumers around the globe, including hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers, anglers and hunters. Many of our brands have a rich, long-standing heritage and connection to their core consumer markets, such as CamelBak, Bell, Giro, Camp Chef, Bushnell, Fox Racing and Simms Fishing. Our portfolio also includes newer, high-growth brands that are capturing changing consumer preferences and leading technological advances in their respective fields, such as our golf technology brand, Foresight Sports, our e-bike brand, QuietKat, and our back-country hunting gear, packs and apparel brand, Stone Glacier. We believe this diverse brand portfolio is a source of strength for our company and helps us maintain leading market share positions in multiple product categories, while also nimbly responding to changes in consumer preferences and technology.

Our operating model leverages our shared resources and Centers of Excellence (described below) across brands to achieve levels of performance that would be out of reach for any one brand on its own. To maintain the strength of our brands and drive revenue growth, we invest our shared resources in product innovation and seek to continuously improve the performance, quality and affordability of our products. Our scale and expertise allow us to provide our brands with top tier operational capabilities in digital marketing and e-commerce, supply chain management, distribution and customer support for our retail partners and end consumers. Furthermore, our scale enables us to leverage our cumulative consumer insights and achieve greater negotiating power with respect to vendors, suppliers and retailers to provide a competitive advantage to our brands.

Proven, Repeatable Acquisition and Integration Process

We focus on four main criteria when evaluating acquisition targets, which has allowed us to build and apply a consistent, repeatable acquisition and integration process:

1.	Acquire in adjacent spaces.

2.	Acquire great brands that resonate with consumers.

3.	Acquire businesses where we can add value and have a clear path to synergies.

4.	Acquire businesses at attractive multiples that are accretive to our company valuation.

As part of Vista Outdoor, we have completed seven acquisitions since the end of calendar year 2020 to add scale, expand our addressable market and add new capabilities. Our M&A strategy follows a disciplined process in which we

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

allocate capital to attractive markets and complementary brands to build upon our extensive portfolio and broaden our base of consumers. At the same time, we maintain a founder’s mentality in which we give brands the autonomy to continue running and growing their businesses while leveraging the shared resources of our Centers of Excellence. Focusing on companies operating in adjacent spaces ensures our ability to efficiently integrate new brands into our portfolio and enables rapid scaling by leveraging common systems, pre-existing consumer insights and competitive knowledge to improve performance and achieve synergies among our businesses. Moving forward, we expect that these learned skills and capabilities will continue to be a key differentiator for Outdoor Products. Set forth below are illustrative examples of how we have applied our corporate operating expertise to several recently acquired companies.

Date Acquired:	September 28, 2021	August 5, 2022	August 22, 2022

How did Outdoor Products add expertise?	• Invested heavily in talent (e.g., engineering, finance and procurement) • Leveraged Supply Chain CoE to ensure supply continuity • Implemented tailored operational enhancement plan

•  Utilized Supply Chain CoE to reduce facility footprints, build stronger strategic relationships with suppliers and consolidate contracts

•  Consolidated back office while combining teams to fuel innovation

• Engaged with leadership at other Vista Outdoor brands to improve go-to-market sales process • Assistance from the Supply Chain CoE improved currency and other costs
What were the results?	• Well-positioned to become a sizeable golf technology business based on sales • Meaningful go-to-market synergies with Bushnell Golf business	• Achieved economies of scale and meaningful back office and go-to-market synergies • Enhanced collaboration and creativity while investing to strengthen our brands for more impact	• Enhanced clarity and desired outcomes of the go-to-market strategy • Meaningful reduction to cost of goods sold in fiscal year 2023 to support gross margin improvements

Culture of Innovation Drives Robust New Product Pipeline

In the highly competitive businesses in which we operate, new product innovation is critical to our brands’ success. Our scale and shared resources allow us to continue to invest in new product innovation at all points in the economic cycle. We employ approximately 125 dedicated design and product development professionals across our brands. By applying our engineering and manufacturing expertise, we have been able to bring new and innovative products to market that maintain product differentiation, deliver improved margins and meet the demanding requirements of our enthusiast consumers. Recent examples of our innovative, market-leading products include:

•

Stone Glacier, a leading manufacturer of premium outdoor equipment, recently announced its complete, systematic line of technical gloves and mittens. The brand’s versatile lineup includes its Chinook Merino Gloves, Mirka Gloves, Graupel Fleece Gloves, Altimeter Gloves and Altimeter Mitts – providing comfort through dexterity in varying backcountry conditions.

•

Bushnell, an industry leader in performance optics, released the Fusion X Rangefinding Binoculars and Prime 1800 Laser Rangefinder, both featuring ActivSync technology that automatically transitions readouts from black to red depending on lighting conditions. Last year, Bushnell also introduced the Broadhead Laser Rangefinder, the most accurate consumer grade rangefinder on the market with 0.3-yard accuracy out to 150 yards.

•

QuietKat, a leader in innovation within the off-road e-bike industry, introduced a brand new e-bike model, the Lynx. The Lynx represents the latest in full-suspension electric bicycles with an innovative design that pushes the envelope of style and high-performance for the brand. The Lynx establishes a new category for QuietKat, as it takes its proven off-road capabilities and blends it with a café moto style in a fun and powerful ride that is aimed at the discerning user who demands the latest technology and a premium ride. Able to tear up the road in style, then go further when the pavement ends, the Lynx is a fully capable off-road technical machine that can tackle the roughest terrain.

•

Fox Racing, a leader in motocross industry and a growing brand in the mountain bike category, has entered the mountain bike shoe category with the launch of the Union shoes series. With this offering, Fox Racing now provides mountain bike and motocross riders offerings for head-to-toe protection and apparel. From world champions to everyday trailblazers, the new Union shoes deliver a real connection to the bike with grip, durability and superb fit offered across all three versions to suit multiple ride styles and rider needs.

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•

CamelBak recently launched new and redesigned hiking hydration packs as part of its Spring 2023 collection. These models include the all-new Fourteener collection, a fully redesigned Octane 22 and two new sizes in the Octane family. The new and redesigned hydration packs blend technical features with premium materials to provide hikers with a range of size options and styles suitable for any environment and length of day hike.

•

For avid golfers, Bushnell Golf has continued to build off the success of the previous generation of products and revolutionize golf laser rangefinders with the feature rich Pro X3. The Pro X3 has taken our best-performing rangefinder and taken it to the next level, offering accuracy and performance unmatched by other laser rangefinders. The Pro X3 also features a new, patent-pending Locking Slope-Switch, significantly reducing the user’s risk of accidentally putting the unit into Slope mode during tournament play. The Pro X3 is our most advanced and best performing rangefinder to date and is the model preferred and used by many PGA Tour players.

Centers of Excellence Provide Significant Scale Advantage

We have developed a methodical approach to sharing our expertise in supply chain, e-commerce and M&A, which we refer to as our Centers of Excellence, across our verticals. Our Centers of Excellence provide our brands with significant shared resources that can be leveraged to drive growth in revenue and profitability, including expertise in sourcing, global distribution, enhanced purchasing power, sophisticated e-commerce systems, advanced analytics and a proven M&A playbook. We believe that our Centers of Excellence enable us to manufacture and distribute products in a more efficient and strategic manner than our competitors. Additionally, our Centers of Excellence enable our brands to dedicate a greater portion of their time to creating new, innovative products for consumers and better experiences for customers, enabling us to better serve their needs and capture market share. With our Centers of Excellence, we have the ability to realize the full potential of the businesses we acquire. This has become a compelling aspect of our value proposition, which has positioned us as the acquirer of choice in the outdoor industry. As we invest in our business and acquire more brands, the power of our Centers of Excellence will continue to grow as we scale and build on these competencies, driving further operating leverage.

Integrated supply chain management is a core focus of our company. We source finished product both domestically and internationally for global distribution and have teams of local sourcing and quality assurance experts on the ground where our largest suppliers are located. We continuously seek to improve our vendor base as well as our in-country support and oversight, and through our integrated supply chain management process, we seek to provide year-over-year reductions in product costs. We believe the scope and scale of our sourcing network would be difficult for many of our competitors to replicate. As a result of the COVID-19 pandemic, supply chain interruption impacted our company beginning in 2020. Our team worked to mitigate these impacts including by increasing output from our current suppliers and identifying alternatives. As of 2023, this risk has largely been abated and we do not expect supply chain issues to have a material impact in the near future.

Our supply chain and logistics infrastructure gives us the ability to serve a broad array of wholesale and retail customers, many of whom rely on us for services such as category management, marketing campaigns, merchandising and inventory replenishment. We believe our strong wholesale and retail relationships and diverse product offering provide us with a unique competitive advantage.

E-commerce has been a focus of our business, and we have gained meaningful traction with our various initiatives. We have found that e-commerce not only enables us to achieve higher margins, but also benefits the customer by providing the convenience of accessing our full portfolio of products wherever and whenever they want to shop.

We maintain strong relationships with our retail partners based on trust and professionalism. Our long-standing commitment to our customers, diverse product offering and focus on profitability for both our company and our retail partners have enabled us to gain shelf space and secure premium placement of our products at many major retailers. Our management team interfaces directly with the executives of many of our top retail partners to ensure we are delivering the products our retailers need to meet the demands of the end consumer in the most efficient and profitable manner possible. Furthermore, we believe our scale allows us to leverage our resources to efficiently and profitably service our largest retail customers. For example, we work with our key retail customers to develop marketing and advertising campaigns, provide inventory replenishment support and organize product category merchandising plans.

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Visionary and Experienced Management Team

We have a highly experienced and proven management team that drives accountability and discipline throughout our organization, resulting in successful execution of the Company’s strategy.

We pride ourselves on our culture and our people. We are committed to upholding a diverse and inclusive work environment with meaningful opportunities for career development and leadership roles.

Robust Strategy for Continued Growth

Our strategy focuses on five strategic pillars that we believe will deliver sustainable and profitable growth, solidifying our position as the outdoor recreation market leader.

•	Talent and Culture: Invest in talent and foster our culture of agility, efficiency and innovation.

•	Organic Growth: Identify and capture opportunities for organic growth and market share expansion by:

○

allocating capital to our brands to aid in their development of new and innovative products that serve the needs and preferences of their core consumers while also expanding product offerings to new end markets and consumers;

○	leveraging and expanding our distribution channels to increase the commercial presence of all of our brands and efficiently deliver product to meet consumer demand;

○	utilizing our differentiated knowledge and expertise from our E-commerce Center of Excellence to help brands grow quickly and scale the business faster than they are able to alone; and

○	expanding our presence internationally by leveraging our existing footprint to capture additional geographies, markets and consumers.

•	Centers of Excellence: Leverage our shared resources, expertise and scale to achieve a level of excellence that would be out of reach for our individual brands, with a focus on:

○	operational excellence to improve margins, supply chain resiliency and agility;

○	e-commerce, direct-to-consumer and digital marketing capabilities; and

○	acquisition target relationships and selection, deal execution and integration.

•	Acquisitions: Acquire complementary businesses in the highly fragmented outdoor recreation products market and deploy our shared resources and expertise to accelerate their growth and profitability.

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•	Capital Allocation:

○	Maintain a healthy balance sheet, strong margins and robust cash flow generation to provide financial flexibility and enable us to thrive and grow at all points in the market demand cycle.

○	Dynamic process based on rigorous analysis that prioritizes long-term returns for our stockholders through:

•	organic growth opportunities;

•	opportunistic share repurchases when valuation is highly attractive; and

•	selective acquisitions at attractive multiples that are accretive to our company valuation and that have achievable and tangible synergies.

Intellectual Property

Our brand portfolio and new product innovation is supported by strategic investment in the acquisition, maintenance and enforcement of our intellectual property. Our trade names, service marks and trademarks are important to distinguish our products and services from those of our competitors. We rely on trade secrets, continuing technological innovations and licensing arrangements to maintain and improve our competitive position. We also have a portfolio of approximately 1,954 U.S. and foreign patents, and we believe these patents, as well as unpatented research, development and engineering skills, make important contributions to our business. We are not aware of any facts that would negatively impact our continuing use of any of our trade names, service marks, trademarks or patents. Our patents are generally in effect for up to 20 years from the date of the filing of the applicable patent application. Our trademarks are generally valid as long as they are in use and their registrations are properly maintained and have not been found to have become generic.

Quality Assurance

We maintain a disciplined quality assurance process. We set stringent metrics to drive year-over-year quality improvements. We also have customer call centers, which allow us to collect feedback on our customer service to ensure that our customers and end consumers are satisfied with our products and customer service.

Competition

Competition in the markets in which we operate is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features and warranties, as well as sales and marketing programs. Given the diversity of our product portfolio, we have various significant competitors in each of our markets, including: Hydro Flask, Contigo, Yeti, Helen of Troy and Nalgene in our Hydration vertical; Callaway, Garmin, Nikon, SkyTrak and Trackman in our Golf vertical; Schwinn, Bontrager, Smith, Specialized, Canyon, Shoei and Alpine Stars in our Action Sports vertical; Traeger, Weber, Pit Boss, Blackstone, Solo Stove and Lodge in our Outdoor Cooking vertical; Nikon, Vortex, Leupold, Feradyne, American Outdoor Brands and Good Sportsman Marketing in our Outdoor Accessories vertical; Columbia, Huk, Patagonia, Orvis and American Fishing Tackle Company in our Fishing vertical; and Kuiu, Sitka, First Lite and Mystery Ranch in our Technical Gear and Apparel vertical.

Seasonality

Our business experiences a certain level of seasonality. Our products are used throughout the year in a number of varying activities. For example, during the spring and summer months, sales of products such as golf and mountain biking accessories are in high demand. Similarly, sales of our winter sport accessories increase during the months of October through December. Finally, sales of our premium hunting accessories are generally highest during the months of August through December due to shipments around the fall hunting season and holidays. Each fiscal quarter during the past four fiscal years has accounted for approximately 20% or more of our revenue for the related fiscal year.

Regulatory Matters

Like many other manufacturers and distributors of consumer products, we are required to comply with numerous laws, rules and regulations, including those involving labor and employment law, environmental law, consumer product safety, data privacy and security, workplace safety and the export and import of our products. These laws, rules and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules and regulations may be adopted in the future. We believe we are in material compliance with all applicable domestic and international laws and regulations.

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Our operations are subject to numerous international, federal, state and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation and disposal of hazardous materials and wastes and restoration of damages to the environment, as well as health and safety matters. We believe that our operations are in material compliance with these laws and regulations and that forward-looking, proper and cost-effective management of air, land and water resources is vital to the long-term success of our business. Our environmental policy identifies key objectives for implementing this commitment throughout our operations. We incur operating and capital costs on an ongoing basis to comply with environmental requirements and could incur significant additional costs as a result of more stringent requirements that may be promulgated in the future.

As a manufacturer and distributor of consumer products, we are subject to various domestic and international consumer product safety laws, such as the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to investigate and deem certain of our products as unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission or similar international agencies could ask a court to require us to repurchase or recall one or more of our products. In addition, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which we sell our products.

In some cases, the handling of our technical data and the international sale of our products is also regulated by the U.S. Department of State and Department of Commerce. These agencies oversee the export of certain of our products including night vision devices and related technical data, amongst other products. In many instances, we must obtain export authorizations for international shipments. To date, most of our requests for export licenses have been approved. These agencies can impose civil and criminal penalties, including preventing us from exporting our products, for failure to comply with applicable laws and regulations.

We are also regulated by governmental agencies such as the U.S. Department of Transportation, the U.S. Environmental Protection Agency and the U.S. Food and Drug Administration, which regulate the out-bound and in-bound movement of certain of our products, as well as components, parts and materials used in our manufacturing processes. The agencies are authorized to detain and seize shipments, as well as penalize us for failure to comply with applicable regulations. The agencies also work closely with the U.S. Department of State and the U.S. Department of Commerce to protect national security.

Human Capital

People are at the center of our success. As of June 2023, we employ approximately 2,900 people spread across multiple states, Puerto Rico and numerous countries. Our employees lead in the fields of product development, sales, distribution, supply chain management, finance and marketing, among many other talents and specialties. In total, as of June 2023, approximately 52% of our employees are in hourly production and distribution roles, directly building or distributing world-class outdoor recreation and lifestyle gear and products for our consumers. We have no union-represented employees, other than those outside of the United States where required by law. We believe that our employee relations are generally good.

Support for our people drives us at every level. We prioritize employee success and well-being through a strong corporate infrastructure that supports employee engagement, recruiting, professional development, safety, diversity, compensation and benefits. Our overall commitment and value proposition for our employees begins with our culture and is rooted in the success of our business. When we do well, it enables us to do good for our communities, employees and charitable partners.

Employee Engagement

We are committed to two-way conversations with employees. Vista Outdoor’s Chief Executive Officer and business unit leaders hold regular employee town hall meetings where they provide updates and take employee questions. Following the Spin-Off, we expect to also regularly hold such meetings. We regularly update employees with company news, important notices, our philanthropic efforts and employee stories through many channels, including our internal digital hub (InSite), social media and our public-facing website. These employee engagement initiatives are especially important across our diverse network which includes multiple locations across the globe and a diverse set of working environments, including production, office, hybrid and remote.

Recruiting

We place a large emphasis on recruiting talented people to join our company. We prioritize the hiring of smart, energetic and passionate people who not only have the skills we need to thrive in the marketplace, but who also have diverse

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experiences and perspectives. We have partnered with a variety of organizations to expand our recruiting base so that we can better attract talented veterans, people of color, women and others with backgrounds who would strengthen our business and underlying culture.

Professional Development

We take career development seriously. We go to great lengths to make learning and knowledge available to our employees. We deploy a variety of worker training programs on our factory and production floors, including the use of internal leaders and outside safety trainers. Programs such as tuition reimbursement, internships and employee scholarship programs are some of the ways we are investing in our people and their knowledge. We know that these investments are not only good for people, but they are also good for our business. We have seen an increase in internal promotions from all levels of the organization.

Safety

We operate in a highly regulated environment in the U.S. and international markets. U.S. federal, state and local governmental entities and foreign governments regulate many aspects of our business through product safety standards, laws and regulations.

While employees across our locations work to ensure compliance with the product safety laws and regulations that apply to their products, we have a team of dedicated professionals within the corporate Compliance Department who oversee all aspects of product safety and compliance across the company. Our product safety and compliance personnel have broad and diverse academic and experience credentials and are often sought out by regulators, law enforcement, other industry participants and internal stakeholders to serve as expert consultants and witnesses. This organizational structure, together with robust internal policies and procedures, helps ensure that we meet our continuing obligations to regulators and consumers throughout the product life cycles and to keep our employees safe.

On the consumer side, as an outdoor recreation company, we believe that our consumers should be safe when engaging in the outdoor activity of their choice. We partner with a variety of organizations who share these same goals, support policies that advance safety initiatives and use our brand verticals to educate and share best practices for the safe use of our products.

Diversity and Inclusion

We continuously look for ways to be a more diverse and inclusive company, from improving our recruiting and marketing efforts to expanding career growth opportunities and external partnerships. Our diversity and inclusion metrics as of June 2023 include:

% of US employees identifying as persons of color (non-white)	20%
% of US Leadership (manager & above) identifying as persons of color*	11%
% of US employees who identify as female	37%
% of US Leadership (manager & above) who identify as female	31%
% of US employees who are veterans	3%

Compensation

We believe in equal pay for equal work. We believe pay and compensation should match the talent, experience and skill set of a person, and nothing else. We expect to regularly review our compensation practices and benchmark our performance to others in the industry to ensure we are fulfilling our obligation of fair pay.

Benefits

We expect that our benefits programs will offer comprehensive coverage to help protect our employees’ health, family and future, and will be an important part of the total compensation we provide. We expect to offer both company-provided and optional benefits, including basic life insurance, medical, prescription, telemedicine and an employee product purchase program. We expect to offer a 401(k) savings plan, with a higher-than-average match for participating employees.

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Properties

Facilities - We occupy manufacturing, assembly, distribution, warehouse, test, research, development and office facilities. All our facilities are leased unless noted otherwise below.

As of June 2023, we had significant operations in the following locations, which include office, manufacturing and distribution facilities:

Performance Sports	Overland Park, KS; Olathe, KS, Brookhaven, MS; Monticello, MS; Manhattan, MT; *Oroville, CA; San Diego, CA; Lares, PR; Tijuana, MX
Action Sports	Scotts Valley, CA; Irvine, CA; Stockton, CA; Rantoul, IL; Eagle, CO; Barcelona, Spain
Outdoor Recreation	Petaluma, CA; Rantoul, IL; Hyde Park, UT; Bozeman, MT; Mountain View, AR; Seymour, MO; Tijuana, MX
Corporate	Bozeman, MT; Anoka, MN
* denotes owned properties

Our properties are well maintained and in good operating condition and are sufficient to meet our near-term operating requirements.

Legal Proceedings

From time to time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial condition or cash flows.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations for the three years ended March 31, 2023, 2022 and 2021 together with the combined financial statements and the notes thereto included elsewhere in this Information Statement, as well as the information presented in the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Business” beginning on pages 65 and 73, respectively, of this Information Statement. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 29 and 51, respectively, of this Information Statement. All dollar amounts in this section are presented in thousands.

OVERVIEW

Basis of Presentation and Separation from Vista Outdoor Inc.

On May 5, 2022, Vista Outdoor announced that the Vista Board of Directors approved preparations for the separation of Vista Outdoor’s Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products segment. To effect the separation, first, Vista Outdoor will undertake the Internal Transactions described under the section entitled “Certain Relationships and Related Party Transactions—Agreements with Vista Outdoor—Separation and Distribution Agreement” beginning on page 125 of this Information Statement. Vista Outdoor will subsequently distribute all of Outdoor Products’s common stock to Vista Outdoor stockholders, and Outdoor Products, holding the businesses constituting Vista Outdoor’s current “Outdoor Products” reporting segment, will become an independent, publicly-traded company. In connection with the Spin-Off, Vista Outdoor is being treated as the accounting “spinnor”, consistent with the legal form of the transaction.

The combined financial statements included elsewhere in this Information Statement reflect the historical financial position, results of operations and cash flows of the Company for the periods presented as the Company was historically managed within Vista Outdoor. The combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The combined financial statements have been prepared in U.S. dollars and in conformity with accounting principles generally accepted in the United States (“GAAP”). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent company during the periods presented.

The combined financial statements include expense allocations for certain functions provided by Vista Outdoor, including but not limited to general corporate expenses related to finance, legal, information technology, human resources, communications and insurance. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of revenue, headcount or other measures. During the fiscal years ended March 31, 2023, 2022 and 2021, the Company was allocated $44,880, $59,724 and $38,150, respectively, of such general corporate expenses, which were included within selling, general and administrative expenses in the combined statements of comprehensive income (loss). Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expenses the Company would have incurred if the Company had been an independent company for the periods presented. Actual costs that may have been incurred if the Company had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas such as information technology, supply chain, sales and marketing, operations and infrastructure. The Company is unable to determine what such costs would have been had the Company been independent. Following the planned separation from Vista Outdoor, the Company may perform these functions using its own resources or purchased services.

Business Overview

Outdoor Products is a leading platform of iconic consumer product brands that serve a diverse range of outdoor enthusiasts around the world. We design, develop, manufacture, source and distribute outdoor and lifestyle gear, equipment and apparel to enhance the experiences of hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers and

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hunters. Our brands include CamelBak, Bell, Giro, Fox Racing, Camp Chef, Bushnell, QuietKat, Foresight Sports, Simms Fishing and Stone Glacier, among others. We are headquartered in Bozeman, Montana and have manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe.

Our products are sold through a wide variety of big-box, specialty and independent retailers and distributors such as Academy, Amazon, Bass Pro Shops/Cabela’s, Dick’s Sporting Goods, Nations Best Sports, Recreational Equipment, Inc., Sports Inc., Sports South, Scheels, Sportsman’s Warehouse, Target and Walmart. Some of our products are also sold directly to consumers through our brands’ websites and retail locations. We have a scalable, integrated platform that allows us to leverage our deep customer knowledge, product development and innovation, supply chain and distribution, and sales and marketing functions across product categories to better serve our retail partners and end consumers.

Organizational Structure

We operate our business through two reportable operating segments, Performance Sports and Action Sports, based on how our chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and makes decisions. In addition, two of our operating segments are included in the all other category identified as Outdoor Recreation. See Note 17, Operating Segment Information, to our combined financial statements included elsewhere in this Information Statement. Below is the composition of our segments during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Action Sports. Our Action Sports reportable operating segment consists of our Action Sports vertical.

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Action Sports. Our Action Sports vertical is comprised of the Bell, Blackburn, Copilot, Fox Racing, Giro, Krash!, QuietKat and Raskullz brands. The primary Action Sports product lines include e-bikes, helmets, goggles and accessories for cycling, snow sports, motocross and power sports.

•	Performance Sports. Our Performance Sports reportable operating segment consists of our Golf vertical and our Outdoor Accessories vertical.

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Golf. Our Golf vertical is comprised of the Bushnell Golf and Foresight Sports brands. The primary Golf product lines include launch monitors, laser rangefinders, GPS devices, golf simulators and other technology products.

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Outdoor Accessories. Our Outdoor Accessories vertical is comprised of 18 brands in the hunting and broader outdoor recreation space. Some of our market-leading brands include Bushnell, Blackhawk, Champion, Gold Tip, Primos and RCBS. The primary Outdoor Accessories product lines include sport optics and archery and hunting accessories.

•	Outdoor Recreation. Our Outdoor Recreation category consists of our Hydration vertical, our Outdoor Cooking vertical, our Fishing vertical and our Technical Gear and Apparel vertical.

○	Hydration. Our Hydration vertical is comprised of the CamelBak brand. The primary Hydration product lines include hydration packs, water bottles, drinkware, and coolers.

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Outdoor Cooking. Our Outdoor Cooking vertical is comprised of the Camp Chef and Fiber Energy Products brands. The primary Outdoor Cooking product lines include pellet grills, cookware, pellets and camp stoves.

○	Fishing. Our newest vertical, Fishing, is comprised of the Simms Fishing brand. The primary Fishing product lines include waders, sportswear, outerwear, footwear and fishing tools and accessories.

○

Technical Gear and Apparel. Our vertical, Technical Gear and Apparel, is comprised of the Stone Glacier brand. The primary Technical Gear and Apparel product lines include packs, camping equipment and technical apparel.

In addition, we present a “Corporate” category for purposes of reconciliation, which is not considered a reportable segment.

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Executive Summary

Financial Highlights and Notable Events of Fiscal Year 2023

•	Net sales increased $16,881 or 1.3%, over the prior fiscal year.

•	Impairment expense related to our goodwill and indefinite-lived tradenames of $374,355 was recorded in our fourth fiscal quarter.

•	We acquired Fox Racing and Simms Fishing during the second fiscal quarter of 2023. See Note 7, Acquisitions, to our combined financial statements included elsewhere in this Information Statement.

OUTLOOK

Outdoor Recreation Industry

We believe that long-term outdoor participation trends combined with a larger base of participants supports our expectation of long-term demand for the innovative outdoor recreation-related products produced by our brands. We believe that the current demand for our brands is being temporarily impacted by higher inflation causing lower consumer spending and higher input costs, along with increased inventory levels at retailers and distributors causing increased promotional activity. We expect to see a return to organic growth in the back half of fiscal year 2024 once point of sale and sell-in become more closely aligned. Our brands hold a strong competitive position in the marketplace, and we intend to further differentiate our brands through focused research and development, omni-channel strategies and marketing investments including traditional and digital mediums. Following significant investments in our brands’ e-commerce capabilities, both directly and through our E-Commerce Center of Excellence, we believe our brands are well-positioned to benefit from the ongoing shift in consumer shopping behavior to utilize online channels.

RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. The following information should be read in conjunction with the combined financial statements included elsewhere in this Information Statement.

Fiscal Year 2023 Compared to Fiscal Year 2022

Our net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income, operating income as a percentage of net sales (operating income margin), other income, net, interest expense and tax provision by reporting segment and by corporate and other (where applicable) are presented below:

	Years ended March 31,		Change
Sales, net:	2023	2022	Dollars	Percent
Performance Sports	$541,999	$641,031	$(99,032)	(15.4)%
Action Sports	495,862	401,984	93,878	23.4%
Outdoor Recreation	301,517	279,482	22,035	7.9%

Total	$1,339,378	$1,322,497	$16,881	1.3%

Performance Sports—The decrease in sales is related to our Outdoor Accessories vertical, primarily due to reduced purchasing across nearly all channels. The decreases were partially offset by increased sales in our Golf vertical, pricing, and increased direct to consumer sales.

Action Sports—The increase in sales was driven by acquired business, partially offset by decreases related to our organic businesses. Net sales of our organic businesses decreased primarily due to reduced purchasing across nearly all channels, partially offset by pricing and increased direct to consumer sales.

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Outdoor Recreation—The increase in sales was driven by acquired businesses, partially offset by decreases related to our organic businesses. Net sales of our organic businesses decreased primarily due to reduced purchasing across nearly all channels, partially offset by pricing and increased direct to consumer sales.

	Years ended March 31,		Change
Gross Profit:	2023	2022	Dollars	Percent
Performance Sports	$177,464	$217,482	$(40,018)	(18.4)%
Action Sports	127,206	104,476	22,730	21.8%
Outdoor Recreation	81,649	77,489	4,160	5.4%
Corporate and other	(9,528)	(1,991)	(7,537)	378.6%

Total	$376,791	$397,456	$(20,665)	(5.2)%

Gross profit margin	28.1%	30.1%

Performance Sports—The decrease in gross profit was primarily driven by organic business volume declines, partially offset by increased gross profit related to our acquired business. Gross profit margin was 32.7% compared to 33.9% in the prior fiscal year.

Action Sports—The gross profit increase was primarily driven by volume from our acquired business and improved pricing, which was partially offset by our organic businesses’ volume declines and increased product and freight costs. Gross profit margin was 25.7% compared to 26.0% in the prior fiscal year.

Outdoor Recreation—In addition to increased sales related to acquired businesses, the gross profit increase was driven by improved pricing, which was partially offset by our organic businesses’ volume declines and increased product and freight costs. Gross profit margin was 27.1% compared to 27.7% in the prior fiscal year.

Corporate and Other—Expenses included in gross profit were related to inventory step-up expense from acquisitions in fiscal years 2023 and 2022.

	Years ended March 31,		Change
Operating income (loss):	2023	2022	Dollars	Percent
Performance Sports	$ 59,883	$ 113,042	$ (53,159)	(47.0)%
Action Sports	(2,073)	34,925	(36,998)	(105.9)%
Outdoor Recreation	3,268	16,527	(13,259)	(80.2)%
Corporate and other	(429,217)	(62,073)	(367,144)	(591.5)%

Total	$ (368,139)	$ 102,421	$ (470,560)	(459.4)%

Operating income margin	(27.5)%	7.7%

Performance Sports—The decrease in operating income was primarily driven by the decrease in gross profit of our organic business, as well as increased selling, general and administrative costs related to the acquired business, partially offset by decreases in incentive compensation and operating income from the acquired business. Operating income margin was 11.0% compared to 17.6% in the prior fiscal year.

Action Sports—The decrease in operating income was primarily driven by increased selling, general, and administrative expenses related to the acquired business, partially offset by the increase in gross profit. Operating income margin was (0.4)% compared to 8.7% in the prior fiscal year.

Outdoor Recreation—The decrease in operating income was primarily driven by the decrease in gross profit of our organic businesses and increased selling, general and administrative costs related to the acquired businesses. Operating income margin was 1.1% compared to 5.9% in the prior fiscal year.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Corporate and Other—The decrease in operating income was primarily caused by goodwill and intangibles impairments, reorganization costs, inventory step-up expense, transaction costs and transition costs. The decline was partially offset by a decrease in the fair value of the contingent consideration liabilities and lower incentive compensation expense.

	Years ended March 31,		Change
Other income, net	2023	2022	Dollars	Percent
Other income, net	$ 2,124	$ —	$ 2,124	—%

Total	$ 2,124	$ —	$ 2,124	—%

The increase in other income, net was caused by foreign exchange gains related to our businesses acquired during fiscal year 2023.

	Years ended March 31,
Income tax provision (benefit):	2023	Effective Rate	2022	Effective Rate	Change
Corporate and other	$(29,181)	8.0%	$24,045	23.5%	$(53,226)

See Note 14, Income Taxes, to our combined financial statements included elsewhere in this Information Statement, for information regarding income taxes.

The decrease in the current period tax rate is primarily due to the impact of nondeductible impairment of goodwill.

Our provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for fiscal year 2023 of 8.0% differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill.

The effective tax rate for fiscal year 2022 of 23.5% differs from the federal statutory rate of 21% primarily due to the impact of state taxes and is partially offset by favorable permanent adjustments.

As of March 31, 2023 and 2022, the total amount of unrecognized tax benefits was $13,120 and $11,060, respectively, of which $11,673 and $10,099, respectively, would affect the effective tax rate, if recognized. The remaining balance is related to deferred tax items which only impact the timing of tax payments. Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $5,720 reduction of the uncertain tax benefits will occur in the next 12 months. See Note 14, Income Taxes, to our combined financial statements included elsewhere in this Information Statement for further details.

Fiscal Year 2022 Compared to Fiscal Year 2021

	Years ended March 31,		Change
Sales, net:	2022	2021	Dollars	Percent
Performance Sports	$ 641,031	$ 511,328	$ 129,703	25.4%
Action Sports	401,984	364,453	37,531	10.3%
Outdoor Recreation	279,482	243,834	35,648	14.6%

Total	$ 1,322,497	$ 1,119,615	$ 202,882	18.1%

Performance Sports—Sales increases were driven by Foresight Sports, which was acquired in the third quarter of fiscal year 2022. Additionally, the increase was driven by strong demand across our Outdoor Accessories and Golf verticals, which had been impacted by retail closures in the prior fiscal year.

Action Sports—Sales increases were driven by QuietKat, which was acquired in the first quarter of fiscal year 2022. Additionally, the increase was driven by strong demand in our specialty bike and snow categories, which had been impacted by retail closures in the prior fiscal year. The increases were partially offset by a decline in our mass helmets and accessories sales due to lower demand in lower price point categories.

Outdoor Recreation—The increase in sales was driven by strong demand in our Hydration vertical. Additional increases were driven by Fiber Energy Products and Stone Glacier, which were both acquired in fiscal year 2022. Also, sales

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

were not impacted during fiscal year 2022 by retail closures as they were in the prior fiscal year. The increases were partially offset by a decline in our Outdoor Cooking vertical, caused primarily by declining e-commerce sales as foot traffic returned to brick and mortar stores.

	Years ended March 31,		Change
Gross Profit:	2022	2021	Dollars	Percent
Performance Sports	$217,482	$146,663	$70,819	48.3%
Action Sports	104,476	100,666	3,810	3.8%
Outdoor Recreation	77,489	74,094	3,395	4.6%
Corporate and other	(1,991)	—	(1,991)	—%

Total	$397,456	$321,423	$76,033	23.7%

Gross profit margin	30.1%	28.7%

Performance Sports—In addition to increased sales, the gross profit increase was driven by sales volume and operating efficiencies, partially offset by increased logistics costs and product costs. Gross profit margin was 33.9% compared to 28.7% in the prior fiscal year.

Action Sports—The increase in gross profit was primarily driven by sales volume and improved sales channel mix, partially offset by increased logistics, tariffs and product costs. Gross profit margin was 26.0% compared to 27.6% in the prior fiscal year.

Outdoor Recreation—In addition to increased sales, the gross profit increase was driven by favorable pricing, partially offset by higher logistics costs, product costs and sales channel mix. Gross profit margin was 27.7% compared to 30.4% in the prior fiscal year.

Corporate and Other—The change in corporate gross profit was due to inventory step-up expenses from acquisitions during the current year. There was no corporate income or expense affecting gross profit in fiscal year 2021.

	Years ended March 31,		Change
Operating income:	2022	2021	Dollars	Percent
Performance Sports	$113,042	$72,317	$40,725	56.3%
Action Sports	34,925	38,099	(3,174)	(8.3)%
Outdoor Recreation	16,527	27,526	(10,999)	(40.0)%
Corporate and other	(62,073)	(38,500)	(23,573)	(61.2)%

Total	$102,421	$99,442	$2,979	(3.0)%

Operating income margin	7.7%	8.9%

Performance Sports—The increase in operating income was primarily driven by the increase in gross profit, partially offset by increased selling, general, and administrative expenses from the current year acquisitions and investments in selling and marketing expenses to support increased sales and industry events, such as trade shows that returned this fiscal year. Operating income margin was 17.6% compared to 14.1% in the prior fiscal year.

Action Sports—The decrease in operating income was primarily driven by increased selling, general, and administrative expenses from the current year acquisitions, partially offset by the increase in gross profit. Operating income margin was 8.7% compared to 10.5% in the prior fiscal year.

Outdoor Recreation—The decrease in operating income was primarily driven by increases in both selling and marketing expenses to support increased sales, and administrative expenses related to the current year acquisitions. The increases were partially offset by increased gross profit. Operating income margin was 5.9% compared to 11.3% in the prior fiscal year.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Corporate and Other—The decrease in operating income was primarily driven by current fiscal year increased M&A expenses due to acquisitions, higher share-based and incentive compensation expense, higher post-acquisition compensation and investments in human capital, which support our centers of excellence.

	Years ended March 31,
Income tax provision (benefit):	2022	Effective Rate	2021	Effective Rate	Change
Corporate and other	$24,045	23.5%	$(6,943)	(7.0)%	$30,988

See Note 14, Income Taxes, to our combined financial statements included elsewhere in this Information Statement, for information regarding income taxes.

The increase in the current period tax rate is primarily due to the impact of the prior year decrease in the valuation allowance driven by earnings, and the release of the reserves for uncertain tax positions due to statute expiration in the prior fiscal year.

Our provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for fiscal year 2022 of 23.5% differs from the federal statutory rate of 21% primarily due to the impact of state taxes and is partially offset by favorable permanent adjustments.

The effective tax rate for fiscal year 2021 of (7.0)% differs from the federal statutory rate of 21% primarily due to the impact of the decrease in the valuation allowance and the release of uncertain tax positions.

As of March 31, 2022 and 2021, the total amount of unrecognized tax benefits was $11,060 and $10,651, respectively, of which $10,099 and $10,378, respectively, would affect the effective tax rate, if recognized. The remaining balance is related to deferred tax items which only impact the timing of tax payments. Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $0 reduction of the uncertain tax benefits will occur in the next 12 months. See Note 14, Income Taxes, to our combined financial statements included elsewhere in this Information Statement for further details.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Historically, we have operated within Vista Outdoor’s corporate structure, and an important source of liquidity for our business, particularly for the execution of our growth strategy, has been cash generated by the Sporting Products segment of Vista Outdoor. Following the completion of the Spin-Off, the Company’s capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Vista Outdoor. Instead, our ability to fund the Company’s cash needs will depend on our ongoing ability to independently generate cash from operations and obtain debt and/or equity financing on acceptable terms. We believe we will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances and available borrowings through the issuance of third-party debt.

In connection with the Spin-Off, we expect to enter into a revolving credit facility, which we intend to use primarily to fund acquisitions, pay related fees and expenses and for other general corporate purposes. The terms of the agreements governing the revolving credit facility are expected to restrict our ability to take certain actions, which may adversely impact our ability to manage our business or react to market conditions or opportunities. In addition, our separation from Vista Outdoor’s other businesses may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to the Company. Information regarding our indebtedness following the Spin-Off will be provided in subsequent amendments to this Information Statement.

Operating Activities

Net cash provided by operating activities increased $94,735 for fiscal year 2023 as compared to fiscal year 2022. The change was primarily driven by an increase to payments for prepaid expenses and other assets, partially offset by increases in accounts receivable due to the timing of customer payments, and improvement in our inventory management in the second half of the current fiscal year.

Investing Activities

Cash used for investing activities increased $215,883 for fiscal year 2023 as compared to fiscal year 2022. The current fiscal year cash usage was driven by the acquisition of Fox Racing and Simms Fishing during fiscal year 2023.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Financing Activities

Cash provided by financing activities increased $124,145 for fiscal year 2023 as compared to fiscal year 2022. The increase represents net transfers (to) from Parent, which represented transactions between us and Vista Outdoor. These transactions are considered to be effectively settled for cash at the time the transaction is recorded. The components of these transactions (or transfers) include (i) constructive cash transfers from us to Vista Outdoor, (ii) cash transfers from Vista Outdoor to fund our requirements for working capital commitments, (iii) cash transfers from Vista Outdoor to fund our acquisitions and (iv) an allocation of Vista Outdoor’s corporate expenses. The increase in cash provided by Vista Outdoor in fiscal year 2023 was due to the acquisitions of Fox Racing and Simms during fiscal year 2023.

Liquidity

In addition to our normal operating cash requirements, our principal future cash requirements will be to fund strategic acquisitions. Our short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain production facilities, payment of earn-outs related to previous acquisitions and working capital requirements.

Based on our current financial condition, management believes that our cash position, combined with anticipated generation of cash flows and borrowings from the revolving credit facility that we expect to enter into in connection with the Spin-Off, will be adequate to fund future growth, make capital expenditures and pay earn-outs related to previous acquisitions over the next 12 months.

There can be no assurance that the cost or availability of future borrowings, if any, will not be materially impacted by capital and credit market conditions, including any disruptions to these markets, as a result of natural disasters and public health crises or other significant catastrophic events, or our future financial condition and performance.

Material Cash Requirements

The following table summarizes our material cash requirements as of March 31, 2023:

		Material cash requirements by period
	Total	Less than 1 year	Years 2 - 3	Years 4 - 5	More than 5 years
Operating leases	$170,923	$22,591	$33,191	$29,037	$86,104
Purchase commitments and other	159,913	147,135	12,743	35	—

Total	$330,836	$169,726	$45,934	$29,072	$86,104

The total liability for uncertain tax positions as of March 31, 2023 was approximately $13,120 (see Note 14, Income Taxes, to our combined financial statements included elsewhere in this Information Statement), none of which is expected to be paid within 12 months. We are unable to provide a reasonably reliable estimate of the timing of future payments relating to the non-current uncertain tax position obligations.

CONTINGENCIES

Litigation

From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of and are incidental to the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial condition or cash flows.

DEPENDENCE ON KEY CUSTOMERS; CONCENTRATION OF CREDIT

No one customer contributed greater than 10% of total sales in fiscal year 2023. Walmart contributed 10% and 12% of sales during fiscal years 2022, and 2021, respectively. If a key customer fails to meet payment obligations, our operating results and financial condition could be adversely affected.

INFLATION AND CONSUMER SPENDING RISK

We are exposed to inflationary factors such as increases in labor, supplier, logistics and overhead costs that may adversely affect our operating results. The recent rise in inflation is causing a decline in consumer disposable income and

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

discretionary spending, which has temporarily impacted the demand for our brands. Inflation has also contributed to the cost of our products and operating costs. The change in consumer discretionary spending has also had an impact on retailer inventory levels. Our sales to retailers and distributors follows the end consumer spending patterns. During fiscal year 2023, we experienced a decline in retailer and distributor sales due to their excess inventory levels caused by the shift in consumer spending patterns. If these adverse conditions persist or become more severe, this may continue to have an adverse effect on our operating results, if the selling prices of our products are not able to offset these increased costs. We cannot predict the impact of these adverse conditions on our liquidity and financial results.

CRITICAL ACCOUNTING ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based on our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. In preparing the combined financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, sales, expenses and related disclosure of contingent assets and liabilities. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We review our estimates on an ongoing basis to ensure the estimates appropriately reflect changes in our business and the most recent information available.

We believe the critical accounting policies discussed below affect our most significant estimates and judgments used in the preparation of our combined financial statements. For a complete discussion of all our significant accounting policies, see Note 2, Significant Accounting Policies, to our combined financial statements included elsewhere in this Information Statement.

Revenue Recognition

The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes, federal excise tax and other similar taxes are excluded from revenue.

Allowance for Estimated Credit Losses

We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions.

Inventories

Our inventories are valued at the lower of cost or net realizable value. We evaluate the quantities of inventory held against past and future demand and market conditions to determine excess or slow-moving inventory. For each product category, we estimate the market value of the inventory comprising that category based on current and projected selling prices. If the projected market value is less than cost, we provide an allowance to reflect the lower value of the inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold. The projected market value of the inventory may decrease due to consumer preferences, legislative changes or loss of key contracts among other events.

Income Taxes

Provisions for federal, state and foreign income taxes are calculated based on reported pre-tax earnings and current tax law. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. We periodically assess our liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

current available information. Where it is not more likely than not that our tax position will be sustained, we record the entire resulting tax liability and when it is more likely than not of being sustained, we record our best estimate of the resulting tax liability. As per our policy, any applicable interest and penalties related to these positions are also recorded in the combined financial statements. To the extent our assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.

Deferred tax assets are assessed to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Significant estimates are required for this analysis. If we determine it is not more likely than not that all of the deferred tax assets will be realized, a valuation allowance will be recorded. Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.

Accounting for goodwill and indefinite-lived intangibles

We performed our annual testing of goodwill in accordance with our accounting policies described in Note 2, Significant Accounting Policies. The impairment assessment compares the fair value of each reporting unit to its carrying value. Impairment is measured as the amount by which the carrying value of a reporting unit exceeds its fair value.

To perform the annual quantitative goodwill impairment testing, we prepared valuations of our reporting units using both an income and market approach. The value estimated under the income approach using a discounted cash flow model was weighted at 75%, and the estimated value derived from the guideline company market approach method was weighted at 25%. We developed the discounted cash flow analysis, using our assumptions about forecasted revenues and operating margins, capital expenditures and changes in working capital based on our plan, as reviewed by the Vista Outdoor Board of Directors, and assumed a terminal growth rate thereafter. The discounted cash flow analysis was derived from valuation techniques in which one or more significant inputs are not observable (Level 3 fair value measures). A separate discount rate was determined for each reporting unit and these cash flows were then discounted to determine the fair value of the reporting unit. The discount rate reflected a weighted-average cost of capital, which was calculated, in part, based on observable market data. Some of this data (such as the risk free or treasury rate and the pretax cost of debt) were based on the market data at a point in time. Other data (such as the equity risk premium) were based upon market data over time for a peer group of companies. Also factoring into the discount rate was a market participant’s perceived risk (such as the company specific risk premium) in the valuation implied by the sustained reduction in Vista Outdoor’s stock price. There is inherent uncertainty associated with key assumptions used in our impairment testing.

Under the market approach, we applied the Guideline Public Company Method (“GPCM”). Selected peer sets are based on close competitors, publicly-traded companies and reviews of analysts’ reports, public filings and industry research. This market approach method estimates the price reasonably expected to be realized from the sale of the reporting unit based on comparable companies.

The decline in fair value of our reporting units was significantly impacted by a sudden decline in the demand for products related to certain of our recent acquisitions, which resulted in lower forecasted revenues, operating margins and operating cash flows as compared to our valuation at acquisition date. Our estimates of the fair values of the reporting units were also influenced by higher discount rates in the income-based valuation approach as a result of increasing market to equity risk premiums, company specific risk premiums and higher treasury rates, since the acquisition dates. The weighted average cost of capital used in the goodwill impairment testing ranged between 10.5% and 14.5%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit.

As a result, we recognized impairment losses equal to the full carrying value of goodwill of $248,254, $68,353 and $12,349 allocated to the reporting units of Fox Racing, Simms Fishing and QuietKat, respectively, and partial goodwill impairment charges of $3,799 related to our Stone Glacier reporting unit. We determined that the goodwill relating to our other reporting units was not impaired as the fair value exceeded the carrying value.

Our Golf, Stone Glacier and Outdoor Cooking reporting units comprise our remaining goodwill at March 31, 2023. As of the fiscal year 2023 annual testing measurement date, the fair value of our Stone Glacier and Outdoor Cooking reporting units was less than 10% higher than their carrying value. For those two reporting units, if we assumed a one percent increase in discount rate, we would have recorded additional goodwill impairment of approximately $11,000. If the reporting units do not perform to expected levels or there are adverse changes in certain macroeconomic factors, the related goodwill may be at risk for impairment in the future. We cannot predict the occurrence of certain events or changes in circumstances that might adversely affect the carrying value of goodwill. We continue to monitor the evolving macroeconomic landscape. Rising interest and income tax rates could impact the weighted average cost of capital used in our estimates of fair value for our reporting units. Additionally, high inflation may continue to adversely affect the demand and profitability of our reporting unit products.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Before completing our goodwill impairment test, we first tested our indefinite-lived intangible assets. We performed a step zero analysis on four of our indefinite-lived tradenames. We performed a step one analysis on our remaining indefinite-lived tradenames, which resulted in impairment losses of $21,200 and $20,400, related to the Fox Racing and Simms Fishing indefinite-lived tradename assets, respectively. We determined the fair value of the indefinite-lived tradenames related to our Bell and Giro tradenames was greater than or equal to the carrying value, and no impairment was recorded. The carrying value of the indefinite-lived intangible assets related to Fox Racing and Simms Fishing after the impairment was $85,000 and $30,000, respectively at March 31, 2023. We determined the fair value of our Fox Racing, Simms Fishing, Bell Cycling and Giro indefinite-lived tradenames using royalty rates of 3.0%, 3.0%, 1.5% and 1.5%, respectively.

We estimate fair value to assess the recoverability of our goodwill and indefinite-lived intangible assets using a discounted cash flow model. Our assumptions used to develop the discounted cash flow analysis require us to make significant estimates regarding forecasted revenues and operating margins, projected capital expenditures, changes in working capital and appropriate discount rates. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials and other factors that are beyond our control. If the current economic conditions were to deteriorate, or if we were to lose significant business, causing a reduction in estimated discounted cash flows, it is possible that the estimated fair value of certain reporting units or indefinite-lived intangible assets could fall below their carrying value resulting in the necessity to conduct additional impairment tests in future periods. We continually monitor the reporting units and indefinite-lived intangible assets for impairment indicators.

Business Combinations

We allocate the purchase price, including contingent consideration, of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their fair values at the date of acquisition. The fair values are primarily based on third-party valuations using our management assumptions that require significant judgments and estimates. The purchase price allocated to intangibles is based on unobservable factors, including but not limited to, projected revenues, expenses, customer attrition rates, royalty rates and weighted average cost of capital, among others. The weighted average cost of capital uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The unobservable factors we use are based upon assumptions believed to be reasonable, but are also uncertain and unpredictable, as a result these estimates, and assumptions may require adjustment in the future if actual results differ from our estimates.

Contingent Consideration

Our approach to valuing the initial contingent consideration associated with the purchase price of an acquisition uses unobservable factors such as projected revenues and expenses over the term of the contingent earn-out period, discounted for the period over which the contingent consideration is measured, and volatility rates. Based upon these assumptions, the initial contingent consideration is then valued using a Monte Carlo simulation analysis in a risk-neutral framework. As of March 31, 2023, the contingent consideration liability consists of the estimated amounts due for earn-out payments from fiscal year 2024 through 2026. On a recurring basis, we adjust the contingent consideration liability to fair value based on the estimated probability of achieving the earn out targets and changes in any of the other Level 3 inputs above. To the extent our estimates change in the future regarding the likelihood of achieving these targets, we may need to record material adjustments to our contingent consideration liabilities.

New Accounting Pronouncements

See Note 2, Significant Accounting Policies, to our combined financial statements included elsewhere in this Information Statement for a discussion of new accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We may use derivatives to hedge certain interest rate and foreign currency exchange rate risks, but do not use derivative financial instruments for trading or other speculative purposes. We conduct business through our subsidiaries in many different countries, and fluctuations in currency exchange rates could have a significant impact on the reported results of operations, which are presented in U.S. dollars. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. Accordingly, significant changes in currency exchange rates, particularly the Euro, the British pound, and the Canadian dollar, could cause fluctuations in the reported results of our businesses’ operations that could negatively affect our results of operations. To mitigate the risks from foreign currency exposure, we enter into hedging transactions, mainly foreign currency forward contracts, through derivative financial instruments that have been authorized pursuant to corporate policies. Additional information regarding these financial instruments is contained in Note 5, Derivative Financial Instruments, The gross notional dollar amount of our foreign exchange contracts designated as hedges at March 31, 2023 was $40,615. At March 31, 2023, a hypothetical 10% strengthening or weakening in the U.S. dollar would have changed accumulated other comprehensive income (loss) by $4,275. We believe that such a hypothetical loss from our foreign currency forward contracts would be partially offset by increases in the value of the underlying transactions being hedged.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT

Executive Officers Following the Spin-Off

The following table and accompanying narrative presents information, as of [                    ], 202[    ], regarding the individual who is expected to serve as an executive officer of Outdoor Products following the completion of the Spin-Off, including employment history. We are in the process of identifying the other persons who are expected to serve as our executive officers following the completion of the Spin-Off and will include information concerning those persons in an amendment to this Information Statement. The Outdoor Products executive officer identified below is currently an executive officer and employee of Vista Outdoor but will cease to hold such position upon the consummation of the Spin-Off.

Name	Age	Position with Outdoor Products

Mark R. Kowalski	47	Controller and Chief Accounting Officer

Mark R. Kowalski. Mr. Kowalski has served as Controller and Chief Accounting Officer of Vista Outdoor since November 2019. Prior to being appointed as Controller and Chief Accounting Officer, Mr. Kowalski served as Vista Outdoor’s Controller since January 2019 and as Interim Controller and Vice President, Tax from 2018 to January 2019, Vice President, Tax from 2016 to 2018 and Director, Tax from 2015 to 2016. Mr. Kowalski worked in the tax department at Orbital ATK, which spun-off its Sporting Group division to create Vista Outdoor, from 2002 to 2015. Mr. Kowalski earned his Bachelor of Science in Accounting and Master of Business Taxation from the University of Minnesota. Mr. Kowalski is a certified public accountant.

Board of Directors Following the Spin-Off

The following table and accompanying narrative presents information, as of [                    ], 202[    ], regarding the individuals who are expected to serve on our Board of Directors, which we refer to as the “Board,” following the completion of the Spin-Off and until their respective successors are duly elected and qualified, including a five-year employment history and any directorships held by our directors in public companies. Each of the following individuals currently serves as a director on the Vista Outdoor Board but will cease to hold such position upon the consummation of the Spin-Off.

Name	Age	Position with Outdoor Products

Gerard Gibbons	57	Director

Gary L. McArthur	63	Director

Michael D. Robinson	57	Director

Lynn M. Utter	60	Director

Gerard Gibbons. Mr. Gibbons holds an MBA from the W.P. Carey School of Business at Arizona State University and a BBA with a concentration in Marketing from Howard University. Mr. Gibbons previously spent over 30 years with United Parcel Services (“UPS”) in a variety of commercial roles of increasing responsibility. In 2008, he accepted the assignment as President of US Sales, responsible for UPS’s most profitable small and medium business customer segment. He was later assigned the role of President of US and SMB Marketing, a position he held until his retirement from UPS in 2021. Mr. Gibbons currently serves on the boards of Vista Outdoor, two private equity portfolio companies and Big Brothers/Big Sisters of Metro Atlanta. We believe that Mr. Gibbons’s business, operational and management expertise, including his experience serving on the boards of Vista Outdoor and other companies, as well as his extensive experience serving in leadership roles at UPS, provide him with the necessary experience, qualifications and skills to serve as a director of Outdoor Products.

Gary L. McArthur. Mr. McArthur served as Executive Vice President and Chief Financial Officer of CH2M Hill, an engineering company that provides consulting, design and operations services, from 2014 to 2018. Prior to joining CH2M Hill, he worked more than 15 years for Harris Corporation, an international communications and information technology company serving government and commercial markets, where he most recently served as Senior Vice President and Chief Financial Officer. Mr. McArthur has also been associated with Nextel Communications, Inc., Lehman Brothers, Inc. and Deloitte & Touche LLP and served on the boards of Terion, Inc. and Live TV Co. Ltd. Mr. McArthur is also a Certified Public Accountant and Chartered Global Management Accountant and is currently serving as a board member on the Vista Outdoor Board and the University of Utah David Eccles School of Business Advisory Board. We believe that Mr. McArthur’s business, operational, financial and management expertise, including his experience serving as Chief Financial Officer of CH2M Hill and Harris Corporation and as a director of Vista Outdoor, Terion, Inc. and Live TV Co. Ltd., as well as his financial experience as a Certified Public Accountant and Chartered Global Management Accountant, provide him with the necessary experience, qualifications and skills to serve as a director of Outdoor Products.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Michael D. Robinson. Mr. Robinson was most recently employed as the Executive Vice President - Customer Experience, Product Management and Digital Revenue at Macy’s Inc. from 2015 to 2018 and was the Senior Vice President - Digital Technology at Macy’s Inc. from 2010 to 2015. Macy’s Inc. is an omni-channel retail organization that operates stores, websites and mobile applications that sells a range of merchandise, including apparel and accessories for men, women and children; cosmetics; home furnishings; and other consumer goods. Before joining Macy’s, Mr. Robinson was the Vice President - IT Strategy, Business Planning and Global Corporate Systems Development from 2005 to 2010 at Gap, Inc., an American worldwide clothing and accessories retailer. Prior to his employment at Gap, Inc., he was the Associate Partner - Distribution Sector - Retail and Biotech Industries at IBM Business Consulting Services, which is the professional services arm of IBM, from 2001 to 2005. Mr. Robinson also previously held roles at PricewaterhouseCoopers and Johnson & Johnson. Mr. Robinson currently serves on the Vista Outdoor Board. We believe that Mr. Robinson’s business, operational and management expertise, including his experience serving in leadership roles at Macy’s and Gap, Inc. and his experience as a director of Vista Outdoor, provide him with the necessary experience, qualifications and skills to serve as a director of Outdoor Products.

Lynn M. Utter. After leading exceptional B2B companies with iconic consumer brands for the past 35 years, Ms. Utter has transitioned fully to advisory work. In addition to serving as Chief Talent Officer (2018-2021) and Operating Partner (since 2017) for Atlas Holdings, LLC, Ms. Utter currently serves as an independent director for Vista Outdoor, Lincoln National Corporation and two privately held companies. Ms. Utter’s career is grounded in distribution and supply chain excellence, with notable executive roles at Knoll, Coors and PepsiCo/Frito Lay. Ms. Utter also moderates leadership seminars at The Aspen Institute and teaches in the University of Texas’ Executive Education program. We believe that Ms. Utter’s business, operational and management expertise, including her experience in leadership roles at Knoll, Inc., Coors and PepsiCo/FritoLay, as well as her experience serving on the boards of Vista Outdoor and Lincoln National Corporation, provide her with the necessary experience, qualifications and skills to serve as a director of Outdoor Products.

Director Nomination Process

The initial directors who will serve after the Spin-Off are expected to begin their terms at the time of the Distribution, with the exception of one independent director who is expected to begin his or her term prior to the date on which “when-issued” trading of our common stock commences and is expected to serve on our Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee.

Committees of the Board

Effective upon the completion of the Spin-Off, our Board is expected to have three standing committees: the Audit Committee, the Nominating and Governance Committee and the Management Development and Compensation Committee (the “MDCC”), in connection with the discharge of its responsibilities. Our Board is expected to adopt a written charter for each of the Audit Committee, the Nominating and Governance Committee and the MDCC.

Audit Committee

We expect that the Audit Committee’s duties will include: appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm; reviewing the scope of the audit to be conducted by such firm, as well as the results of its audit; overseeing the Company’s financial reporting activities, including the Company’s annual and quarterly reports and the accounting standards and principles followed; overseeing the Company’s compliance with its Code of Business Ethics; overseeing the Company’s financial reporting process; approving audit and non-audit services provided to the Company by the independent registered public accounting firm; evaluating requests for waivers related to the Code of Business Ethics; overseeing the Company’s legal and regulatory compliance; overseeing the Company’s disclosure and internal controls; preparing the report of the Audit Committee required by the rules and regulations of the SEC; and having responsibility for oversight of enterprise risks, including the steps the Company takes to monitor and mitigate these risks.

Each of the Audit Committee members will meet the independence and experience requirements of the NYSE and the SEC and other requirements to be set forth in the Audit Committee charter. The Audit Committee is expected to hold four regularly scheduled meetings each fiscal year. Generally, the Audit Committee is expected to meet separately with the independent auditors and the Company’s internal auditors at regularly scheduled meetings and periodically meet separately with management.

Management Development and Compensation Committee (MDCC)

We expect that the MDCC’s duties will include: carrying out the responsibilities delegated to it by the Board relating to the review and determination of executive compensation and approving or recommending, as applicable, compensation and incentive plans and programs; evaluating the performance of our Chief Executive Officer and other executive officers in

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light of established Company goals and objectives at least once per year and, based on these evaluations, approving (or making recommendations to the Board regarding approval when appropriate) the compensation of our Chief Executive Officer and other executive officers; and having responsibility for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

Each of the MDCC members will meet the independence requirements of the NYSE and the SEC and other requirements to be set forth in the MDCC charter. The MDCC is expected to hold four regularly scheduled meetings each fiscal year.

Nominating and Governance Committee

We expect that the Nominating and Governance Committee’s duties will include: considering and reporting periodically to the Board on matters relating to the identification, selection and qualification of members of the Board and candidates nominated to the Board; advising and making recommendations to the Board with respect to corporate governance matters, overseeing annual evaluations of the Board and managing board succession planning; receiving and reviewing, in accordance with the Company’s bylaws, stockholder recommendations for director candidates; reviewing the Company’s policies related to such recommendations; and, in its role of reviewing and maintaining the Company’s Guidelines on Corporate Governance, managing risks associated with the independence of the Board and potential conflicts of interest.

Each of the Nominating and Governance Committee members will meet the independence requirements of the NYSE and other requirements to be set forth in the Nominating and Governance Committee charter. The Nominating and Governance Committee is expected to hold two regularly scheduled meetings each fiscal year.

Corporate Governance Guidelines

We are committed to effective corporate governance practices. Prior to the completion of the Spin-Off, we intend to adopt Guidelines on Corporate Governance which describe the governance principles and procedures by which our Board will function. Our Board is expected to annually review and update, if necessary, the Guidelines on Corporate Governance and the Board committee charters in response to corporate governance developments, including regulatory changes, and recommendations by directors in connection with Board and committee evaluations.

Code of Business Ethics

Prior to the completion of the Spin-Off, we intend to adopt a written code of business ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of business ethics to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code of business ethics.

Communications with Directors

We intend to establish certain processes by which stockholders and other interested third parties may communicate with non-management members of our Board.

Director Independence

Under the applicable rules of the NYSE, a majority of our Board of Directors must be independent. Our Board of Directors is expected to affirmatively determine that each of our directors, other than [                    ], our Chief Executive Officer, has no material relationship with the Company and is independent. Our Audit Committee, Nominating and Governance Committee and Management Development and Compensation Committee will each be composed solely of independent directors.

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We expect that each year, our directors will be required to complete a questionnaire that is designed to, among other things, provide information to assist the Board in determining whether the director is independent. We expect that any person nominated for election as a director will also be required to complete a questionnaire no later than the date he or she will be recommended for nomination by the Nominating and Governance Committee. Our Nominating and Governance Committee is expected to review all transactions and relationships disclosed in the director questionnaires. Each year, the Board of Directors is expected to make a formal determination regarding each director’s independence.

In order to qualify as independent, a director must qualify as independent under the applicable rules of the NYSE and our Board of Directors must also affirmatively determine, in its business judgment and in consideration of all relevant facts and circumstances, that the director has no relationship with the Company that is material to that director’s ability to be independent from management. Our Nominating and Governance Committee and our Board are expected to review all transactions and relationships between the Company and our directors, their immediate family members and entities with which they are affiliated and determine whether they are made or established in the ordinary course of business and whether the director has a material relationship with the Company.

No family relationship exists among any of the individuals expected to serve as directors or executive officers of Outdoor Products.

Annual Director Evaluations

The Nominating and Governance Committee is expected to lead an annual self-evaluation of the functioning and effectiveness of the Board, each Board committee and each director. The centerpiece of this process is expected to be the analysis of a comprehensive self-assessment questionnaire completed by each director. The directors’ responses to the questionnaire will provide a critical evaluation by the directors of the Board’s performance, including an assessment of its agendas, informational needs, composition, processes, dynamics and effectiveness, as well as a director-by-director evaluation in terms of skill sets and contribution. We expect that at the end of the process, opportunities for improvement will be identified by the Nominating and Governance Committee and Board.

We expect that periodically, the evaluation process will be administered by our outside counsel. Each director will complete the questionnaire and provide suggestions and feedback to our outside counsel, who will then summarize the results of the assessment and deliver recommendations for improvements to our Nominating and Governance Committee and Chairman. This process will allow directors to anonymously submit feedback.

Director Qualifications and Selection Process

We expect that the Board will delegate the identification, screening and evaluation of director candidates to the Nominating and Governance Committee. The Nominating and Governance Committee may retain from time to time a search firm to help identify, screen and evaluate director candidates. The Nominating and Governance Committee is also expected to consider qualified candidates for Board membership submitted by stockholders, as described below, or by members of the Board. The Nominating and Governance Committee is expected to interview the candidates who meet the director qualification standards described above, select the candidates who best meet the Board’s needs and then recommend to the Board the director nominees for election to the Board.

In evaluating potential director nominees, the Nominating and Governance Committee will seek to ensure that the Board includes a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, governmental/regulatory, leadership and industry experience, sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.

The Board’s Role in Risk Oversight

While the Company’s management is expected to be responsible for the day-to-day management of risks, we expect that the Board will have broad oversight responsibility for the Company’s risk management programs. Company management is expected to be charged with adequately identifying material risks that the Company faces in a timely manner; implementing management strategies that are responsive to the Company’s risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout the Company; and efficiently and promptly transmitting relevant risk-related information to the Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight.

The Board is expected to exercise risk management oversight and control, both directly and indirectly through committees. The Board is expected to regularly review information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The MDCC is expected to be responsible for overseeing the management of risks

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relating to the Company’s executive compensation plans and arrangements. The Audit Committee is expected to be responsible for oversight of financial risks, including the steps we take to monitor and mitigate these risks. The Nominating and Governance Committee, in its role of reviewing and maintaining the Company’s Guidelines on Corporate Governance, is expected to manage risks associated with the independence of the Board, potential conflicts of interest and the governance of the Company. While each committee is expected to be responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is expected to be regularly informed through committee reports and by the Chief Executive Officer about the known risks to the Company’s strategy and business.

The Board is expected to receive an annual report on the enterprise risk management review overseen by the Audit Committee, which will include, among other things, an evaluation of cybersecurity risks (including cybersecurity risks that the Company may have exposure to via its suppliers and service providers), mitigation efforts, incident response preparedness and adequacy of internal controls. In addition, the Board is expected to receive in-depth updates from the Company’s information technology team on cybersecurity risks on a regular basis.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2023, Outdoor Products was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who served as our executive officers for that fiscal year were made by Vista Outdoor as described in more detail under the section entitled “Executive Compensation” beginning on page 101 of this Information Statement.

Director Compensation

We are currently in the process of developing the compensation program for our non-employee directors. We will include the relevant details in an amendment to this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

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EXECUTIVE COMPENSATION

Executive Summary

Introduction

The following Compensation Discussion and Analysis (“CD&A”) relates to the historical compensation paid to or earned by our named executive officers while we were owned and operated by Vista Outdoor for the fiscal year ended March 31, 2023 (referred to as “fiscal year 2023”). Accordingly, except as otherwise indicated, the compensation and benefit programs discussed in this CD&A do not necessarily reflect the compensation that our named executive officers will receive for their services on our behalf following the Spin-Off, which will be determined based on the compensation policies, programs and procedures to be established by our Board and our MDCC. We refer to Vista Outdoor’s Board of Directors as the “Vista Outdoor Board” and Vista Outdoor’s Management Development and Compensation Committee as the “Vista Outdoor MDCC.”

For purposes of this CD&A, we refer to the individual below as our “identified named executive officer.” Because we are still in the process of determining our post-separation leadership structure and which positions will be identified as executive officers, we have not fully determined our named executive officers other than the identified named executive officer. Information regarding our additional named executive officers will be provided in an amendment to this Information Statement.

•	Mark R. Kowalski, who currently serves as Controller and Chief Accounting Officer of Vista Outdoor, and who is expected to serve as our Controller and Chief Accounting Officer following the Spin-Off.

Executive Compensation Philosophy and Governance

Vista Outdoor’s Executive Compensation Philosophy

The overall objective of Vista Outdoor’s executive compensation program is to align incentives with the primary goal for operating Vista Outdoor: to enhance long-term stockholder value. The program is intended to provide a competitive compensation package to Vista Outdoor’s executives to attract, motivate and retain a talented executive leadership group that is dedicated to the long-term interests of its stockholders. The Vista Outdoor pay philosophy is to attract the most talented executives and vest them with authority to execute the board-approved strategic and annual plans.

Executive compensation decisions by Vista Outdoor have been based on three fundamental principles:

Compensation Should be Performance-Based	Incentive compensation is designed to drive strong financial performance with the intent of creating long-term stockholder value. Executive compensation varies in relation to Vista Outdoor’s financial performance and stock price performance.

Compensation Should Align Executive and Stockholder Interests

Vista Outdoor will achieve the best results for its stockholders when its executives act and are rewarded as owners in the business.

A significant portion of total executive pay opportunities comes through equity-based incentives.

Our identified named executive officer is required to retain at least 50% of the net shares (remaining after taxes are withheld) of Vista Outdoor common stock acquired as compensation through separation of service or until such named executive officer holds Vista Outdoor common stock having an aggregate market value equal to three times base salary.

Compensation Opportunities Should be Competitive to Attract and Retain Quality Talent

Vista Outdoor must offer a competitive total compensation package to attract and retain a talented executive leadership group. To ensure that it remains competitive and promotes executive retention, Vista Outdoor regularly reviews competitive market information for both direct and indirect compensation.

Total direct compensation (base salary, annual incentive, long-term incentive) is benchmarked annually against a company specific peer group as well as other third-party compensation surveys to ensure that its executive compensation program is competitive.

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Governance of the Executive Compensation Program at Vista Outdoor

The Vista Outdoor MDCC consists entirely of independent directors and was responsible for setting its compensation policies and approving the compensation paid to Vista Outdoor’s executive officers, including our identified named executive officer. The Vista Outdoor MDCC considers the advice and recommendations of members of the Vista Outdoor executive team in making its determinations regarding executive compensation. All compensation decisions, however, are made by the Vista Outdoor MDCC in its sole discretion. Vista Outdoor strives to ensure that its executive compensation program encompasses best practices in the market and good governance. This reduces risk and increases the alignment between the Vista Outdoor executive compensation program and the interests of the Vista Outdoor stockholders. In establishing its executive compensation program, the Vista Outdoor MDCC has adopted policies and practices that reflect good governance and best practices in the market. We expect our executive compensation program to include many, if not all, of the same best practices.

The Vista Outdoor MDCC has retained the services of an independent compensation consulting firm, FW Cook, to assist with its responsibilities. FW Cook reports only to the Vista Outdoor MDCC and the only services it provides to Vista Outdoor are pursuant to its engagement as an independent compensation consultant to the Vista Outdoor MDCC. As provided in its charter, the Vista Outdoor MDCC has the authority to determine the scope of FW Cook’s services and may terminate their engagement at any time. The Vista Outdoor MDCC reviewed FW Cook’s independence under SEC and NYSE rules and determined there was no conflict of interest. The consultant provides the Vista Outdoor MDCC with the objective information and expertise necessary to make informed decisions that are in the best long-term interests of the Vista Outdoor business and stockholders, and to keep the Vista Outdoor MDCC informed as to compensation trends and regulatory developments affecting public companies in general and those operating in Vista Outdoor’s industries.

Overview of Compensation Best Practices at Vista Outdoor

The Vista Outdoor MDCC regularly reviews executive compensation best practices and makes changes to Vista Outdoor’s programs as appropriate. We expect our executive compensation program to include many, if not all, of the same best practices. The Vista Outdoor program reflects best practices as follows:

What Vista Outdoor Does:	What Vista Outdoor Does Not Do:
Emphasize pay for performance to align executive compensation with business strategy and promote creation of long-term stockholder value.	X	No excessive perquisites are provided to executives.
Seek direct feedback from Vista Outdoor stockholders on executive compensation practices and take that feedback into consideration when making compensation decisions.	X	No excessive supplemental retirement benefits.

Ensure that a significant portion of executive compensation is tied to the achievement of pre-determined and measurable performance goals that are tied to Vista Outdoor’s strategic and financial objectives.

	X	No front-loaded incentive awards, which would limit the Vista Outdoor MDCC’s ability to adjust future pay opportunities.
Impose a recoupment (clawback) policy that applies to incentive awards held by executive officers if there is a material restatement of Vista Outdoor’s financial results.	X	No hedging or pledging of Vista Outdoor stock by Vista Outdoor directors and officers, pursuant to Vista Outdoor’s anti-hedging and anti-pledging policies.
Impose a robust stock ownership requirement for Vista Outdoor’s executive officers.	X	No stock options are granted with an exercise price below market value on the date of grant.
Design compensation programs with controls to mitigate risk.	X	No repricing of equity awards without stockholder approval.
Include a double-trigger provision in its change-in-control severance plan.	X	No tax gross-ups paid on change-in-control benefits.

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Retain a compensation consultant to provide independent, third-party advice on executive compensation.
Regular competitive benchmarking using multiple sources of data including peer group pay as a reference point to determine total target compensation.
Hold a “say on pay” advisory vote on executive compensation annually.

Determination of Compensation

Before the Vista Outdoor MDCC approves compensation for Vista Outdoor’s executive officers, including our identified named executive officer, for a fiscal year, it reviews the Vista Outdoor executive compensation program to (1) benchmark ongoing market competitiveness and (2) evaluate the alignment between compensation and overall Vista Outdoor and individual performance.

In consultation with the independent compensation consultant, the Vista Outdoor MDCC developed a peer group of business competitors of comparable size (referred to as the “Compensation Peer Group”) to benchmark executive compensation for officers in similar positions at comparable companies. Key characteristics of the Compensation Peer Group include:

•	Size Appropriate – comparable in size (considering revenue, market capitalization, and other financial measures).

•	Multiple Product Spaces – product lines catering to a wide variety of end-consumers.

•	Portfolio of Brands – active management of multiple brands.

•	Manufacturing Component – clear in-house manufacturing capabilities and the associated management tasks.

In fiscal year 2023 the Vista Outdoor MDCC, with the guidance of FW Cook, elected to make no changes to the 2022 peer group for fiscal year 2023. This decision was made to maintain year-over-year consistency and to reinforce the continued alignment with Vista Outdoor’s growth profile and business portfolio. Vista Outdoor’s peer group consists of the following 18 companies:

Acushnet Holdings Corp.	Hasbro, Inc.
Brunswick Corp.	Helen of Troy Ltd.
Topgolf Callaway Brands Corp.	Mattel, Inc.
Carter’s Inc.	Polaris Industries Inc.
Deckers Outdoor Corp.	Spectrum Brands Holdings, Inc.
Energizer Holdings Inc.	Tapestry Inc.
Garmin Ltd.	Tupperware Brands Corp.
G-III Apparel Group Ltd.	Under Armour, Inc.
Hanesbrands Inc.	Wolverine World Wide, Inc.

The 18 companies comprising the fiscal year 2023 Compensation Peer Group have a median revenue of approximately $3.6 billion. The Vista Outdoor MDCC believed that the total median pay opportunity for the officers of Vista Outdoor for whom it leverages proxy pay data remains within the competitive range compared to the Compensation Peer Group.

The Vista Outdoor MDCC may make changes to the Compensation Peer Group for purposes of evaluating the competitiveness of the Vista Outdoor executive compensation program for future periods. The Vista Outdoor MDCC retains discretion to make adjustments such that the compensation of individual executive officers may be above or below the market references.

In addition to the Compensation Peer Group, the Vista Outdoor MDCC also considers reported pay data from leading third-party compensation surveys. The Vista Outdoor MDCC reviewed multiple market reference points for each of its executive officers, including our identified named executive officer, as a guide to establish a targeted level of total direct compensation for each executive officer position. Vista Outdoor’s Chief Executive Officer then made recommendations to the Vista Outdoor MDCC on the pay levels for officers (other than himself) based on the Chief Executive Officer’s assessment of the officer’s performance.

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Following the Spin-Off, we intend to establish our own peer group. The list of companies that we will ultimately use for our peer group following the Spin-Off is subject to the approval of, and change by, our MDCC.

Elements of Vista Outdoor’s Executive Compensation Program

The primary elements of the Vista Outdoor executive compensation program are:

Compensation Element	Fundamental Principle Served	Objective	Competitive Positioning
Base salary	Designed to attract and retain quality talent	To provide a fixed level of cash compensation for sustained individual performance, based on level of responsibility, performance and experience	Targeted at or around the 50th percentile of the market data described above
Annual incentive	Performance based/aligned with stockholder interests	To focus attention on and reward executives for their contributions to Vista Outdoor’s annual financial and operational performance	Opportunities are targeted at or around the 50th percentile of the market data described above
Long-term incentive	Performance based/aligned with stockholder interests	To align management’s interests with those of Vista Outdoor stockholders through stock incentive programs that help drive stockholder value over time and support retention of executives	Award values are targeted at or around the 50th percentile of the market data described above
Benefits	Designed to attract and retain quality talent	To provide a competitive total compensation program and support the retention of key executive talent	In line with peers and general market
Perquisites	Designed to attract and retain quality talent	Minimal benefits, with careful consideration to only those where perceived benefit by the executive is greater than the cost to Vista Outdoor	In line with peers

The various elements afford Vista Outdoor flexibility in designing an executive compensation package and allow the Vista Outdoor MDCC to focus executive officers’ efforts on both short-term and long-term business objectives. Prior to the beginning of each fiscal year, the Vista Outdoor MDCC meets at a regularly scheduled meeting to establish base salary and annual and long-term incentive compensation levels for its executive officers for the following fiscal year, including our identified named executive officer. The Vista Outdoor MDCC approves all grants of equity awards to its executive officers, including our identified named executive officer, and Vista Outdoor does not backdate, reprice or grant equity awards retroactively.

The Vista Outdoor MDCC has designed its executive compensation program to attract, motivate and retain key talent, which is necessary to create long-term stockholder value. The Vista Outdoor MDCC re-examines the design of the program to evaluate its effectiveness and make any changes it determines necessary to better align it with Vista Outdoor strategy and compensation philosophy. This year, the Vista Outdoor MDCC continued to solicit specific feedback from several of its stockholders to gain important insight and help the Vista Outdoor MDCC’s efforts to refine the alignment of Vista Outdoor’s compensation arrangements with the interests of its stockholders. For the Vista Outdoor fiscal year 2023 compensation program, long-term incentives were delivered in the form of performance share units (“PSUs”) and restricted stock units (“RSUs”). The structure of the Vista Outdoor executive compensation program is outlined below.

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Compensation for Fiscal Year 2023

Base Salaries

The Vista Outdoor MDCC conducted its review of its executive officers’, including our identified named executive officer’s, base salaries at the Vista Outdoor MDCC’s March 2022 meeting. The Vista Outdoor MDCC considered potential base salary actions in light of Vista Outdoor’s current business environment and market data from peer group and other compensation survey sources. After careful consideration and in light of the strong performance of Vista Outdoor, including our identified named executive officer, during fiscal year 2022, the Vista Outdoor MDCC approved the base salaries for our identified named executive officer as described below for fiscal year 2023.

Name	Base Salary for FY2023	% Increase from FY2022
Mark R. Kowalski	$320,000	10.3%

Annual Cash Incentive Compensation for Fiscal Year 2023

Annual cash incentive compensation for Vista Outdoor executive officers, including our identified named executive officer, is paid under the Vista Outdoor Executive Officer Incentive Plan, a cash-based pay-for-performance plan. As it did in prior years, for fiscal year 2023, the Vista Outdoor MDCC established performance targets for its corporate executive officers, including our identified named executive officer (the “Corporate Plan”), based on Vista Outdoor’s consolidated earnings before interest and income tax (“EBIT”) and free cash flow, each adjusted to exclude certain items previously approved by the Vista Outdoor MDCC. We refer to the adjusted consolidated EBIT and free cash flow metrics used for our incentive plans for purposes of this CD&A and the accompanying tables as “AEBIT” and “adjusted free cash flow,” respectively.

AEBIT for the Corporate Plan is defined as operating income plus other income, as determined by accounting principles generally accepted in the United States (“GAAP”), excluding the impact of acquisitions during the fiscal year and subject to certain adjustment factors approved by the Vista Outdoor MDCC and consistent with adjustments applied to Vista Outdoor’s GAAP results for purposes of publicly reporting Vista Outdoor’s non-GAAP AEBIT for fiscal year 2023. Adjusted free cash flow for the Corporate Plan is defined as cash provided from operations less capital expenditures, excluding the impact of acquisitions during the fiscal year and subject to certain adjustment factors approved by the Vista Outdoor MDCC and consistent with adjustments applied to Vista Outdoor’s reported results for purposes of publicly reporting Vista Outdoor’s adjusted free cash flow for fiscal year 2023.

The performance goals under the Corporate Plan were weighted 70% on Vista Outdoor’s AEBIT and 30% on Vista Outdoor’s adjusted free cash flow.

Of the two targets for the Corporate Plan, the Vista Outdoor MDCC weighted AEBIT more heavily because the Vista Outdoor MDCC views AEBIT as the key indicator of financial performance for Vista Outdoor’s business. The Vista Outdoor MDCC continues to believe that adjusted free cash flow generation is an important indicator of Vista Outdoor’s working capital efficiency and critical to maintaining conservative financial leverage. The target level of performance established for each performance goal was based on Vista Outdoor’s financial performance expectations for fiscal year 2023. The target levels of performance were considered by the Vista Outdoor MDCC and Vista Outdoor’s management to be rigorous and challenging but achievable when set.

The fiscal year 2023 AEBIT target established by the Vista Outdoor MDCC represented a decrease from Vista Outdoor’s record fiscal year 2022 AEBIT, which the Vista Outdoor MDCC believed to be appropriate in light of significant economic and operational uncertainty related to the challenging macroeconomic environment impacting consumer discretionary spending and increases in raw material, shipping costs and other inflationary pressures, which existed at the time the targets were established in March 2022. The fiscal year 2023 adjusted free cash flow target established by the Vista Outdoor MDCC represented an increase over the Vista Outdoor fiscal year 2022 adjusted free cash flow, reflecting a normalization in Vista Outdoor’s net working capital needs. The Vista Outdoor MDCC believed that the adjusted free cash flow target, when set, struck an appropriate balance between prioritizing continued cash flow generation and supporting Vista Outdoor’s business needs.

The target levels of performance established for the Corporate Plan were considered by the Vista Outdoor MDCC and Vista Outdoor management to be challenging but achievable when established. The Vista Outdoor MDCC believed that the incentive created by the fiscal year 2023 annual cash incentive plan had a positive effect, as adjusted free cash flow exceeded the targets set by the Vista Outdoor MDCC by 33.7%. Additionally, in a very challenging year with the macroeconomic impacts reducing demand and significant inflationary pressures on costs, AEBIT was only 9.5% below its target.

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In May 2023, the Vista Outdoor MDCC evaluated Vista Outdoor’s results against each of the performance goals for the Corporate Plan for fiscal year 2023 and determined that Vista Outdoor’s AEBIT achieved in fiscal year 2023 was slightly below the established target performance goal for AEBIT and Vista Outdoor’s adjusted free cash flow achieved in fiscal year 2023 was above the established maximum performance goal, resulting in an overall payout of 108.15% of target for our identified named executive officer.

Vista Outdoor’s consolidated financial results, as adjusted for purposes of determining achievement under the Corporate Plan, were as follows:

Corporate Plan (amounts in millions)
Goals	Goal Weighting	Threshold Performance Goal	Target Performance Goal	Maximum Performance Goal	Actual Achievement
AEBIT	70%	$462.3	$577.9	$635.6	$523.0
Adjusted Free Cash Flow	30%	$267.1	$333.9	$367.3	$446.5

See the section entitled “—Reconciliation of Certain Non-GAAP Financial Measures” beginning on page 122 of this Information Statement for a reconciliation of AEBIT and adjusted free cash flow to the most directly comparable GAAP measures.

The Corporate Plan achievement described above includes the same adjustments applied to Vista Outdoor’s reported results for purposes of disclosing Vista Outdoor’s non-GAAP AEBIT and adjusted free cash flow for fiscal year 2023, as well as adjustments to remove the impact of acquisitions completed in fiscal year 2023.

The following table sets forth the threshold, target and maximum annual incentive compensation amounts established by the Vista Outdoor MDCC, and the actual cash incentive paid for fiscal year 2023 performance to our identified named executive officer:

	FY2023 Annual Cash Incentive Amounts			Actual
	Threshold	Target	Maximum	Incentive Paid
Mark R. Kowalski	$32,000	$128,000	$256,000	$138,437

Long-Term Incentive (“LTI”) Compensation for Fiscal Year 2023

The Vista Outdoor MDCC determines the framework and goals for Vista Outdoor’s LTI compensation program. Each year, the Vista Outdoor MDCC considers the elements and structure of Vista Outdoor’s LTI compensation program and evaluates its effectiveness at aligning management incentives with Vista Outdoor’s long-term strategic and financial goals. For the fiscal year 2023 executive compensation program, the Vista Outdoor MDCC continued to grant a majority of the annual LTI awards for our identified named executive officer in the form of PSUs to better align the Vista Outdoor LTI program with the financial and profitability goals of the Vista Outdoor growth plan. For fiscal year 2023 grants, 60% of the total value of the LTI awards granted to our identified named executive officer were granted in the form of PSUs and 40% was granted in the form of RSUs.

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The key elements and objectives of the fiscal year 2023 LTI program for Vista Outdoor’s executive officers, including our identified named executive officer, are shown below. The LTI awards described in the table below (PSUs and RSUs) are intended to form a significant part of each executive officer’s fiscal year 2023 compensation package. Because RSU awards were approved by the Vista Outdoor MDCC in the final month of fiscal year 2022, their grant date fair value appears in the Summary Compensation Table for fiscal year 2022 and is not included in the Grants of Plan-Based Awards table provided in this Information Statement (see “—Summary Compensation Table” and “—Grants of Plan-Based Awards Table” beginning on pages 114 and 115, respectively, of this Information Statement), even though such awards represent compensation for fiscal year 2023. Similarly, the PSU awards granted in respect of fiscal year 2023 compensation also appear in the Summary Compensation Table for fiscal year 2022 and are not included in the Grants of Plan-Based Awards Table because the grants were made and the performance metrics were approved in the last month of fiscal year 2022. The table below reflects the current design of Vista Outdoor’s LTI compensation program, and such awards may be adjusted in connection with the Spin-Off, which will be described in an amendment to this Information Statement once such treatment is determined.

Type of Award	LTI Mix (% of Total Opportunity)	Objectives	Key Terms
PSUs	60%	Balancing earnings growth as well as market returns

Service-based vesting conditions and measured over a three-year period: (1) cumulative three-year EPS growth for fiscal years 2023-2025, with payment assessed at the end of the three-year performance period (50% weighting); and (2) net sales growth for fiscal years 2023-2025, with payment assessed at the end of the three year performance period (50% weighting), modified by relative total stockholder return (rTSR): three-year return compared to the S&P Small Cap 600 Index (excluding companies in the Financial sector) (+/- 20%).

RSUs	40%	Retention, with underlying value driven by stock-price performance	Service-based vesting over a three-year period in equal annual installments.

Performance Share Units: Metrics for the Fiscal Year 2023-2025 Performance Period

As noted above, for the fiscal year 2023-2025 performance period, the Vista Outdoor MDCC selected two performance metrics, EPS growth and net sales growth, equally weighted, modified by relative total stockholder return (“rTSR”), to incentivize management to deliver meaningful progress toward the profitability and other goals of Vista Outdoor’s strategic transformation plan. The Vista Outdoor MDCC believed that these performance metrics and their relative weighting provide a strong balance between (a) growth and returns, (b) financial performance and market performance and (c) absolute performance and relative performance. The metrics and their relative weighting are described in more detail below. The treatment of PSUs is expected to be adjusted in connection with the Spin-Off (see “The Spin-Off—Treatment of Outstanding Equity-Based Awards” beginning on page 56 of this Information Statement).

Component	Weight	Metric
EPS Growth	50%	Final payouts under the PSUs are based on the average annual achievement against the fiscal year
2023-2025 targets at the end of the performance period. Linear payout scaled from Threshold to
		Target and from Target to Maximum. The payouts are determined as follows:
			% of Target Payout
		Threshold	25%
		Target	100%
		Maximum	200%

Component	Weight	Metric
Net Sales Growth	50%	Final payouts under the PSUs are based on the average annual achievement against the fiscal year
2023-2025 targets at the end of the performance period. Linear payout scaled from Threshold to
		Target and from Target to Maximum. The payouts are determined as follows:
			% of Target Payout
		Threshold	25%
		Target	100%
		Maximum	200%

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Component	Weight	Metric
rTSR	Modifier	rTSR will be calculated over the three-year performance period using the average of the closing stock prices on the 30 trading days prior to the start and prior to the end of the three-year performance period. The rTSR modifier will not result in a total award payout that exceeds 200%
of target and no positive TSR modification will occur if Vista Outdoor’s TSR is negative. Vista
Outdoor’s results will be compared to the S&P Small Cap 600 Index (excluding companies in the
		financial sector) to determine the modifier of the payout as follows:
			Percentile Achievement	Calculated Modifier
		Threshold	At or Below the 25th	(20)%
		Target	26th to 74th	—%
		Maximum	At or Above the 75th	20%

For the fiscal year 2023 LTI grants, PSUs are subject to performance targets based on earnings-per-share and net sales growth, with rTSR used only as a modifier, reflecting the Vista Outdoor MDCC’s view that it is appropriate to continue to focus performance-based LTI grants on incentivizing long-term revenue growth.

For all measures, no payout will be made if performance falls short of threshold, and the actual amounts payable will be interpolated on a straight-line basis between the threshold and target or between the target and maximum of 200%, as applicable. The target levels of performance were considered by the Vista Outdoor MDCC and Vista Outdoor’s management to be challenging but achievable when established.

When setting the goals, the Vista Outdoor MDCC also specified that in determining and calculating the performance results at the end of the performance period, adjustments may, in the Vista Outdoor MDCC’s sole discretion, be made to eliminate the negative or positive effects of:

•	charges for extraordinary items and other unusual or non-recurring items of loss or gain;

•	asset impairments;

•	litigation or claim judgments or settlements;

•	changes in the Internal Revenue Code of 1986 or statutory tax rates;

•	changes in accounting principles (including the impact of any changes in accounting policies);

•	changes in other laws or regulations affecting reported results;

•	charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities;

•

gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt, including the operating results of any business acquired or disposed of in the year of such acquisition or disposal; and

•	foreign currency exchange gains or losses.

The table below shows the total number of fiscal year 2023-2025 PSUs awarded to our identified named executive officer at target performance, and their target total value as approved by the Vista Outdoor MDCC:

Name	Target FY 2023-2025 Performance Shares: Number of Shares	Target FY 2023-2025 Performance Shares: Award Value
Mark R. Kowalski	3,127	$105,599

Special Retention Awards Related to the Company’s Separation

In fiscal year 2023 the Vista Outdoor MDCC approved special retention awards for several of Vista Outdoor’s executive officers, including our named executive officer, in recognition of the extraordinary level of work required by each of them to accomplish the Spin-Off, and to recognize the critical role that they play in the success of the Spin-Off. The awards are subject to the recipient’s continued employment with Vista Outdoor through the respective vesting dates as follows: 25% are RSUs that vest on the first anniversary of the grant date regardless of the execution of the Spin-Off, and 75% are PSUs that vest on the second anniversary of the grant date contingent on the execution of the Spin-Off. In the event

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of a termination without cause, the awards provide for the immediate vesting of shares that would have vested had the recipient remained employed for 12 months following such termination. The treatment of these special retention awards is expected to be adjusted in connection with the Spin-Off as described in the section entitled “The Spin-Off—Treatment of Outstanding Equity-Based Awards” beginning on page 56 of this Information Statement. The table below shows the total number of special retention RSUs and PSUs granted to our identified named executive officer in fiscal year 2023:

Name	Grant Date	Number of Shares	Award Value
Mark R. Kowalski	1/13/2023	8,322	$228,272

Payout of Fiscal Year 2021-2023 PSUs

In March 2021, PSUs were granted to Mr. Kowalski. The awards had a performance period from April 1, 2021 through March 31, 2023 and were contingent on Vista Outdoor achieving the following performance goals:

Component	Weight	Metric
Earnings Per Share (EPS) Growth	50%	Separate one-year target for fiscal year 2021 and two-year target for fiscal years 2022-2023. Final payout of the PSUs were based on the achievement level against the fiscal year 2021 target and average annual achievement level against the fiscal years 2022-2023 targets over the performance period, to determine the payout as follows:
			Fiscal Year 2021	Fiscal Year 2022-2023	% of Target Payout
		Threshold	20.0%	(6.7)%	25%
		Target	25.0%	(5.5)%	100%
		Maximum	28.0%	(4.8)%	200%
		Actual	1399.0%	51.6%	200%

Net Sales Growth	50%	Separate one-year targets for fiscal year 2021 and two-year target for fiscal years 2022-2023. Final payout of the PSUs were based on the achievement level against the fiscal year 2021 target and average annual achievement against the fiscal years 2022-2023 targets over the performance period to determine the payout as follows:
			Fiscal Year 2021	Fiscal Year 2022-2023	% of Target Payout
		Threshold	(4.8)%	4.7%	25%
		Target	(4.0)%	5.9%	100%
		Maximum	(3.6)%	6.5%	200%
		Actual	45.4%	11.5%	200%

Relative Total Stockholder Return (rTSR)	Modifier	rTSR was calculated over the three-year performance period using the average of the closing stock prices on the 30 trading days prior to the start and prior to the end of the three-year performance period. The rTSR modifier was not used because total award payout exceeded 200% of target. Vista Outdoor’s results were compared to the S&P Smallcap 600 Index (excluding companies in the financial sector) to determine the payout as follows:
			Percentile Achievement		% of Target Payout
		Threshold	25th		50%
		Target	50th		100%
		Maximum	75th		200%
		Actual	95th		200%

Final Payout					200%

Based on Vista Outdoor’s performance results, the Vista Outdoor MDCC determined that the fiscal year 2021-2023 PSUs granted to Mr. Kowalski had been earned at 200% of target and approved a share payout amount equal to 48,472 shares.

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Pursuant to 17 C.F.R. Section 200.83

Fiscal Year 2024 Compensation Decisions

Base Salaries for Fiscal Year 2024

The Vista Outdoor MDCC conducted its review of its executive officers’, including our identified named executive officer’s, base salaries at the Vista Outdoor MDCC’s March 2023 meeting. The Vista Outdoor MDCC considered potential base salary actions in light of Vista Outdoor’s current business environment and market data from peer group and other compensation survey sources. After careful consideration and in light of the strong performance of Vista Outdoor, the Vista Outdoor MDCC approved the base salary increase for our identified named executive officer as described below.

The table below reflects the fiscal year 2024 base salaries for our identified named executive officer:

Name	Base Salary for FY2024	% Increase from FY2023
Mark R. Kowalski	$345,000	7.8%

Annual Cash Incentive Compensation for Fiscal Year 2024

In April 2023, the Vista Outdoor MDCC established the performance goals for the annual incentive compensation program for the fiscal year ending March 31, 2024. The Vista Outdoor MDCC decided to set annual performance targets based on Vista Outdoor’s expectations for fiscal year 2024 for the financial measures described below.

The Vista Outdoor MDCC determined that Vista Outdoor AEBIT and adjusted free cash flow continue to be the appropriate measures to incentivize executive officers who participate in Vista Outdoor’s Corporate Plan to maintain their focus on continuing Vista Outdoor’s strong overall profitability and cash generation in fiscal year 2024. The performance goals established for the fiscal year 2024 Corporate Plan are weighted 70% on Vista Outdoor’s AEBIT and 30% on Vista Outdoor’s adjusted free cash flow.

The target level of performance established for each performance goal is based on Vista Outdoor’s financial performance expectations for fiscal year 2024. The target levels of performance were considered by the Vista Outdoor MDCC and management to be challenging but achievable when set.

Actual performance will be measured following the end of the performance period or, if earlier, the completion of the Spin-Off. The Vista Outdoor MDCC retains the discretion to adjust incentive payment amounts downward after the adjustments have been calculated.

As part of the annual review of individual executive officer compensation levels, the Vista Outdoor MDCC reviewed and established the annual incentive payment opportunity (expressed as a percentage of base salary) for target performance for each executive officer.

In order to incentivize executive officers to continue Vista Outdoor’s strong financial performance and to retain and motivate key employees in preparation for the Spin-Off, for fiscal year 2024 the Vista Outdoor MDCC approved a target annual incentive opportunity for our named executive officer as follows:

Name	Fiscal Year 2024 Annual Cash Incentive Targets (as % of base salary)
Mark R. Kowalski	45%

Long-Term Incentive Compensation

The LTI mix granted for fiscal year 2023 was continued for fiscal year 2024 and consisted of 60% PSUs and 40% RSUs. The Vista Outdoor MDCC believed that this mix provides meaningful incentives for Vista Outdoor’s executive officers, including our identified named executive officer, to drive the growth of the business and more closely aligns compensation of its executive officers with Vista Outdoor’s performance.

Performance Share Units: Awards and Metrics for the Fiscal Year 2024-2026 Performance Period

For the fiscal year 2024-2026 performance period, the Vista Outdoor MDCC again chose net sales growth and EPS growth as performance targets, with a relative total stockholder return (rTSR)-based modifier. The Vista Outdoor MDCC believed that this mix of performance targets appropriately aligns management incentives with the long-term organic growth goals of Vista Outdoor, while maintaining appropriate emphasis on relative and absolute stockholder returns. The metrics and targets are described in more detail below. The treatment of PSUs is expected to be adjusted in connection with the Spin-Off (see “The Spin-Off—Treatment of Outstanding Equity-Based Awards” beginning on page 56 of this Information Statement).

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Component	Weight	Metric
EPS Growth	50%	Final payouts under the PSUs are based on average annual achievement against the fiscal year 2024-2026 targets at the end of the performance period. Linear payout scaled from Threshold to Target and from Target to Maximum. The payouts are determined as follows:
			% of Target Payout
		Threshold	25%
		Target	100%
		Maximum	200%

Component	Weight	Metric
Net Sales Growth	50%	Final payouts under the PSUs are based on the average annual achievement against the fiscal year 2024-2026 targets at the end of the performance period. Linear payout scaled from Threshold to Target and from Target to Maximum. The payouts are determined as follows:
			% of Target Payout
		Threshold	25%
		Target	100%
		Maximum	200%

Component	Weight	Metric
rTSR	Modifier	rTSR will be calculated over the three-year performance period using the average of the closing stock prices of Vista Outdoor common stock on the 30 trading days prior to the start and prior to the end of the three-year performance period. Vista Outdoor’s results will be compared to the S&P SmallCap 600 Index (excluding companies in the financial sector) to determine whether a positive or negative modifier should be applied to the payout determined by achievement against the EPS and Sales Growth targets described above. If absolute TSR is negative during the performance period but is at or above the 75th percentile on a relative basis, no positive modifier will be applied to final payouts.
			Percentile Achievement	% of Target Payout
		Threshold	At or below the 25th	-20%
		Target	26th to 74th	0%
		Maximum	At or above the 75th	+20%

EPS growth and net sales growth exclude the effect of new acquisitions during each fiscal year. For all measures, no payout will be made if performance falls short of threshold, and the actual amounts payable will be interpolated on a straight-line basis between the threshold and target or between the target and maximum of 200%, as applicable. The target levels of performance were considered by the Vista Outdoor MDCC and Vista Outdoor’s management to be challenging but achievable when established.

Under Vista Outdoor’s LTI compensation program, actual performance will be measured following the end of the performance period, or, if earlier, the completion of the Spin-Off. The Vista Outdoor MDCC retains the discretion to adjust PSU awards downward after the adjustments have been calculated.

The table below shows the total number of fiscal year 2024-2026 PSUs granted to our identified named executive officer at target performance, and their target total value, in each case as approved by the Vista Outdoor MDCC at its May 2023 meeting:

Name	Target FY 2024-2026 Performance Shares: Number of Shares	Target FY 2024-2026 Performance Shares: Award Value
Mark R. Kowalski	4,108	$101,221

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Treatment of Vista Outdoor Equity-Based Awards in the Spin-Off

For a description of the expected treatment of Vista Outdoor equity-based awards in connection with the Spin-Off, see the section entitled “The Spin-Off—Treatment of Outstanding Equity-Based Awards” beginning on page 56 of this Information Statement.

Named Executive Officer Target Annual Compensation Mix

SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table in the year in which they were granted rather than the years over which service is provided or performance is achieved. Accordingly, the total target compensation approved by the Vista Outdoor MDCC for our identified named executive officer for fiscal year 2023 differs from the amount reported in the Summary Compensation Table for fiscal year 2023 due to the timing of the approval of targets and the timing of the grants for Vista Outdoor’s fiscal year 2023-2025 PSU awards and fiscal year 2023 RSU awards. As described above (see “—LTI Compensation for Fiscal Year 2023” beginning on page 106 of this Information Statement), the 2023-2025 PSU awards and the RSU awards granted in respect of fiscal year 2023 compensation appear in appear in the Summary Compensation Table for fiscal year 2022 rather than fiscal year 2023 (see “—Summary Compensation Table” beginning on page 114 of this Information Statement). Furthermore, due to changes in the timing of the Vista Outdoor Board’s approval of the Vista Outdoor fiscal year 2024-2026 long-range financial plan, that plan, and the corresponding targets for fiscal year 2024-2026 PSU grants, were approved in May 2023 after the close of Vista Outdoor’s fiscal year 2023. As a result, the expense recognized by Vista Outdoor for its fiscal year 2024-2026 PSU grants is not included in the Stock Awards column of the Summary Compensation Table.

The total fiscal year 2021, 2022, 2023 and 2024 target annual compensation package approved by the Vista Outdoor MDCC for our identified named executive officer is below:

TOTAL DIRECT COMPENSATION TARGETS
Name	Year	Base Salary	Target Annual Cash Incentive	Annual Long-Term Incentive Grant			Total Target Annual Compensation
				RSUs	PSUs	Options
Mark R. Kowalski	FY2024	$345,000	$155,250	$75,900	$113,850	N/A	$690,000
	FY2023	$320,000	$128,000	$70,400	$105,600	N/A	$624,000
	FY2022	$290,000	$116,000	$63,800	$95,700	N/A	$565,500
	FY2021	$275,000	$110,000	$55,000	$82,500	N/A	$522,500

Benefits

Vista Outdoor provides certain benefits to its executive officers, including our identified named executive officer, in the form of health, welfare and retirement benefits to support the attraction and retention of highly skilled executives. Vista Outdoor’s benefit programs offer flexibility and choice. Under its benefit programs, employees have the opportunity to choose which benefits fit their personal family and financial needs.

Health and Welfare Benefits

Our identified named executive officer participates in the same health and welfare programs as all other Vista Outdoor employees.

Qualified Retirement Benefits

Generally, our identified named executive officer participates in the standard employee retirement programs of Vista Outdoor, which typically consists of participation in the Vista Outdoor Inc. 401(k) Plan (the “401(k) Plan”).

Nonqualified Deferred Compensation

Vista Outdoor offers the Defined Contribution Supplemental Executive Retirement Plan (the “DC SERP”), a nonqualified deferred compensation plan, as a tool for its key employees to plan for their financial future. The DC SERP is designed to allow for retirement savings above the limits imposed by the Internal Revenue Service for 401(k) plans on a tax-deferred basis. Specifically, the DC SERP provides for a small 401(k) make-up match, which is included in the Summary Compensation Table (see “—Summary Compensation Table” beginning on page 114 of this Information Statement), to

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ensure that Vista Outdoor’s executive officers, including our identified named executive officer, get the full benefit of Vista Outdoor’s matching contribution, like every other employee of Vista Outdoor, without regard to the IRS compensation limit applicable to the 401(k) Plan. Balances in the DC SERP reflect amounts that have accumulated over time, which balances will be distributed consistent with the time requirements of Section 409A of the Code.

Severance

From time to time, Vista Outdoor may provide an executive officer a severance package in connection with a termination of employment. Generally, the package for our identified named executive officer is aligned with the benefits outlined in Vista Outdoor’s Executive Severance Plan. In certain circumstances, Vista Outdoor may offer additional severance benefits to facilitate successful organizational transitions. The Vista Outdoor Executive Severance Plan is in keeping with competitive norms, and it is periodically benchmarked against the market. Payments that may be made under this plan are described below under the section entitled “—Potential Payments Upon Termination or Change in Control” beginning on page 118 of this Information Statement.

Change-in-Control

Our identified named executive officer participates in the Vista Outdoor Income Security Plan, which provides for severance payments under certain circumstances following a change-in-control of Vista Outdoor. Vista Outdoor believed this plan helps ensure that its officers remain focused on the best interests of its stockholders during periods of uncertainty regarding the officers’ future employment prospects. Payments under this plan are not triggered solely by a change-in-control, but rather by termination of employment (that meets certain conditions specified in the plan) following a change-in-control. Periodically the Vista Outdoor MDCC reviews the plan design against market competitive practices for such plans. The Spin-Off will not constitute a change-in-control under the Vista Outdoor Income Security Plan.

Perquisites

Vista Outdoor provides minimal perquisites to our identified named executive officer, to help ensure its overall executive rewards are competitive and in keeping with its principal orientation to more direct elements of pay (i.e., base salaries and performance-based incentives). For fiscal year 2023, the perquisite package included the following components:

•	Executive disability insurance

•	Executive health exams

Neither of the perquisites listed above include a tax gross-up. All perquisites paid to our identified named executive officer are disclosed in the Summary Compensation Table under the “All Other Compensation” column (see “—Summary Compensation Table” beginning on page 114 of this Information Statement).

Recoupment (Clawback) Policy

Vista Outdoor has in place a recoupment (clawback) policy that reserves the right of the Vista Outdoor MDCC to recoup any incentive awards from an executive officer if there is a material restatement of Vista Outdoor’s financial results. If the Vista Outdoor MDCC determines a recoupment is appropriate in the exercise of its discretion, considering all the facts and circumstances, the executive officer will forfeit and pay back a portion, or all, of the outstanding or previously granted awards as determined by the Vista Outdoor MDCC. On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to adopt our own clawback policy to reflect these new requirements.

Executive Officer Stock Holding Requirement

Our identified named executive officer is required to retain at least 50% of the net shares (remaining after taxes are withheld) of Vista Outdoor common stock acquired as compensation through separation of service or until such named executive officer holds Vista Outdoor common stock having an aggregate market value equal to or greater than three times base salary.

The Vista Outdoor MDCC has approved this stock holding requirement to ensure that executives’ interests and actions are aligned with the interests of Vista Outdoor stockholders. This approach underscores an ownership mentality for its executives, which Vista Outdoor holds as a cornerstone of its overall approach to compensation.

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The Vista Outdoor MDCC periodically reviews the holdings of its executives to ensure compliance with the stock holding requirement and has determined that our identified named executive officer is currently in compliance with the requirement. These shares must be held until the executive leaves Vista Outdoor or is no longer an executive officer, which will include the consummation of the Spin-Off.

Following the Spin-Off, we expect to implement stock ownership guidelines that will apply to, among others, our identified named executive officers, in order to ensure they will effectively pursue stockholders’ long-term interests.

No Hedging or Pledging of Vista Outdoor Stock

Vista Outdoor’s Insider Trading Policy prohibits all directors and employees, including our identified named executive officer, from executing short sales of Vista Outdoor securities and from purchasing or selling options on Vista Outdoor securities of any kind, whether puts, calls or other derivative securities. The Vista Outdoor Insider Trading Policy also prohibits pledges of Vista Outdoor securities, purchasing Vista Outdoor securities on margin or incurring any indebtedness secured by a margin or similar account in which Vista Outdoor securities are held, without the prior approval of the Audit Committee of the Vista Outdoor Board.

In accordance with Vista Outdoor’s practice, our identified named executive officer has provided written representations to Vista Outdoor that they do not hedge the economic risk of ownership of Vista Outdoor common stock and have not pledged any of their shares of Vista Outdoor stock during the last fiscal year, except as approved by the Audit Committee of the Vista Outdoor Board.

Following the Spin-Off, we expect to implement an anti-hedging and pledging policy that will apply to, among others, our named executive officers, in order to ensure they will more effectively pursue stockholders’ long-term interests.

Compensation Risk Assessment Process and Conclusion

Vista Outdoor believes that its compensation programs are designed and administered in a manner that discourages excessive or inappropriate risk taking by employees. In consultation with the Vista Outdoor MDCC, members of Vista Outdoor management and the external compensation consultant assessed whether Vista Outdoor compensation policies and practices encourage excessive or inappropriate risk taking by the Vista Outdoor employees, including our identified named executive officer. This assessment included a review of the risk characteristics of Vista Outdoor’s business and the design of Vista Outdoor’s incentive plans and policies. A report of findings was presented to the Vista Outdoor MDCC, and after review and discussion, the Vista Outdoor MDCC concluded that the Vista Outdoor plans and policies do not encourage excessive or inappropriate risk taking:

The Vista Outdoor MDCC performs an annual compensation risk assessment, with support from its external compensation consultant, and has concluded that Vista Outdoor’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on Vista Outdoor.

Named Executive Officer Compensation Tables

The Summary Compensation Table and other tables below provide information concerning the compensation paid by Vista Outdoor to our identified named executive officer for the fiscal year ended March 31, 2023, as well as information regarding outstanding equity grants, and non-qualified deferred compensation benefits and potential payments upon termination or a change in control with respect to Vista Outdoor.

Summary Compensation Table

The following table shows the cash and non-cash compensation awarded to or earned by our identified named executive officer during the fiscal years ended March 31, 2022 and 2023 with respect to his service with Vista Outdoor.

Name and Principal Position (1)	Year	Salary (2)	Stock Awards (3)	Non-equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Mark R. Kowalski Controller and Chief Accounting Officer	FY23	$336,670	$304,170	$138,437	$39,879	$819,156
	FY22	$294,784	$288,015	$232,000	$36,450	$851,249

(1)	Position reflects the named executive officer’s title with respect to Vista Outdoor during fiscal year 2023.

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(2)	Amounts in this column include amounts, if any, deferred at the direction of the executive officer pursuant to Vista Outdoor’s 401(k) Plan.

(3)

The 2023 line of this column shows Vista Outdoor’s fiscal year 2024 RSU grants, which were granted at the end of Vista Outdoor’s fiscal year 2023. It also includes Vista Outdoor’s RSU and PSU grants representing special retention awards related to the Spin-Off. Due to changes in the timing of the Vista Outdoor Board’s approval of Vista Outdoor’s fiscal year 2024-2026 long-range financial plan, that plan, and the corresponding targets for Vista Outdoor’s fiscal year 2024-2026 LTI PSU grants, were approved in May 2023 after the close of Vista Outdoor’s fiscal year 2023. As a result, the expense recognized by Vista Outdoor for Vista Outdoor’s fiscal year 2024-2026 LTI PSU grants is not included in the Stock Awards column of the Summary Compensation Table for Vista Outdoor’s fiscal year 2023.

The aggregate grant date fair value of Vista Outdoor’s RSU and PSU awards in this column are computed in accordance with GAAP in the United States. The amounts in this column are determined in accordance with FASB ASC Topic 718, and for both RSU and PSU awards are calculated based on the number of RSUs and PSUs awarded multiplied by the closing price of Vista Outdoor’s common stock on the date the RSUs were granted.

(4)

These amounts represent payment of annual incentive compensation earned with respect to fiscal years 2022 and 2023. The annual incentive compensation program and payments were based on achievement of performance goals approved by the Vista Outdoor MDCC following an evaluation of Vista Outdoor’s financial performance. For fiscal year 2023, these performance goals are described in further detail above under “—Compensation for Fiscal Year 2023—Annual Cash Incentive Compensation for Fiscal Year 2023” beginning on page 105 of this Information Statement. Annual cash incentive payments to the identified named executive officer for fiscal year 2023 were calculated as a function of each named executive officer’s approved base salary and annual cash incentive opportunity. Amounts in this column include amounts, if any, deferred at the direction of the executive officer pursuant to the Vista Outdoor 401(k) Plan.

(5)

The table below shows the components of this column for fiscal year 2023, which include perquisites, and Vista Outdoor matching contributions to Vista Outdoor’s defined contribution plans. The amounts represent the amount paid or accrued by, or the incremental cost to, Vista Outdoor.

Name	Disability Insurance Premium	401(k) Plan Contributions	DC SERP Plan Contributions (a)	Other Perquisites (b)
Mark R. Kowalski	$3,618	$19,454	$14,308	$2,500

(a)	Reflects contributions for the 2022 plan year, which ended December 31, 2022.

(b)	Reflects the cost of non-profit matching contributions.

Grants of Plan-Based Awards Table

The following table summarizes the grants of equity and non-equity plan-based awards made by Vista Outdoor to our identified named executive officer during the fiscal year ended March 31, 2023. The non-equity awards were granted under the Vista Outdoor Executive Officer Incentive Plan, and the equity awards were granted under the Vista Outdoor 2020 Stock Incentive Plan.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date (1)	Incentive Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark R. Kowalski		Annual (2)	$32,000	$128,000	$256,000

	1/13/2023	Performance Share Units (4)				—	6,242	—				$171,218

	1/13/2023	RSU (5)							2,080			$57,054

	3/31/2023	RSU (6)							2,739			$75,898

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Pursuant to 17 C.F.R. Section 200.83

(1)

For RSU awards, the grant date is the date the Vista Outdoor MDCC met and approved the RSU awards included in this table. For PSU awards, the grant date is the date that the Vista Outdoor MDCC met and approved the performance conditions applicable to the awards.

(2)

The amounts for each officer reflect the potential cash payout for the fiscal year 2023 annual incentive program if all performance measures are satisfied at the applicable level. The actual amount paid with respect to such plan appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The material terms of the award are described above under “—Compensation for Fiscal Year 2023—Annual Cash Incentive Compensation for Fiscal Year 2023” beginning on page 105 of this Information Statement.

(3)

This column shows the aggregate grant date fair value of RSU and PSU awards computed in accordance with GAAP in the United States. The amounts in this column are determined in accordance with FASB ASC Topic 718, and were calculated based on the number of RSUs and PSUs representing special retention awards multiplied by the closing price of Vista Outdoor’s common stock on the date the RSUs and PSUs were granted.

(4)

The number of PSUs shown in this row represent the actual number of PSUs granted to our identified named executive officer as retention awards in connection with the Spin-Off. The PSUs may be paid out in fiscal year 2025 if the material terms of these awards are met as described above under “—Compensation for Fiscal Year 2023—Special Retention Awards Related to the Company’s Separation” beginning on page 108 of this Information Statement.

(5)

The number of RSUs in these rows represent the actual number of RSUs granted to our identified named executive officer as retention awards in connection with the Spin-Off. The material terms of these awards are described above under “—Compensation for Fiscal Year 2023—Special Retention Awards Related to the Company’s Separation” beginning on page 108 of this Information Statement.

(6)

The number of RSUs shown in this row represents the actual number of RSUs granted to our identified named executive officer on March 31, 2023. All RSUs shown in this row vest in three equal annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the unexercised stock options, unvested RSUs and unearned PSUs as of March 31, 2023 of Vista Outdoor by our identified named executive officer.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)((5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mark R. Kowalski	3/13/2018	3,508	—	$16.06	3/13/2028	—	$—	—	$—
	3/8/2021	—	—	$—	—	721	$19,979	—	$—
	4/1/2021	—	—	$—	—	—	$—	6,480	$179,561
	3/8/2022	—	—	$—	—	1,390	$38,517	6,254	$173,298
	1/13/2023	—	—	$—	—	2,080	$57,637	6,242	$172,966
	3/31/2023	—	—	$—	—	2,739	$75,898	—	$—

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of stock options, RSUs and PSUs.

(2)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)

Includes RSU awards, which generally vest in three equal annual installments beginning on the first anniversary of the grant date, except that the Special Retention Awards granted to Mr. Kowalski on January 13, 2023 vest according to the schedule described above under “—Compensation for Fiscal Year 2023—Special Retention Awards Related to the Company’s Separation” beginning on page 108 of this Information Statement.

(4)

The amounts in this column were calculated using a per share value of $27.71, the closing price of Vista Outdoor common stock as reported on the New York Stock Exchange on March 31, 2023, the last trading day of Vista Outdoor’s fiscal year.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(5)

The amounts shown reflect the payout of PSUs based on achievement at the maximum level of performance. The vesting and payout of any PSUs for the respective performance periods ending on March 31 will be determined after the corresponding fiscal year ending March 31, based on the actual achievement of specified performance goals.

(6)

PSUs for the fiscal year 2022-2024 and fiscal year 2023-2025 performance period, granted April 1, 2021 and March 8, 2022, respectively, are subject to financial performance growth targets for Net Sales and EPS that were established by the Vista Outdoor MDCC. Special Retention Awards granted to Mr. Kowalski on January 13, 2023 vest according to the schedule described above under “—Compensation for Fiscal Year 2023—Special Retention Awards Related to the Company’s Separation” beginning on page 108 of this Information Statement.

Option Exercises and Stock Vested Table

The following table provides information for our identified named executive officer regarding the vesting of Vista Outdoor RSUs during the fiscal year ended March 31, 2023. No stock options were exercised during the fiscal year ended March 31, 2023 by our identified named executive officer.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (1)
Mark R. Kowalski	6,800	$190,591

(1)

The value realized was determined by multiplying the number of vested shares by the closing market price of Vista Outdoor common stock on the date of vesting. If the vesting fell on a weekend or holiday, the closing market price of Vista Outdoor common stock on the business day preceding the vesting date was used to determine the value realized. The number of shares that vested for each of the officers is as follows:

Name	Vesting Date	Number of Shares
Mark R. Kowalski	3/10/2023	5,386
	3/8/2023	694
	3/8/2023	720

Vista Outdoor withheld shares of Vista Outdoor common stock from each officer having a value equal to the applicable tax withholding requirement.

Nonqualified Deferred Compensation Table

The following table provides information for our executive officers named in the Summary Compensation Table regarding contributions, earnings, distributions and year-end account balances with respect to the contributions to the DC SERP (see “—Summary Compensation Table” beginning on page 114 of this Information Statement).

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals / Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End (3)
Mark R. Kowalski	—	$14,308	$ (911)	—	$48,979

(1)	Reflects contributions for the 2022 plan year, which ended December 31, 2022.

(2)

This column reflects earnings and losses (including interest, dividends, market or stock appreciation or depreciation). Since earnings are not “above market” or preferential, the earnings are not reported in the Summary Compensation Table (see “—Summary Compensation Table” beginning on page 114 of this Information Statement).

(3)

The above amounts represent aggregate contributions made by the executive officer or Vista Outdoor for the benefit of the executive officer, plus earnings on such contributions, since the officer’s commencement of participation in the plan through the end of fiscal year 2023, including amounts accrued for the 2022 plan year, which ended December 31, 2022.

Defined Contribution Supplemental Executive Retirement Plan

Vista Outdoor maintains the DC SERP for the benefit of certain highly compensated employees of Vista Outdoor, including our identified named executive officer.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Participation in the DC SERP is limited to employees who receive eligible compensation in excess of the IRS annual compensation limit and who make the maximum allowable before-tax or Roth 401(k) contributions to the Vista Outdoor 401(k) Plan.

For fiscal year 2023, an annual match allocation equal to a specified percentage of compensation in excess of the IRS compensation limit has been made by Vista Outdoor to a participant’s account if the participant has made the maximum allowable before-tax or Roth 401(k) contributions to the Vista Outdoor 401(k) Plan for the calendar year. For fiscal year 2023, this match allocation was equal to 6% of such compensation. Under the terms of the DC SERP, vesting for the match allocation under the DC SERP will occur following one year of vesting service. A participant will become fully vested upon death, attainment of age 65, total disability while employed by Vista Outdoor or upon a change in control. The DC SERP is an unfunded plan, meaning that participants’ accounts will be bookkeeping entries only and will not entitle them to ownership of any actual assets. Under the terms of the DC SERP, participants’ account balances will be credited with earnings and investment gains and losses by assuming that the allocations were hypothetically invested in one or more investment funds made available by Vista Outdoor from time to time under the DC SERP and those investments generally match the investment funds available under the 401(k) Plan.

Potential Payments Upon Termination or Change in Control

Vista Outdoor maintains the Income Security Plan, an Executive Severance Plan and certain other arrangements (collectively, the “Executive Officer Separation Arrangements”) that provide for benefits and payments to Vista Outdoor’s executive officers, including our identified named executive officers, upon termination of their employment with Vista Outdoor.

The benefits and payments that our identified named executive officer could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows. Vista Outdoor believes that these arrangements provide competitive benefits to senior executives and that they will help protect the interests of Vista Outdoor in the event of an acquisition.

In addition to the benefits and payments described below, the Vista Outdoor MDCC may review its executive officers’ separations on a case-by-case basis and exercise its business judgment to customize the terms of each such separation in consideration of all relevant circumstances, including:

•	the reasons for the separation;

•	market competitive practices for comparable separation scenarios;

•

potential benefits to Vista Outdoor, such as retention of the executive officer’s services for a transition period, maintenance of Vista Outdoor’s positive reputation internally and externally, and preservation of its ability to recruit highly talented executives;

•	the executive’s tenure and contributions to Vista Outdoor’s success; and

•	the impact of the separation on Vista Outdoor and its stockholders.

In order for our identified named executive officer to qualify for the termination benefits provided by Vista Outdoor’s Income Security Plan, Executive Severance Plan and forms of equity award agreement in the scenarios described below, the identified named executive officer would be required to execute a general release of claims in favor of Vista Outdoor. To receive the post-termination benefits described below, our identified named executive officer would also be required to comply with customary non-competition and non-solicitation covenants for a period following termination specified in the relevant plan or agreement (typically one or two years), and to comply with general confidentiality and non-disparagement covenants.

Potential Payments Under Certain Termination Scenarios

Voluntary Termination and Termination for Cause

If the employment of our identified named executive officer is voluntarily terminated or terminated “for cause,” then no additional payments or benefits will accrue or be paid to the individual under the Executive Officer Separation Arrangements, other than what has been accrued and vested in the benefit plans discussed above under “—Summary Compensation Table” and “—Nonqualified Deferred Compensation Table” beginning on pages 114 and 117, respectively, of this Information Statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Retirement

Under Vista Outdoor’s Executive Officer Incentive Plan, upon retirement of an identified named executive officer, the officer would be entitled to receive a prorated portion of any annual cash incentive award earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period. On retirement, any outstanding unvested RSUs, options or PSUs held by an identified named executive officer would be forfeited.

Termination Without Cause

Under Vista Outdoor’s Executive Officer Incentive Plan, in the event that an identified named executive officer is terminated without cause, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period.

If the employment of our identified named executive officer is terminated by Vista Outdoor without cause, the officer would be eligible under Vista Outdoor’s Executive Severance Plan for a lump sum payment equal to 12 months of base salary, plus an additional lump sum of $15,000 to defray health care costs. Vista Outdoor’s severance practices also provide for an estimated $5,000 of outplacement services for our identified named executive officer upon termination by Vista Outdoor without cause.

Vista Outdoor’s RSU award agreements provide that following an identified named executive officer’s termination without cause, the officer will receive accelerated vesting for any RSU award granted to the identified named executive officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.

Vista Outdoor’s non-qualified stock option award agreements provide that following an identified named executive officer’s termination without cause, the officer will receive accelerated vesting for any stock options granted to the identified named executive officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.

In addition, Vista Outdoor’s performance share award agreements provide that an identified named executive officer whose employment is terminated by Vista Outdoor without cause will receive a portion of the shares of common stock that would have been earned based on actual results following the end of the relevant performance period, prorated for the period of employment during the performance period and provided that the identified named executive officer was employed for at least 90 days during the performance period.

Any other outstanding unvested equity awards held by an identified named executive officer for which vesting does not accelerate as described above would be forfeited.

Termination Due to Disability

Under Vista Outdoor’s Executive Officer Incentive Plan, in the event that an identified named executive officer is terminated due to disability, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period.

Vista Outdoor’s RSU award agreements provide that following an identified named executive officer’s termination due to disability, the officer will receive accelerated vesting for any RSU granted to the identified named executive officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.

Vista Outdoor’s non-qualified stock option award agreements provide that following an identified named executive officer’s termination due to disability, the officer will receive accelerated vesting for any stock options granted to the identified named executive officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.

In addition, Vista Outdoor’s performance share award agreements provide that an identified named executive officer whose employment is terminated due to disability will receive a portion of the shares of common stock that would have been earned based on actual results following the end of the relevant performance period, prorated for the period of employment during the performance period and provided that the identified named executive officer was employed for at least 90 days during the performance period.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Any other outstanding unvested equity awards held by an identified named executive officer for which vesting does not accelerate as described above would be forfeited.

Termination Due to Death

If our identified named executive officer dies, the officer’s estate would be entitled to receive benefits and payments from Vista Outdoor similar to those outlined above under the section entitled “—Potential Payments Under Certain Termination Scenarios—Termination Due to Disability” beginning on page 119 of this Information Statement.

Potential Payments Upon Termination Following a Change in Control

Income Security Plan

Vista Outdoor’s Income Security Plan provides income security protection to certain executives of Vista Outdoor, including our identified named executive officer, in the event of a “qualifying termination” in connection with a “change in control” of Vista Outdoor, in each case as those terms are defined in the Income Security Plan. The Spin-Off will not constitute a change in control under Vista Outdoor’s Income Security Plan. Generally, a qualifying termination is an involuntary termination of employment without “cause” or a voluntary termination of employment for “good reason,” in each case, as those terms are defined in the Income Security Plan.

Participation in the Income Security Plan is limited to the following groups of individuals, with different levels of payments and benefits:

•

Tier 1 Participants, consisting of Vista Outdoor’s officers subject to beneficial ownership reporting and other requirements under Section 16 of the Exchange Act, including our identified named executive officer; and

•	Tier 2 Participants, consisting of any other Vista Outdoor employee designated by the Vista Outdoor MDCC to participate in the plan for the current fiscal year.

Under the terms of the Income Security Plan, in the event of a qualifying termination, generally within 24 months following and, in certain instances, within six months prior to, a change in control of Vista Outdoor, an identified named executive officer would receive:

•	a lump sum cash payment in an amount equal to two times the sum of the executive officer’s then current annual base salary and then current target bonus opportunity;

•	a pro-rata bonus for the year in which the qualifying termination occurs, paid out at target or actual performance depending on when such termination occurs;

•	a lump sum cash payment equal to the amount the officer would have received under any long-term cash incentive plan, assuming target level performance;

•	accelerated vesting of all outstanding unvested equity awards, with performance-vesting equity awards vesting at target level performance; and

•

provided the officer timely elects coverage under COBRA upon termination, an amount equal to the excess, if any, of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of up to 18 months following such termination.

The Income Security Plan does not have a tax gross-up provision, and the plan automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in a participant receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.

Potential Payments Upon Termination Table

The following table shows potential payments by Vista Outdoor to our identified named executive officer upon death, disability, layoff or termination of employment following a change in control of Vista Outdoor. The amounts shown assume that the termination was effective March 31, 2023, the last day of the fiscal year, and are estimates of the amounts that would be paid to the executive officers upon termination, in addition to the base salary, annual incentive and long-term incentive earned during fiscal year 2023 and any applicable retirement amounts payable to the executive officers under the 401(k) Plan

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

and DC SERP. The actual amounts to be paid can only be determined at the actual time of an officer’s termination. No tax gross-ups are paid to the executive officers upon termination of employment.

Mark R. Kowalski

Payments Upon Termination Without Cause

Cash Payment	$320,000

Equity

Stock Options (1)	—

RSUs (2)	$122,173

Performance Awards (3)	$88,561

Health and Welfare Benefits (4)	$15,000

Outplacement (5)	$5,000

Total	$550,734

Payments Upon Death or Disability

Cash Payment	—

Equity

Stock Options (1)	—

RSUs (2)	$122,173

Performance Awards (3)	$88,561

Health and Welfare Benefits (4)	—

Total	$210,734

Payments Upon Termination following a Change in Control

Cash Payment	$896,000

Equity

Stock Options (1)	—

RSUs (2)	$192,030

Performance Awards (6)	$463,228

Health and Welfare Benefits (7)	$7,741

Total	$1,558,999

(1)	For fiscal year 2023 all options have vested.

(2)

Values are determined by multiplying the number of RSUs eligible to vest upon a qualifying termination by $27.71, the closing market price of Vista Outdoor common stock as reported on the New York Stock Exchange on the last trading day of Vista Outdoor’s fiscal year, March 31, 2023.

(3)

Values in this row reflect a pro-rata target level payout pursuant to PSUs for the fiscal year 2022-2024 and 2023-2025 performance periods. The value was determined by multiplying the number of PSUs by $27.21, the closing market price of the Vista Outdoor common stock as reported on the New York Stock Exchange on March 31, 2023, the last trading day of Vista Outdoor’s fiscal year.

(4)

The Vista Outdoor Income Security Plan does not have tax gross-up provisions, and automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in the relevant officer receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.

(5)	Approximate value of six months of outplacement, which the executive officer can elect in the officer’s discretion.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(6)

Values in this row reflect PSUs for the fiscal year 2022-2024, 2023-2025, and 2024-2026 performance periods assuming payout at the target performance level. The value was determined by multiplying the number of PSUs by $27.71, the closing market price of Vista Outdoor common stock as reported on the New York Stock Exchange on March 31, 2023, the last trading day of Vista Outdoor’s fiscal year.

(7)

For purposes of quantifying health and welfare benefits, amounts are equal to the excess of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of 18 months following termination.

Anticipated Compensation Programs

Overview

As described above, our MDCC will not be established until the Spin-Off and therefore has not established a specific set of objectives or principles for our compensation programs following the Spin-Off. The executive compensation programs in place at the time of the Spin-Off will be those established by Vista Outdoor on our behalf. Following the Spin-Off, our MDCC will review each of the elements of our compensation programs. We believe that the Spin-Off will enable us to offer our key employees compensation directly linked to the performance of our business, which we expect will enhance our ability to attract, retain and motivate qualified personnel and serve the interests of our stockholders.

Stock Incentive Plan

In connection with the Spin-Off, Vista Outdoor intends to establish an equity incentive plan on our behalf for the benefit of our officers, employees, directors and other service providers, and which we will use to provide equity-based incentives to such individuals, aligning their interests with those of our stockholders. A description will be provided in a subsequent amendment to this Information Statement.

Employee Stock Purchase Plan

In connection with the Spin-Off, Vista Outdoor intends to establish an employee stock purchase plan on our behalf for the benefit of our employees, aligning their interests with those of our stockholders. A description will be provided in an amendment to this Information Statement.

Severance Plans

In connection with the Spin-Off, we intend to establish one or more severance plans for the benefit of our executive officers, to help ensure that our executive officers will remain focused on the best interests of our stockholders during periods of uncertainty regarding the officers’ future employment prospects.

Reconciliation of Certain Non-GAAP Financial Measures

The AEBIT and adjusted free cash flow results presented below and in this Information Statement in connection with the discussion of Vista Outdoor’s fiscal year 2023 annual incentive plan achievement are non-GAAP financial measures.

Vista Outdoor defined fiscal year 2023 AEBIT for Vista Outdoor’s annual and long-term incentive plan purposes as operating income plus other income, net excluding, where applicable, the results of Vista Outdoor’s Fox Racing and Simms Fishing business units, which were acquired by Vista Outdoor in fiscal year 2023 and the adjustment factors approved by the Vista Outdoor MDCC. For comparison, a calculation of Vista Outdoor fiscal year 2022 AEBIT, prepared using the same adjustments, as well as adjustments to exclude results from Vista Outdoor’s QuietKat, Venor, Foresight Sports, Fiber Energy Products and Stone Glacier business units, which were acquired by Vista Outdoor in fiscal year 2022, has also been presented. Vista Outdoor defined fiscal year 2023 adjusted free cash flow as cash provided from operations less capital expenditures, subject to the same adjustment factors approved by the Vista Outdoor MDCC for purposes of calculating Vista Outdoor fiscal year 2023 AEBIT, where applicable. For comparison, a calculation of Vista Outdoor fiscal year 2022 adjusted free cash flow, prepared using the same adjustment factors approved by the Vista Outdoor MDCC for the purposes of calculating the Vista Outdoor fiscal year 2022 AEBIT, has also been presented.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

We are presenting these measures because they are used by the Vista Outdoor MDCC to measure performance under the Vista Outdoor annual incentive plan as applicable to our identified named executive officer. Vista Outdoor’s definition may differ from those used by other companies.

	FY 2022 Vista Outdoor		FY 2023 Vista Outdoor
	EBIT(*)	Free Cash Flow(*)	EBIT(*)	Free Cash Flow
GAAP Reported Results	$647.4	$288.7	$110.0	$447.4
(i) charges for extraordinary items and other unusual or non-recurring items of loss or gain				$(44.3)
(ii) asset impairments	$—	$—	$374.4	$—
(iii) litigation or claim judgments or settlements	$—	$—	$—	$—
(iv) changes in the Internal Revenue Code or tax rates	$—	$—	$—
(v) changes in accounting principles	$—	$—	$—	$—
(vi) changes in other laws, regulations or other provisions affecting reported results	$—	$—	$—	$—
(vii) charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities	$—	$—	$45.4	$31.0
(viii) gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt	$(1.4)	$36.7	$(6.7)	$12.4
(ix) foreign currency exchange gains or losses	$—	$—	$—	$—
(x) adjustments for divested business units
(xi) changes as a result of Coronavirus
Total Adjustments	$(1.4)	$36.7	$413.0	$(0.9)
Pro Forma Adjusted Results for Incentive Plan Purposes	$646.0	$325.4	$523.1	$446.5

*Reported EBIT is defined as operating income plus other income, net.

**Reported Free Cash Flow is defined as GAAP cash provided from operations less capital expenditures.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, Vista Outdoor beneficially owns all the outstanding shares of our common stock. After the Spin-Off, Vista Outdoor will not own any shares of our common stock.

The following tables provide information regarding the anticipated beneficial ownership of our common stock at the time of the Distribution. Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Vista Outdoor common stock on [                    ], giving effect to a distribution ratio pursuant to which, for every [                    ] shares of Vista Outdoor common stock he, she or it held, [                    ] shares of our common stock will be distributed. Immediately following the Spin-Off, we estimate that [                    ] shares of our common stock will be issued and outstanding, based on the approximately [                    ] shares of Vista Outdoor shares of common stock outstanding on [                    ]. The actual number of shares of our common stock outstanding following the Spin-Off will be determined on [                    ], 202[    ], which we refer to as the “Record Date.”

To the extent our directors and executive officers own Vista Outdoor common stock at the Record Date of the Spin-Off, they will participate in the Distribution on the same terms as other holders of Vista Outdoor common stock.

Share Ownership Information for Directors and Officers

The following table shows the number of shares of Outdoor Products common stock expected to be beneficially owned by (i) each of our directors immediately following the Spin-Off, (ii) each of our named executive officers and (iii) all of our directors and executive officers immediately following the Spin-Off as a group, in each case based on the assumptions set forth above. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds.

Directors and Executive Officers	Amount and Nature of Beneficial Ownership	Percentage of Class
Gerard Gibbons	[ ]	[ ]%
Mark R. Kowalski	[ ]	[ ]%
Gary L. McArthur	[ ]	[ ]%
Michael D. Robinson	[ ]	[ ]%
Lynn M. Utter	[ ]	[ ]%
All directors and executive officers as a group	[ ]	[ ]%

Certain Beneficial Owners

The following table shows all holders known to Outdoor Products that are expected to be beneficial owners of more than 5 percent of the outstanding shares of Outdoor Products common stock immediately following the completion of the Distribution based on the assumptions set forth above.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Vista Outdoor

Following the Spin-Off, we and Vista Outdoor will operate independently, and neither will have any ownership interest in the other. In order to govern the ongoing relationships between us and Vista Outdoor after the Spin-Off and to facilitate an orderly transition, we intend to enter into a series of agreements with Vista Outdoor to effect the Spin-Off, to provide a framework for the relationship between Outdoor Products and Vista Outdoor after the separation and to provide for various services and rights and obligations following the Spin-Off, in each case, pursuant to which we and Vista Outdoor will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with Vista Outdoor. The summaries of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are included as exhibits to our Registration Statement on Form 10 of which this Information Statement is a part.

Separation and Distribution Agreement

We intend to enter into a Separation and Distribution Agreement with Vista Outdoor before the Distribution. The Separation and Distribution Agreement will set forth our agreements with Vista Outdoor regarding the principal actions to be taken in connection with the Spin-Off. It will also set forth other agreements that govern aspects of our relationship with Vista Outdoor following the Spin-Off.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from Vista Outdoor so that we and Vista Outdoor retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Vista Outdoor. In particular, the Separation and Distribution Agreement will generally provide that:

•	all of the assets of the Outdoor Products Business not already owned by us and owned by Vista Outdoor prior to the Distribution will be transferred to us;

•

all of the assets of the businesses and operations conducted by Vista Outdoor, other than the Outdoor Products Business, not already owned by Vista Outdoor and owned by us prior to the Distribution will be transferred to Vista Outdoor;

•	all of the liabilities (whether accrued, contingent or otherwise) of the Outdoor Products Business that are obligations of Vista Outdoor prior to the Distribution will be assumed by us;

•

all of the liabilities (whether accrued, contingent or otherwise) of the business and operations conducted by Vista Outdoor, other than the Outdoor Products Business, that are our obligations prior to the Distribution will be assumed by Vista Outdoor; and

•

allocation of tax- and employee-related assets and liabilities will be addressed separately in a Tax Matters Agreement and Employee Matters Agreement, respectively. For more information, see the sections entitled “—Tax Matters Agreement” and “—Employee Matters Agreement” beginning on page 127 and page 128, respectively, of this Information Statement.

Internal Transactions. The Separation and Distribution Agreement will describe certain actions related to our separation from Vista Outdoor that will occur prior to the Distribution.

Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Vista Outdoor, on the other hand, will terminate or will be settled effective as of the Distribution, except specified agreements and arrangements that are intended to survive the Distribution.

Shared Contracts. We and Vista Outdoor will agree to use reasonable best efforts to cooperate to divide, partially assign, modify or replicate all agreements relating in a material respect to both the Outdoor Products Business and Vista Outdoor’s businesses (other than the Outdoor Products Business) such that we shall be the beneficiary of the rights and responsible for the obligations of that portion of the agreement relating to the Outdoor Products Business and Vista Outdoor shall be the beneficiary of the rights and responsible for the obligations of that portion of the agreement relating to Vista Outdoor’s business (other than the Outdoor Products Business).

Credit Support. We will agree to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support currently

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

provided by or through Vista Outdoor or any of its affiliates for the benefit of us or any of our affiliates. To the extent we are not able to replace any such credit support, we will agree, and will agree to cause any of our subsidiaries that has assumed the liability with respect to such credit support instrument, to indemnify Vista Outdoor for such liability.

Representations and Warranties. In general, neither we nor Vista Outdoor will make any representations or warranties regarding any assets or liabilities transferred or assumed, the sufficiency of any such assets to operate the respective businesses, any consents or approvals that may be required in connection with these transfers or assumptions or the Spin-Off, the value of, or freedom from any lien or other security interest in, any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets will be transferred on an “as is where is” basis.

Information in this Information Statement with respect to the assets and liabilities of Outdoor Products and Vista Outdoor following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement and the ancillary agreements, unless the context otherwise requires. The Separation and Distribution Agreement provides that, in the event that the transfer or assignment of certain assets or liabilities to Outdoor Products or Vista Outdoor, as applicable, does not occur prior to the Distribution, then until such assets or liabilities are able to be transferred or assigned, Outdoor Products or Vista Outdoor, as applicable, will hold such assets for the use and benefit of the other party and retain such liabilities for the account and at the expense of the other party, provided that the other party will reimburse Outdoor Products or Vista Outdoor, as applicable, for reasonable out-of-pocket expenses incurred in connection with the holding of such assets or the retention of such liabilities.

Further Assurances. The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Distribution as promptly as practicable following the Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or any assumption of liability that was improperly transferred or retained as promptly as reasonably practicable following the Distribution.

The Distribution. The Separation and Distribution Agreement will govern Vista Outdoor’s and our respective rights and obligations regarding the proposed Distribution. Prior to the Distribution, Vista Outdoor will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the Distribution Date, the distribution agent will electronically deliver the shares of our common stock to Vista Outdoor stockholders based on the distribution ratio. Vista Outdoor’s Board of Directors, which we refer to as the “Vista Outdoor Board,” will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the Distribution.

Conditions. The Separation and Distribution Agreement will also provide that several conditions must be satisfied or waived by Vista Outdoor in its sole and absolute discretion before the Distribution can occur. For further information about these conditions, see the section entitled “The Spin-Off—Conditions to the Spin-Off” beginning on page 61 of this Information Statement. The Vista Outdoor Board may, in its sole and absolute discretion, determine the Record Date, the Distribution Date and the terms of the Spin-Off and may at any time prior to the completion of the Spin-Off decide to abandon or modify the Spin-Off.

Exchange of Information. We and Vista Outdoor will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Vista Outdoor will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations for an agreed period of time.

Termination. The Vista Outdoor Board, in its sole and absolute discretion, may terminate the Separation and Distribution Agreement at any time prior to the Distribution.

Release of Claims. We and Vista Outdoor will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases will be subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification. We and Vista Outdoor will each agree to indemnify the other and each of the other’s former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of them, against

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

certain liabilities incurred in connection with the Spin-Off and our and Vista Outdoor’s respective businesses. The amount of either Vista Outdoor’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement will also specify procedures regarding claims subject to indemnification.

Intellectual Property. We will agree not to assert our intellectual property rights against Vista Outdoor or (with limited exceptions) act to impair Vista Outdoor’s intellectual property rights, and Vista Outdoor will agree not to assert its intellectual property rights against us or (with limited exceptions) act to impair our intellectual property rights, in each case for a period of two years. We will agree to negotiate commercial licenses with Vista Outdoor for any intellectual property rights in the event either we or Vista Outdoor determine such rights are necessary in order to pursue new projects in the ordinary course of business.

Transition Services Agreement

We intend to enter into a Transition Services Agreement pursuant to which Vista Outdoor will provide us, and we will provide to Vista Outdoor, specified services for a limited time to help ensure an orderly transition following the Distribution. The services to be provided will include certain sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal and other general, administrative and operational functions.

The Transition Services Agreement will specify the calculation of our costs for these services. The agreed upon charges for such services are generally intended to allow the service provider to recover all costs and expenses of providing such services. The cost of these services will be negotiated between us and Vista Outdoor and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party. The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, which will be no longer than 24 months following the Distribution Date.

We and Vista Outdoor, each in the capacity of service recipient, will agree to indemnify the other party (in its capacity as service provider) and the other party’s former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of them from any liabilities to the extent arising out of the service provider’s provision of the services unless such damages are the result of the service provider’s breach of the Transition Services Agreement, violation of law, gross negligence or willful misconduct in providing services. The cumulative liability of a party in its capacity as service provider under the Transition Services Agreement will be limited to the aggregate amount paid to it for services under such agreement.

Tax Matters Agreement

We intend to enter into a Tax Matters Agreement with Vista Outdoor that will govern the respective rights, responsibilities and obligations of Vista Outdoor and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally will provide that we will indemnify Vista Outdoor for any taxes resulting from the failure of any step of the Spin-Off or the Internal Transactions to qualify for its intended tax treatment under U.S. Federal income tax laws (“Transaction Taxes”), if such Transaction Taxes result from (1) untrue representations or breaches of covenants that we will make and agree to in connection with the Spin-Off, (2) the application of certain provisions of U.S. Federal income tax law to the Spin-Off, including Section 355(e) of the Code, or (3) any other action or omission that we know or reasonably should expect would give rise to such Transaction Taxes. In the event that Transaction Taxes arise which are not a result of any of the foregoing and are not the result of a breach of representations given by, or certain actions or omissions on the part of, Vista Outdoor, we will agree to indemnify Vista Outdoor for half of such Transaction Taxes.

Vista Outdoor will have the exclusive right to control the conduct of any audit or contest relating to Transaction Taxes, but will not be permitted to settle any such audit or contest without our consent (which we may not unreasonably withhold or delay).

With respect to taxes other than those incurred in connection with the Spin-Off, the Tax Matters Agreement generally will provide that we will indemnify Vista Outdoor for any taxes of ours or our subsidiaries for all periods, except to the extent such taxes are reported on tax returns for a consolidated, combined, unitary or other group that includes Vista Outdoor or any of its subsidiaries. As a member of Vista Outdoor’s consolidated U.S. Federal income tax group, we have (and will continue to have following the Spin-Off) joint and several liability with Vista Outdoor to the IRS for the consolidated U.S. Federal income taxes of the Vista Outdoor group relating to the taxable periods in which we were part of the group. We have also agreed to indemnify Vista Outdoor with respect to certain non-income taxes related to the sales of our products that were conducted by our shared sales entity.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances and repurchases, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free nature of the Spin-Off. These restrictions will apply for the two-year period after the Spin-Off. Under the Tax Matters Agreement, these restrictions will apply unless we obtain an opinion from counsel or a ruling from the IRS (in each case satisfactory to Vista Outdoor) or obtain consent from Vista Outdoor. These restrictions may limit our ability to pursue strategic transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Vista Outdoor that will address certain employment, compensation and benefits matters, including the allocation and treatment of certain assets and liabilities relating to our employees and compensation and benefit plans and programs in which our employees participate prior to the Spin-Off.

Allocation of Liabilities. Except as specifically provided in the Employee Matters Agreement, Vista Outdoor will generally remain responsible for (i) all liabilities (A) related to each employee of Vista Outdoor as of immediately prior to the Spin-Off and each former employee whose last employment was exclusively providing services to the business and operations conducted by Vista Outdoor or its subsidiaries (other than Outdoor Products and its subsidiaries) immediately prior to the Spin-Off and (B) under any existing Vista Outdoor benefit plans and (ii) 50% of liabilities related to each former employee who provided services to both Outdoor Products and Vista Outdoor prior to his or her termination.

Retirement Plans. The Employee Matters Agreement will provide that, as of the Spin-Off, our employees will cease active participation in Vista Outdoor’s tax-qualified and non-qualified defined contribution pension plans and defined benefit pension plans. The Employee Matters Agreement will provide that we will establish a 401(k) defined contribution plan in connection with the Spin-Off, which will assume liabilities and account balances from Vista Outdoor’s 401(k) defined contribution plan in respect of our employees. In addition, the Employee Matters Agreement will provide that we will establish a non-qualified defined contribution plan in connection with the Spin-Off, which will assume liabilities attributable to our employees from Vista Outdoor’s non-qualified defined contribution plan. Following the Spin-Off, Vista Outdoor will distribute vested balances to our employees under its tax-qualified and non-qualified defined benefit pension plans in accordance with the terms of the applicable plan.

Health and Welfare Plans. The Employee Matters Agreement will also provide that we will establish health and welfare plans for the benefit of our employees. Except as provided in the Employee Matters Agreement, Vista Outdoor will generally remain responsible for any liabilities incurred by our employees prior to the Spin-Off under Vista Outdoor’s welfare plans.

Treatment of Equity-Based Awards. For a description of the expected treatment of Vista Outdoor equity awards in connection with the Spin-Off, see the section entitled “The Spin-Off—Treatment of Outstanding Equity-Based Awards” beginning on page 56 of this Information Statement.

Ongoing Commercial Agreements

In addition to the above agreements, we are also currently party to, or intend to enter into, various other agreements with Vista Outdoor and its subsidiaries, that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to. We do not consider these agreements to be material to Vista Outdoor and its subsidiaries.

Other Arrangements

Prior to the Spin-Off, we have had various other arrangements with Vista Outdoor, including arrangements whereby Vista Outdoor performed various corporate functions for us, such as sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions.

As described in more detail in the section above entitled “—Separation and Distribution Agreement” beginning on page 125 of this Information Statement, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, will generally be terminated in connection with the Spin-Off.

Policy and Procedures Governing Related Person Transactions

Prior to the completion of the Spin-Off, our Board will adopt a written policy and procedures for the review, approval or ratification of transactions, arrangements or relationships involving the Company and its directors, nominees for director,

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

executive officers, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than 5% of the Company’s voting securities. We expect that pursuant to such policy, the Nominating and Governance Committee will be responsible for reviewing any transactions with related persons that would be disclosable pursuant to applicable SEC rules. We expect that in considering such transactions, the Nominating and Governance Committee will consider the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the director’s or officer’s relationship to or interest in the transaction. We expect that the Nominating and Governance Committee will recommend to our Board approval or ratification, as the case may be, of a transaction if it determines, in good faith, that the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. We expect the policy to require that any member of the Nominating and Governance Committee who has an interest in the transaction under consideration must abstain from voting on the transaction, but may, if so requested by the Chair of the Nominating and Governance Committee, participate in all or some of the Nominating and Governance Committee’s discussions of the transaction.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF OUR INDEBTEDNESS

In connection with the Spin-Off, Outdoor Products expects to enter into a revolving credit facility. Information regarding Outdoor Products’s indebtedness following the Spin-Off will be provided in subsequent amendments to this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF OUR CAPITAL STOCK

General

Prior to the Distribution Date, Vista Outdoor, as our sole stockholder, will approve and adopt our Amended and Restated Certificate of Incorporation, and our Board of Directors, which we refer to as the “Board,” will approve and adopt our Amended and Restated Bylaws. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and certain provisions of Delaware law. You are encouraged to read the forms of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which will be filed as exhibits to our Registration Statement on Form 10 of which this Information Statement is part, for greater detail with respect to these provisions.

Distribution of Securities

During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act of 1933, which we refer to as the “Securities Act.”

Authorized Capital Stock

Immediately following the Spin-Off, our authorized capital stock will consist of [                    ] shares of common stock, par value $0.01 per share, and [                    ] shares of preferred stock, par value $[                    ] per share.

Common Stock

Shares Outstanding. Immediately following the Spin-Off, we estimate that approximately [                    ] shares of our common stock will be issued and outstanding, based on approximately [                    ] shares of Vista Outdoor common stock outstanding as of [                    ]. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of shares of Vista Outdoor common stock outstanding on the Record Date, and will reflect any issuance of new shares or exercise of outstanding options pursuant to Vista Outdoor’s equity plans on or prior to the Record Date.

Dividends. Holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of any dividends will be within the discretion of our Board and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by our Board. We do not anticipate paying any dividends on our common stock for the foreseeable future. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy” and “Risk Factors— Risks Relating to Our Common Stock—We do not anticipate paying any dividends on our common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates” beginning on pages 63 and 49, respectively, of this Information Statement.

Voting Rights. The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation will authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the designation, relative rights, preferences and limitations of the shares of each such series of preferred stock. There are no present plans to issue any shares of preferred stock.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our proposed Amended and Restated Certificate of Incorporation and our proposed Amended and Restated Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These include provisions that:

•

allow our Board to authorize for issuance, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board and, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board does not approve;

•	prohibit our stockholders from taking action by written consent and require that stockholder action must take place at a duly called annual or special meeting of our stockholders;

•	establish how stockholders may present proposals or nominate directors for election at meetings of our stockholders;

•	grant exclusive privilege (subject to certain limited exceptions) to our directors, and not our stockholders, to fill vacancies on our Board;

•

provide that only our Board, Chairman of our Board, our Chief Executive Officer or the President (in the absence of the Chief Executive Officer) are entitled to call a special meeting of our stockholders; and

•	limit our ability to enter into business combination transactions with certain stockholders.

Section 203 of the Delaware General Corporate Law, which we refer to as the “DGCL,” prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, subject to certain exceptions. In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of Section 203 of the DGCL in our Amended and Restated Certificate of Incorporation.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except that such provision may not limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payment of dividends or stock purchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any derivative action. Our Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted under Delaware law, no Outdoor Products director or officer shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Our Amended and Restated Bylaws will require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of Outdoor Products, or, while a director or officer of Outdoor Products, is or was serving at the request of Outdoor Products as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees), judgments, damages, liabilities, losses, penalties, fines and amounts paid in settlement actually incurred or paid by such person in connection with such action, suit or proceeding to the fullest extent permitted by law. In addition, our Amended and Restated Bylaws will require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that such person is or was a director or officer of the Company, or, while a director or officer of Outdoor Products, is or was serving at the request of Outdoor Products as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be provided in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, our Amended and Restated Bylaws will provide that expenses incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company as authorized in the Amended and Restated Bylaws.

The indemnification rights to be provided in our Amended and Restated Bylaws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, our Amended and Restated Bylaws will authorize us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner, member or agent of another enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Exclusive Forum

Our Amended and Restated Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf (other than actions arising under the Securities Act or the Exchange Act), (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case except for any claim where the Court of Chancery does not have jurisdiction over indispensable parties named as defendants, any claim that is subject to the exclusive jurisdiction of another court or forum and any claim for which the Court of Chancery does not have subject matter jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended and Restated Certificate of Incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and therefore our Amended and Restated Certificate of Incorporation will further provide that the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A., which we also refer to as “Computershare” in this Information Statement.

New York Stock Exchange Listing

We intend to list our common stock on the NYSE under the ticker symbol “[                    ].”

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that Vista Outdoor stockholders will receive in the Distribution, as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. The Registration Statement, including its exhibits and schedules, and the periodic reports, proxy statements and information statements and other information that we file electronically with the SEC will be available for inspection and copying at the SEC’s website.

You can also find a copy of the Registration Statement and our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, in each case, filed with or furnished to the SEC pursuant to the Exchange Act, on our website, [                    ] (which we expect to be operational on or prior to the Distribution Date), which we will make available free of charge as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Information contained on, or connected to, any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement of which this Information Statement is a part.

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed by, an independent registered public accounting firm.

You should rely only on the information contained in this Information Statement or to which this Information Statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Vista Outdoor Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Outdoor Products Spinco Inc. (the “Company”) as of March 31, 2023 and 2022, and the related combined statements of comprehensive income (loss), parent company equity, and cash flows for each of the three years in the period ended March 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 2 and 17 to the financial statements, the accompanying financial statements have been derived from the consolidated financial statements and accounting records of Vista Outdoor Inc. The financial statements also include expense allocations for certain functions provided by Vista Outdoor Inc. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as an independent company apart from Vista Outdoor Inc.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Business Combinations – Fox Racing – Refer to Note 7 to the financial statements

During the second quarter of fiscal year 2023, the Company acquired Fox Racing for $575 million. The Company allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, which resulted in the Fox Racing tradename being recorded at $106 million and customer relationships at $149 million. The Company estimated the fair value of the tradename and customer relationship intangible assets using an income approach which required management to make significant estimates and assumptions related to projected revenues and operating margins, weighted average cost of capital, and royalty rates. Changes in these assumptions could have a significant impact on the fair value. We identified the fair value determination of acquired intangible assets, specifically the Fox Racing tradename and customer relationships, as a critical audit matter due to the significant estimates

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

and assumptions in determining projected revenues and operating margins, weighted average cost of capital and royalty rates. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates related to these assumptions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the projected revenues and operating margins, selection of the weighted average cost of capital, and selection of the royalty rate included the following, among others:

•

We tested the effectiveness of internal controls over management’s valuation analysis, including those over the projected revenues and operating margins, selection of the weighted average cost of capital and royalty rate.

•	We inquired of appropriate individuals, both within and outside of finance, regarding the projected revenues and operating margins.

•	We evaluated the reasonableness of management’s projected revenues and operating margins by comparing the projections to:

–	Historical sales and growth rates of the acquired entity, as well as open sales orders as of the acquisition date.

–	Historical operating margins of the acquired entity.

–	Internal communications to management and the Board of Directors.

–	Forecasted information included in analyst and industry reports for the Company, applicable market data, and certain of its peer companies.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the weighted average cost of capital by:

–	Testing the source information underlying the determination of the weighted average cost of capital and testing the mathematical accuracy of the calculations.

–	Comparing the selected weighted average cost of capital to market data.

–	Developing ranges of independent estimates and comparing those to the weighted average cost of capital selected by management.

–

Comparing the estimated weighted average return on assets, internal rate of return, and the weighted average cost of capital used in the valuation models and evaluating whether they were consistent with each other.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the royalty rate by:

–	Testing the source information underlying the determination of the royalty rate and testing the mathematical accuracy of the calculations.

–	Comparing the selected royalty rate to market data.

–	Developing ranges of independent estimates and comparing those to the royalty rate selected by management.

Goodwill and Indefinite-Lived Tradename – Fox Racing, Simms Fishing, and Outdoor Cooking Reporting Units – Refer to Note 11 to the financial statements

The Company tests goodwill for impairment on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the reporting unit might be impaired. The Company estimates fair value to assess the recoverability of goodwill and indefinite-lived intangible assets using a discounted cash flow model, which required Management to make significant estimates and assumptions related to forecasted revenues and operating margins, weighted average cost of capital and royalty rates.

Based on this assessment, the Company recognized impairment losses of $248.3 million and $68.4 million related to the goodwill associated with the reporting units of Fox Racing and Simms Fishing, respectively. The Company determined the

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

goodwill of the Outdoor Cooking reporting unit was not impaired. The Company also tested indefinite-lived intangible assets, which resulted in impairment losses of $21.2 million and $20.4 million, respectively, related to the Fox Racing and Simms Fishing indefinite-lived tradenames.

We identified the fair value determination of the Fox Racing, Simms Fishing, and Outdoor Cooking goodwill, as well as the related indefinite-lived tradenames at Fox Racing and Simms Fishing, as a critical audit matter due to the significant estimates and assumptions used in determining the forecasted revenues and operating margins, weighted average cost of capital and royalty rates. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates related to these assumptions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to forecasted revenues and operating margins, selection of the weighted average cost of capital, and selection of royalty rates included the following, among others:

•

We tested the effectiveness of internal controls over management’s valuation analysis, including those over the forecasted revenues and operating margins, and selection of the weighted average cost of capital and royalty rates.

•	We inquired of appropriate individuals, both within and outside of finance, regarding the forecasted revenues and operating margins.

•	We evaluated the reasonableness of management’s forecasted revenues and operating margins by comparing the forecasts to:

–	Historical sales and growth rates of the reporting units, as well as open sales orders as of the fourth fiscal quarter.

–	Historical operating margins of the reporting units

–	Internal communications to management and the Board of Directors.

–	Forecasted information included in analyst and industry reports for the Company, applicable market data, and certain of its peer companies.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the weighted average cost of capital by:

–	Testing the source information underlying the determination of the weighted average cost of capital and testing the mathematical accuracy of the calculations.

–	Comparing the selected weighted average cost of capital to market data.

–	Developing ranges of independent estimates and comparing those to the weighted average cost of capital selected by management.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the royalty rates by:

–	Testing the source information underlying the determination of the royalty rates and testing the mathematical accuracy of the calculations.

–	Comparing the selected royalty rates to market data.

–	Developing ranges of independent estimates and comparing those to the royalty rates selected by management.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

July 7, 2023

We have served as the Company’s auditor since 2022.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

OUTDOOR PRODUCTS SPINCO INC.

COMBINED BALANCE SHEETS

	March 31,
(Amounts in thousands)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$15,541	$7,280
Net receivables	201,848	214,019
Net inventories	403,639	343,577
Prepaid expenses	36,850	27,578
Income tax receivable	—	373
Other current assets	5,743	3,691

Total current assets	663,621	596,518
Net property, plant, and equipment	71,344	53,015
Operating lease assets	99,456	68,277
Goodwill	379,603	395,751
Net intangible assets	674,616	400,997
Other non-current assets	61,886	39,603

Total assets	$1,950,526	$1,554,161

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$66,606	$95,652
Accrued compensation	24,549	25,509
Accrued income taxes	2,214	1,175
Sales and other taxes payable	13,002	11,656
Other current liabilities	97,221	83,617

Total current liabilities	203,592	217,609
Deferred income tax liabilities	27,677	11,398
Long-term operating lease liabilities	97,105	71,844
Other long-term liabilities	36,486	59,902

Total liabilities	364,860	360,753
Commitments and contingencies (Note 15)
Parent company equity
Parent company investment	1,593,826	1,198,686
Accumulated other comprehensive loss	(8,160)	(5,278)

Total parent company equity	1,585,666	1,193,408

Total liabilities and parent company equity	$1,950,526	$1,554,161

See Notes to the Combined Financial Statements

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

OUTDOOR PRODUCTS SPINCO INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended March 31,
(Amounts in thousands)	2023	2022	2021
Sales, net (including related party sales of $17,502, $15,767, and $13,847 for the years ended March 31, 2023, 2022, and 2021, respectively)	$1,339,378	$1,322,497	$1,119,615
Cost of sales	962,587	925,041	798,192

Gross profit	376,791	397,456	321,423
Operating expenses:
Research and development	36,652	21,304	16,531
Selling, general, and administrative	333,923	273,731	205,450
Impairment of goodwill and intangibles	374,355	—	—

Operating income (loss)	(368,139)	102,421	99,442
Other income	2,124	—	—
Interest income	173	1	5

Income (loss) before income taxes	(365,842)	102,422	99,447
Income tax (provision) benefit	29,181	(24,045)	6,943

Net income (loss)	$(336,661)	$78,377	$106,390

Net income (loss) (from above)	$(336,661)	$78,377	$106,390
Other comprehensive income (loss), net of tax:
Change in derivative instruments, net of tax benefit (expense) of $778, $0, and $0	(2,416)	—	—
Change in cumulative translation adjustment	(466)	(12)	1,092

Total other comprehensive income (loss)	(2,882)	(12)	1,092

Comprehensive income (loss)	$(339,543)	$78,365	$107,482

See Notes to the Combined Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

OUTDOOR PRODUCTS SPINCO INC.

COMBINED STATEMENTS OF CASH FLOWS

	Years ended March 31,
(Amounts in thousands)	2023	2022	2021
Operating Activities
Net income (loss)	$(336,661)	$78,377	$106,390
Adjustments to net income (loss) to arrive at cash (used in) provided by operating activities:
Depreciation	19,158	15,930	18,071
Amortization of intangible assets	43,725	26,007	19,732
Impairment of goodwill and intangibles	374,355	—	—
Change in fair value of contingent consideration	(27,118)	734	—
Deferred income taxes	(39,852)	3,505	(8,068)
Foreign currency translation gains, net	(1,249)	—	—
Loss on disposal of property, plant, and equipment	788	63	1,823
Share-based compensation	13,281	12,637	6,662
Changes in assets and liabilities:
Net receivables	61,631	(4,498)	(27,967)
Net inventories	25,396	(113,494)	(31,107)
Prepaid expenses	(9,272)	(18,831)	(290)
Accounts payable	(50,073)	(21,047)	61,862
Accrued compensation	(6,304)	4,598	6,647
Accrued income taxes	6,882	560	277
Sales tax	317	1,133	(1,426)
Other assets and liabilities	(11,194)	(16,599)	14,679

Cash (used for) provided by operating activities	63,810	(30,925)	167,285
Investing Activities
Capital expenditures	(12,872)	(13,099)	(10,363)
Acquisition of businesses, net of cash received	(761,589)	(545,467)	—
Proceeds from the disposition of property, plant, and equipment	43	31	79

Cash used for investing activities	(774,418)	(558,535)	(10,284)
Financing Activities
Net transfers from (to) Parent	719,190	595,045	(157,638)

Cash provided by (used for) financing activities	719,190	595,045	(157,638)
Effect of foreign currency exchange rate fluctuations on cash	(321)	(68)	251

Increase (decrease) in cash and cash equivalents	8,261	5,517	(386)
Cash and cash equivalents at beginning of year	7,280	1,763	2,149

Cash and cash equivalents at end of year	$15,541	$7,280	$1,763

Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable and other accrued liabilities	$2,286	$1,544	$1,778
Contingent consideration in connection with business combinations	11,400	36,698	—

See Notes to the Combined Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

OUTDOOR PRODUCTS SPINCO INC.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

(Amounts in thousands)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance, March 31, 2020	$560,338	$(6,358)	$553,980
Comprehensive income	106,390	1,092	107,482
Net transfers to Parent	(152,864)	—	(152,864)

Balance, March 31, 2021	513,864	(5,266)	508,598
Comprehensive income	78,377	(12)	78,365
Net transfers from Parent	606,445	—	606,445

Balance, March 31, 2022	1,198,686	(5,278)	1,193,408
Comprehensive loss	(336,661)	(2,882)	(339,543)
Net transfers from Parent	731,801	—	731,801

Balance, March 31, 2023	$1,593,826	$(8,160)	$1,585,666

See Notes to the Combined Financial Statements.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

OUTDOOR PRODUCTS SPINCO INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data and unless otherwise indicated)

1. Background

On May 5, 2022, Vista Outdoor Inc. (“Vista Outdoor” or “Parent”) announced that its Board of Directors approved preparations for the separation of its Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products business (“Outdoor Products,” the “Company,” “we,” “us” or “our”). To effect the spin-off, Vista Outdoor will distribute all shares of the Company’s common stock on a pro rata basis to the holders of Vista Outdoor common stock. In connection with the Spin-Off, Vista Outdoor is being treated as the accounting “spinnor,” consistent with the legal form of the transaction.

The completion of the spin-off is subject to certain customary conditions, including effectiveness of the Registration Statement on Form 10 filed with the Securities and Exchange Commission (“SEC”) and final approval by Vista Outdoor’s Board of Directors. There are no assurances as to when the Spin-Off will be completed, if at all.

Nature of Operations. Outdoor Products is a leading platform of iconic consumer product brands that serve a diverse range of outdoor enthusiasts around the world. We design, develop, manufacture, source and distribute outdoor and lifestyle gear, equipment and apparel to enhance the experiences of hikers, campers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, golfers and hunters. We are headquartered in Bozeman, Montana and have manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe.

2. Significant Accounting Policies

Basis of Combination. These combined financial statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented as the Company was historically managed within Vista Outdoor. The combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The combined financial statements have been prepared in U.S. dollars and in conformity with accounting principles generally accepted in the United States (“GAAP”). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent company during the periods presented.

The combined financial statements include expense allocations for certain functions provided by Vista Outdoor, including, but not limited to, general corporate expenses related to management, finance, legal, information technology, human resources, communications, supply chain and insurance. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of revenue, headcount or other measures. During the years ended March 31, 2023, 2022 and 2021, the Company was allocated $44,880, $59,724 and $38,150, respectively, of such general corporate expenses, which were included within selling, general and administrative expenses in the combined statements of comprehensive income (loss). Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expenses the Company would have incurred if the Company had been an independent company for the periods presented. Actual costs that may have been incurred if the Company had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company is unable to determine what such costs would have been had the Company been independent. Following the planned separation from Vista Outdoor, the Company may perform these functions using its own resources or purchased services.

All intercompany transactions have been eliminated in the Vista Outdoor consolidation process. Related-party transactions between the Company and Vista Outdoor have been included in these combined financial statements. The aggregate net effect of related-party transactions not historically settled in cash between the Company and Vista Outdoor has been reflected in the combined balance sheets as “Parent company investment” and in the combined statements of cash flows as “Net transfers (to) from Parent” within financing activities.

Vista Outdoor utilizes a centralized approach to cash management and financing its operations. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been independent from

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Vista Outdoor. The cash and cash equivalents held by Vista Outdoor at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheets. Cash transfers between Vista Outdoor and the Company are recorded through the Parent company investment account. Cash and cash equivalents in the combined balance sheets represents cash and temporary investments held locally by the Company.

The combined financial statements include certain assets and liabilities that have historically been held at the Vista Outdoor corporate level but are specifically identifiable or otherwise attributable to the Company. Vista Outdoor’s third-party debt and the related interest expense have not been allocated to the Company for any of the periods presented, as the Company is not the primary obligor of such debt.

Basis of Presentation. The combined financial statements reflect our financial position, results of operations and cash flows in conformity with GAAP.

Change in Presentation. In connection with our preparation of the combined financial statements for the year ended March 31, 2023, we changed the presentation of “Earnings (loss) before interest, income taxes, and other” to “Operating income”, removed the subtotal “Earnings (loss) before interest and income taxes within the combined statements of comprehensive income (loss), and reclassified a portion of other assets as prepaid expenses. These corrections did not affect previously reported net income (loss) and are immaterial to the previously issued combined financial statements.

Fiscal Year. References in this report to a particular fiscal year refer to the fiscal year ended March 31 of that calendar year.

Use of Estimates. The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates. We review our estimates to ensure that these estimates properly reflect changes in our business or as new information becomes available.

Revenue Recognition. For the majority of our contracts with customers, we recognize revenue for our products at a point in time upon the transfer of control of the products to the customer, which typically occurs upon shipment and coincides with our right to payment, the transfer of legal title and the transfer of the significant risks and rewards of ownership of the product. For our contracts that include bundled and hardware and software sales, revenue related to delivered hardware and bundled software is recognized when control has transferred to the customer, which typically occurs upon shipment. Revenue allocated to unspecified software update rights is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided.

The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes and other similar taxes are excluded from revenue. Revenue recognition is discussed in further detail in Note 6, Revenue Recognition.

For the immaterial amount of our contracts that have multiple performance obligations, which represent promises within an arrangement that are distinct, we allocate revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, we use observable prices to determine SSPs. When observable prices are not available, SSPs are established that reflect our best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. We allocate revenue and any related discounts to these performance obligations based on their relative SSPs.

Cost of Sales. Cost of sales includes material, labor and overhead costs associated with product manufacturing, including depreciation, amortization, purchasing and receiving, inspection, warehousing, product liability, warranty and inbound and outbound shipping and handling costs.

Research and Development Costs. Research and development costs consist primarily of compensation and benefits and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products. Research and development costs incurred to develop new products and to enhance existing products are charged to expense as incurred.

Selling, General, and Administrative Expense. Selling, general, and administrative expense includes, among other items, administrative salaries, benefits, commissions, advertising, insurance and professional fees.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Advertising Costs. Advertising and promotional costs including print ads, commercials, catalogs and brochures are expensed in the period when the first advertisement is run. Our co-op program is structured so that certain customers are eligible for reimbursement for certain types of advertisements on qualifying product purchases and are accrued as purchases are made. Advertising costs totaled $48,505, $35,449 and $30,639 for the fiscal years ended March 31, 2023, 2022 and 2021, respectively.

Cash Equivalents. Cash equivalents are all highly liquid cash investments purchased with original maturities of three months or less.

Allowance for Estimated Credit Losses. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions.

Inventories. Inventories are stated at the lower of cost, determined using the first-in, first-out (“FIFO”) method, or net realizable value. Inventory costs associated with work in process inventory and finished goods include material, labor and manufacturing overhead, while costs associated with raw materials and purchased finished goods include material and inbound freight costs. We provide inventory allowances for any excess and obsolete inventories and periodically write inventory amounts down to market when costs exceed market value.

Warranty Costs. We provide consumer warranties against manufacturing defects on certain products with warranty periods typically ranging from one year to the expected lifetime of the product. The estimated costs of such product warranties are recorded at the time the sale is recorded. Estimated future warranty costs are accrued at the time of sale based upon actual past experience, our current production environment as well as specific and identifiable warranties, as applicable. See Note 12, Other Current Liabilities and Restructuring, for additional detail.

Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. We measure and disclose the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. This hierarchy requires the use of observable market data when available. The measurement of assets and liabilities at fair value are classified using the following three-tier hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—One or more significant inputs to the valuation model are unobservable.

See Note 3, Fair Value of Financial Instruments, for additional disclosure regarding fair value of financial instruments.

Goodwill. We test goodwill for impairment on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. Goodwill is assigned to our reporting units, which are our operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.

During the annual impairment review process we have the option to first perform a qualitative assessment (commonly referred to as “step zero”) over relative events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value or to perform a quantitative assessment (“step one”) where we estimate the fair value of each reporting unit using both an income and market approach. We performed a quantitative assessment for the annual impairment test in the fourth quarter of fiscal year 2023 to determine the recoverability of goodwill for all of our reporting units. Based on this assessment, we recognized impairment losses of $248,254, $68,353, $12,349 and $3,799 related to the goodwill associated with the reporting units of Fox Racing, Simms Fishing, QuietKat and Stone Glacier, respectively. See Note 11, Goodwill and Intangible Assets, for discussion and details.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

When we perform a quantitative analysis to assess the recoverability of our goodwill, we determine the estimated fair value of each reporting unit and compare it to the carrying value of the reporting unit, including goodwill. When fair value is less than the carrying value of the net assets and related goodwill, an impairment charge is recognized for the excess. The fair value of each reporting unit is determined using both an income and market approach. The value estimated using a discounted cash flow model is weighted against the estimated value derived from the guideline company market approach method. This market approach method estimates the price reasonably expected to be realized from the sale of the reporting unit based on comparable companies.

In developing the discounted cash flow analysis, our assumptions about forecasted revenues and operating margins, capital expenditures, and changes in working capital are based on our plan, as reviewed by the Vista Outdoor Board of Directors, and assume a terminal growth rate thereafter. A separate discount rate is determined for each reporting unit and these cash flows are then discounted to determine the fair value of the reporting unit. The discounted cash flow analysis is derived from valuation techniques in which one or more significant inputs are not observable (Level 3 fair value measurements).

Indefinite-Lived Intangible Assets. Indefinite-lived intangibles are not amortized and are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment on four of our tradenames in our fiscal year 2023 annual assessment, and concluded there were no indicators of impairment on those indefinite-lived intangibles. We performed a step one analysis on our remaining indefinite-lived tradenames, which resulted in impairment losses on two of those tradenames. See Note 11, Goodwill and Intangible Assets, for discussion and details.

Our identifiable intangible assets with indefinite lives consist of certain trademarks and tradenames. When we complete a step one assessment, the impairment test consists of a comparison of the estimated fair value of the specific intangible asset with its carrying value. The estimated fair value of these assets is measured using the relief-from-royalty method which assumes that the asset has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them.

This method requires that we estimate the future revenue for the related brands and technology, the appropriate royalty rate and the weighted average cost of capital. We base our fair values and estimates on assumptions we believe to be reasonable, but which are unpredictable and inherently uncertain. If the carrying amount of an asset is higher than its fair value, an impairment exists and the asset would be recorded at the estimated fair value.

Our assumptions used to develop the discounted cash flow analysis require us to make significant estimates regarding forecasted revenues and operating margins, projected capital expenditures, changes in working capital, and the appropriate discount rate. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials and other factors that are beyond our control. If the current economic conditions were to deteriorate, or if we were to lose significant business, causing a reduction in estimated discounted cash flows, it is possible that the estimated fair value of certain reporting units or tradenames could fall below their carrying value resulting in the necessity to conduct additional impairment tests in future periods. We continually monitor the reporting units and tradenames for impairment indicators and update assumptions used in the most recent calculation of the estimated fair value of a reporting unit or tradenames as appropriate.

Amortizing Intangible Assets and Long-Lived Assets. Our primary identifiable intangible assets include trademarks and tradenames, patented technology and customer relationships. Our long-lived assets consist primarily of property, plant, and equipment, amortizing right-of-use assets related to our operating leases and amortizing costs related to cloud computing arrangements. We periodically evaluate the recoverability of the carrying amount of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value.

Business Combinations. We allocate the purchase price, including contingent consideration, of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their fair values at the date of acquisition. The fair values are primarily based on third-party valuations using our management assumptions that require significant judgments and estimates. The purchase price allocated to intangibles is based on unobservable factors, including but not limited to, projected revenues, expenses, customer attrition rates, royalty rates and weighted average cost of capital, among others. The weighted average cost of capital uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The fair value calculation of initial contingent consideration associated with the purchase price also uses unobservable factors such as projected revenues and expenses over the term of the contingent earn-out period, discounted for the period over which the contingent consideration is measured, and volatility rates. Based upon these assumptions, the initial contingent consideration is then valued using a Monte Carlo simulation analysis in a risk-neutral

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

framework. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. See Note 3, Fair Value of Financial Instruments, for additional disclosure regarding fair value of financial instruments. During the measurement period of one year from the acquisition date, we continue to collect information and reevaluate our estimates and assumptions, and record any adjustments to these estimates to goodwill. See Note 7, Acquisitions, for additional information.

Derivatives and Hedging. We mitigate the impact of variable interest rates, foreign currency and exchange rates with interest rate swaps and foreign currency contracts that are accounted for as designated hedges pursuant to ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”). ASC Topic 815 requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet, measure those instruments at fair value and recognize changes in the fair value of derivatives in earnings in the period of change unless the derivative qualifies as a designated cash flow hedge that offsets certain exposures. Certain criteria must be satisfied in order for derivative financial instruments to be classified and accounted for as a cash flow hedge. Derivatives that are not elected for hedge accounting treatment are recorded immediately in earnings. We may use derivatives to hedge certain foreign currency exchange rates, but do not use derivative financial instruments for trading or other speculative purposes. We utilize counterparties for our derivative instruments that we believe are creditworthy at the time the transactions are entered into and closely monitor the credit ratings of these counterparties. See Note 5, Derivative Financial Instruments, for additional information.

We would discontinue hedge accounting prospectively (i) if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) if a hedged firm commitment no longer meets the definition of a firm commitment or (v) if it is determined that designation of the derivative as a hedge instrument is no longer appropriate. The fair value of our forward contracts based on pricing models using current market rates. These contracts are classified under Level 2 of the fair value hierarchy (see Note 3, Fair Value of Financial Instruments).

Stock-Based Compensation. We account for our participation in Vista Outdoor’s share-based compensation arrangements in accordance with ASC Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”) which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Vista Outdoor’s share-based compensation plans, which are described more fully in Note 13, Employee Benefit Plans, provide for the grant of various types of share-based incentive awards, including performance awards, performance awards with a TSR modifier, restricted stock/restricted stock units and options to purchase common stock. The types and mix of share-based incentive awards are evaluated on an ongoing basis and may vary based on Vista Outdoor’s overall strategy regarding compensation, including consideration of the impact of expensing stock awards on our results of operations.

Income Taxes. We account for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.

We record net deferred tax assets to the extent that we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. Significant estimates are required for this analysis. If we were to determine that the amount of deferred income tax assets we would be able to realize in the future had changed, we would make an adjustment to the valuation allowance, which would decrease or increase the provision for income taxes.

The provision for federal, foreign and state and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.

We periodically assess our liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that our tax position will be sustained, we record the entire resulting tax liability, and when it is more likely than not of being sustained, we record our best estimate of the resulting tax liability. To the extent our assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of change. It is our policy to record interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Worker’s Compensation. The liability for losses under our worker’s compensation program has been actuarially determined. The balance for worker’s compensation liability was $2,079 and $1,113 as of March 31, 2023 and 2022, respectively.

Translation of Foreign Currencies. Assets and liabilities of foreign subsidiaries are translated at current exchange rates. Income and expenses in foreign currencies are translated at the average exchange rate during the period. Gains and losses from the translation of foreign subsidiary financial statements into U.S. dollars are reported as a component of accumulated other comprehensive loss (“AOCL”) in parent company equity. Gains and losses from assets and liabilities denominated in a currency other than the functional currency of the entity in which they reside are generally recognized during the current period in the combined statements of comprehensive income (loss), as part of other income, net.

Other income, net. Other income, net primarily includes gains and losses on foreign currency forward contracts and foreign currency transactions. See Note 5, Derivative Financial Instruments, for additional information.

Accumulated Other Comprehensive Loss. The components of AOCL, net of income taxes, are as follows:

	March 31,
	2023	2022
Derivatives	$(2,416)	$—
Cumulative translation adjustment	(5,744)	(5,278)

Total accumulated other comprehensive loss	$(8,160)	$(5,278)

The following table details the amounts reclassified from AOCL to earnings as well as the changes in foreign currency translation, net of income tax:

	Years ended March 31,
	2023			2022
	Derivatives	Cumulative translation adjustment	Total	Derivatives	Cumulative translation adjustment	Total
Beginning of year AOCL	$—	$(5,278)	$(5,278)	$—	$(5,266)	$(5,266)
Change in fair value of derivatives	(3,004)	—	(3,004)	—	—	—
Net loss reclassified from AOCL	588	—	588	—	—	—
Net change in cumulative translation adjustment	—	(466)	(466)	—	(12)	(12)

End of year AOCL	$(2,416)	$(5,744)	$(8,160)	$—	$(5,278)	$(5,278)

Recent Accounting Pronouncements—We considered all recent accounting pronouncements and concluded they are not expected to have a material impact on our combined financial statements.

3. Fair Value of Financial Instruments

We measure and disclose our financial assets and liabilities at fair value on a recurring and nonrecurring basis. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified using the three-tier hierarchy. See Note 2, Significant Accounting Policies, for additional information.

The following section describes the valuation methodologies we use to measure our financial instruments at fair value on a recurring basis:

Derivative Financial Instruments

Hedging instruments are re-measured on a recurring basis using daily market foreign currency rates (See Note 5, Derivative Financial Instruments) and are therefore categorized within Level 2 of the fair value hierarchy.

Contingent Consideration

In connection with some of our acquisitions, we recorded contingent consideration liabilities that can be earned by the sellers upon achievement of certain milestones. The liabilities are measured on a recurring basis and recorded at fair value,

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

using a discounted cash flow analysis or a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate and cost of debt, utilizing revenue projections for the respective earn-out period, corresponding targets and approximate timing of payments as outlined in the purchase agreements. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. Changes in the fair value of the contingent consideration obligation results from changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets. The fair value adjustments are recorded in selling, general, and administrative expenses in the combined statements of comprehensive income (loss). As of March 31, 2023, the estimated fair values of contingent consideration payable related to our acquisitions of QuietKat, Stone Glacier, Fox Racing and Fiber Energy Products are $8,634, $5,920, $5,720 and $0, respectively. See Note 7, Acquisitions, for additional information.

Following is a summary of our contingent consideration liability Level 3 activity during fiscal year 2023:

Balance, March 31, 2022	$36,698
Acquisition of Fox Racing	11,400
Decrease in fair value	(27,118)
Payments made	(706)

Balance, March 31, 2023	$20,274

Contingent consideration liabilities are reported under the following captions in the combined balance sheets:

	March 31,
	2023	2022
Other current liabilities	$8,586	$—
Other long-term liabilities	11,688	36,698

Total	$20,274	$36,698

Disclosures about the Fair Value of Financial Instruments

The carrying amount of our receivables, inventory, accounts payable and accrued liabilities as of March 31, 2023 and March 31, 2022 approximates fair value because of the short maturity of these instruments. The carrying values of cash and cash equivalents as of March 31, 2023 and March 31, 2022 are categorized within Level 1 of the fair value hierarchy.

We measure certain nonfinancial assets at fair value on a nonrecurring basis if certain indicators are present. These assets include long-lived assets that are written down to fair value when they are held for sale or determined to be impaired. See Note 2, Significant Accounting Policies, for further information on our accounting policies regarding long-lived assets. During the fourth quarter of fiscal year 2023, we recognized impairment losses of $248,254, $68,353, $12,349 and $3,799 related to the goodwill associated with the reporting units of Fox Racing, Simms Fishing, QuietKat and Stone Glacier, respectively. During the fourth quarter of fiscal year 2023, we recognized impairment losses of $21,200 and $20,400, related to the Fox Racing and Simms Fishing indefinite-lived tradename assets, respectively. The fair value of goodwill and intangible assets are categorized within Level 3 of the fair value hierarchy. See Note 11, Goodwill and Intangible Assets, for discussion and details of the impairment losses recorded in fiscal year 2023. During the fourth quarter of fiscal year 2023, we recognized impairment losses on ROU assets of $1,172 related to our restructuring plan. Significant assumptions were used to estimate fair value of the ROU assets, which was categorized within Level 3 of the fair value hierarchy.

4. Leases

We lease certain warehouse and distribution space, manufacturing space, office space, retail locations, equipment and vehicles. All of these leases are classified as operating leases. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. These rates are assessed on a quarterly basis. The operating lease assets also include any lease payments made less lease incentives. Leases with an initial term of twelve months or less are not recorded on the balance sheet. For operating leases, expense is recognized on a straight-line basis over the lease term. Variable lease payments associated with our leases are recognized upon occurrence of the event, activity or circumstance in the lease agreement on which those payments are assessed. Tenant improvement allowances are recorded as leasehold improvements with an offsetting adjustment included in our calculation of its right-of-use asset.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Many leases include one or more options to renew, with renewal terms that can extend the lease term up to five years. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

The amounts of assets and liabilities related to our operating leases were as follows.

		March 31,
	Balance Sheet Caption	2023	2022
Assets:
Operating lease assets	Operating lease assets	$99,456	$68,277

Liabilities:
Current:
Operating lease liabilities	Other current liabilities	$14,010	$8,893
Long-term:
Operating lease liabilities	Long-term operating lease liabilities	97,105	71,844

Total lease liabilities		$111,115	$80,737

The components of lease expense are recorded to cost of sales and selling, general and administration expenses in the combined statements of comprehensive income (loss). The components of lease expense were as follows:

	Years ended March 31,
	2023	2022
Fixed operating lease costs (1)	$22,791	$16,518
Variable operating lease costs	3,244	1,959
Operating and Sublease income	(602)	(397)

Net lease costs	$25,433	$18,080

(1) Includes short-term leases, which are immaterial.

The weighted average remaining lease term and weighted average discount rate is as follows:

	March 31,
	2023	2022
Weighted Average Remaining Lease Term (Years):
Operating leases	10.13	9.21

Weighted Average Discount Rate:
Operating leases	8.48%	8.06%

The approximate future minimum lease payments under operating leases were as follows:

Fiscal year 2024	$22,591
Fiscal year 2025	17,217
Fiscal year 2026	15,974
Fiscal year 2027	14,962
Fiscal year 2028	14,075
Thereafter	86,104

Total lease payments	170,923
Less imputed interest	(59,808)

Present value of lease liabilities	$111,115

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Supplemental cash flow information related to leases is as follows:

	Years ended March 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$19,146	$14,257
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$44,995	$16,545

5. Derivative Financial Instruments

Foreign Exchange Risk

In the normal course of business, we are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to transactions of our international subsidiaries. We use designated cash flow hedges and non-designated hedges in the form of foreign currency forward contracts as part of our strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates and to mitigate the impact of foreign currency translation on transactions that are denominated primarily in British Pounds, Euros and Canadian Dollars.

Cash Flow Hedging Instrument

We use foreign currency forward contracts designated as qualifying cash flow hedging instruments to help mitigate our exposure on our foreign subsidiaries’ inventory purchases and intercompany transactions, which is different than their functional currency. Certain U.S. subsidiaries also hedge a portion of their future sales in Canadian Dollars. These contracts generally mature within 12 months to 15 months from their inception. As of March 31, 2023, the notional amounts of our foreign currency forward contracts designated as cash flow hedge instruments were approximately $40,615. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.

As of March 31, 2023, net losses of $3,194 were recorded in accumulated other comprehensive income (loss) related to foreign currency forward contracts. Net losses of $588, $0 and $0 were reclassified from accumulated other comprehensive income (loss) to cost of sales for the fiscal years 2023, 2022 and 2021, respectively. All unrealized gains and losses as shown as of March 31, 2023 will be recognized in the combined statements of comprehensive income (loss) in cost of sales or other income, net within the next twelve months at their then-current value. The net liability related to the foreign forward contracts as of March 31, 2023 and March 31, 2022 was $3,252 and $0, respectively, and is recorded as part of other current liabilities.

Foreign Currency Forward Contracts Not Designated as Hedging Instruments

We have also used non-designated hedges to hedge a portion of U.S. subsidiary sales that are recorded in Canadian Dollars. These contracts generally mature within 12 months from inception. As of March 31, 2023, the notional amounts of our foreign currency forward contracts not designated as cash flow hedge instruments were approximately $2,840.

We record these derivatives on the balance sheet at fair value with changes in fair value recorded in the combined statements of comprehensive income (loss). Net gains of $875, $0 and $0 for the fiscal years ended 2023, 2022 and 2021, respectively, were recognized in the combined statements of comprehensive income (loss), as part of other income, net. The fair value of the foreign exchange forward contracts is $91 and is recorded as part of other current assets. In addition, during the fiscal years ended 2023, 2022 and 2021, we recognized net foreign currency translation gains of $1,249, $0 and $0, respectively.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

6. Revenue Recognition

The following tables disaggregates our net sales by primary product lines:

	Years ended March 31,
	2023	2022	2021
Outdoor Accessories (1)	$305,521	$454,973	$412,786
Action Sports (2)	496,014	401,984	364,453
Golf (3)	235,825	186,065	98,543
Outdoor Recreation (4)	302,018	279,475	243,833

Total	$1,339,378	$1,322,497	$1,119,615

Geographic Region
United States	$947,892	$992,706	$881,398
Rest of the World	391,486	329,791	238,217

Total	$1,339,378	$1,322,497	$1,119,615

(1)	Includes the Outdoor Accessories brands.

(2) Includes the Action Sports brands.

(3) Includes Bushnell Golf and Foresight Sports brands.

(4) Includes the Hydration, Outdoor Cooking and Fishing operating segments and the Stone Glacier brand.

We sell our products in the U.S. and internationally. A majority of our sales are concentrated in the U.S. See Note 17, Operating Segment Information, for information on international revenues.

Product Sales

For the majority of our contracts with customers, we recognize revenue for our products at a point in time upon the transfer of control of the products to the customer, which typically occurs upon shipment and coincides with our right to payment, the transfer of legal title and the transfer of the significant risks and rewards of ownership of the product. For our contracts that include bundled hardware and software sales, revenue related to delivered hardware and bundled software is recognized when control has transferred to the customer, which typically occurs upon shipment. Revenue allocated to unspecified software update rights is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided.

Typically, our contracts require customers to pay within 30-60 days of product delivery with a discount available to some customers for early payment. In some cases, we offer extended payment terms to customers. However, we do not consider these extended payment terms to be a significant financing component of the contract because the payment terms are less than a year.

In limited circumstances, our contract with a customer may have shipping terms that indicate a transfer of control of the products upon their arrival at the destination rather than upon shipment. In those cases, we recognize revenue only when the product reaches the customer destination, which may require us to estimate the timing of transfer of control based on the expected delivery date. In all cases, however, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.

The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes, federal excise taxes and other similar taxes are excluded from revenue.

For the immaterial amount of our contracts that have multiple performance obligations, which represent promises within an arrangement that are distinct, we allocate revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, we use observable prices to determine SSPs. When observable prices

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

are not available, SSPs are established that reflect our best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. We allocate revenue and any related discounts to these performance obligations based on their relative SSPs.

Incentives in the form of cash paid to the customer (or a reduction of a customer cash payment to us) typically are recognized as a reduction of sales unless the incentive is for a distinct benefit that we receive from the customer, e.g., advertising or marketing.

We pay commissions to some of our employees based on agreed-upon sales targets. We recognize the incremental costs of obtaining a contract as an expense when incurred because our sales contracts with commissions are a year or less.

7. Acquisitions

Simms Fishing

During the second quarter of fiscal year 2023, we acquired Simms Fishing Products (“Simms”), a premium fishing brand and leading manufacturer of waders, outerwear, footwear and technical apparel. The results of this business are reported within the all other category of our operating segments. We accounted for the acquisition as a business combination using the acquisition method of accounting, and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.

Fox Racing

During the second quarter of fiscal year 2023, we acquired Fox (Parent) Holdings, Inc. (“Fox Racing”), for a base purchase price of $540,000, subject to certain customary adjustments for cash and debt, transaction expenses and working capital. In connection with the acquisition, Vista Outdoor refinanced its existing asset-based revolving credit facility by obtaining a $600,000 senior secured asset-based revolving credit facility (the “2022 ABL Revolving Credit Facility”), and Vista Outdoor also obtained a $350,000 term loan (the “2022 Term Loan”). The proceeds of the 2022 Term Loan, together with the proceeds of a borrowing under the 2022 ABL Revolving Credit Facility, were used to finance the acquisition and to pay related fees and expenses. The agreement included up to an additional $50,000 of contingent consideration payable to the seller and certain individuals during the first quarter of fiscal year 2024 if Fox Racing achieves certain adjusted Earnings Before Interest, Tax, Depreciation, and Amortization (“EBITDA”) targets during the period beginning on January 1, 2022 and ending on December 31, 2022. The initial fair value of the contingent consideration was $11,400, and is included in the total purchase consideration below. See Note 3, Fair Value of Financial Instruments, for additional information related to the initial fair value calculation methodology and current fair value of the contingent consideration.

The results of this business are reported within the Action Sports segment. We accounted for the acquisition as a business combination using the acquisition method of accounting, and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Fox Racing purchase price allocation:

August 5, 2022
Cash consideration to the Seller	$564,134
Fair value of contingent consideration payable	11,400

Total estimated purchase consideration	$575,534
Fair value of assets acquired:
Accounts receivable	$39,174
Inventories	96,142
Intangible assets	255,200
Property, plant, and equipment	23,570
Operating lease assets	16,078
Other current assets	17,145
Other long-term assets	5,347

Total assets	452,656
Fair value of liabilities assumed:
Accounts payable	18,584
Long-term operating lease liabilities	11,971
Deferred income taxes	55,488
Other liabilities	39,292
Other long-term liabilities	41

Total liabilities	125,376

Net assets acquired	327,280

Goodwill	$248,254

	Value	Useful life (years)
Tradenames	$106,200	Indefinite
Customer relationships	149,000	5 to 15

Fox Racing supplemental pro forma data:

Fox Racing’s net sales of $180,320 and net income of $4,183 since the acquisition date, August 5, 2022, were included in our combined results for the fiscal year ended March 31, 2023, and are reflected in the Action Sports segment.

The following unaudited pro forma financial information presents our results as if the Fox Racing acquisition had occurred on April 1, 2021:

	Years ended March 31,
	2023	2022
Sales, net	$1,445,233	$1,622,214
Net income (loss)	(323,959)	66,061

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The unaudited supplemental pro forma data above includes the following significant non-recurring adjustments to net income (loss):

	Years ended March 31,
	2023	2022
Fees for advisory, legal, and accounting services (1)	$(6,064)	$6,064
Inventory step-up, net (2)	(7,544)	$7,544
Interest (3)	(2,418)	(6,149)
Depreciation (4)	969	2,482
Amortization (5)	4,245	12,257
Management Fees (6)	(530)	(1,413)
Income tax provision (benefit) (7)	2,221	(4,487)

(1)

During the fiscal year ended March 31, 2023, we incurred a total of $6,064 in acquisition related costs, including legal and other professional fees, all of which were reported in selling, general, and administrative expense in the combined statements of comprehensive income (loss). This adjustment is to show the results as if those fees were incurred during the first quarter of fiscal year 2022.

(2)	Adjustment reflects the increased cost of goods sold expense resulting from the fair value step-up in inventory, which was expensed over inventory turns.

(3)	Adjustment for interest expense recorded by Fox Racing prior to acquisition.

(4)	Adjustment for depreciation related to the revised fair-value basis of the acquired property, plant and equipment and change in estimated useful lives.

(5)	Adjustment for amortization of acquired intangible assets.

(6)	Represents an adjustment for management fees historically charged by the previous owner of Fox Racing under the terms of their management agreement.

(7)	Income tax effect of the adjustments made at a blended federal, state and international statutory rate adjusted for any non-deductible acquisition costs.

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of our future combined results of operations. The pro forma financial information presented above has been derived from our historical combined financial statements and from the historical accounting records of Fox Racing.

Stone Glacier

During the fourth quarter of fiscal year 2022, we acquired Stone Glacier, a premium brand focused on ultralightweight, performance hunting gear designed for backcountry use. The addition of Stone Glacier allows us to enter the packs, camping equipment and technical apparel categories with a fast-growing brand and provides a foundation for us to leverage camping category synergies. The results of this business are reported within the all other category of our operating segments. Contingent consideration with an initial fair value of $9,939 was included in the purchase price. See Note 3, Fair Value of Financial Instruments, for information related to the fair value calculation. We accounted for the acquisition as a business combination using the acquisition method of accounting, and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.

Fiber Energy Products

During the third quarter of fiscal year 2022, we acquired Fiber Energy Products, a leader in all-natural wood grilling pellets. This strategic transaction secures a continuous supply of pellets for our Camp Chef business and expands our revenue in a consumable category. The results of this business are reported within the all other category of our operating segments. Contingent consideration with an initial fair value of $3,625 was included in the purchase price. See Note 3, Fair Value of Financial Instruments, for more information related to the fair value calculation. We accounted for the acquisition as a business combination using the acquisition method of accounting, and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The fair values of acquired assets and liabilities assumed represent management’s estimate of fair value. We finalized the

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

purchase price allocation during the fourth quarter of fiscal year 2022. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.

Foresight Sports

During the third quarter of fiscal year 2022, we acquired Foresight, a leading designer and manufacturer of golf performance analysis, entertainment and game enhancement technologies for approximately $470,772. The purchase agreement includes $5,599 related to employee retention payments, which will be accounted for separately from the business combination as post combination compensation expense. Contingent payments of up to $25,000 if certain net sales targets are met will also be accounted for separately from the business combination as post combination compensation expense. The results of this business are reported within the Performance Sports segment.

Foresight’s net sales of $61,173 and net income of $18,423 since the acquisition date, September 28, 2021, through March 31, 2022, are included in our combined results and are reflected in the Performance Sports segment.

We accounted for the acquisition as a business combination using the acquisition method of accounting. The purchase price allocation below was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the third quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature. The goodwill is deductible for tax purposes.

Foresight preliminary purchase price allocation:

September 28, 2021
Total consideration transferred	$470,772
Fair value of assets acquired:
Accounts receivable	$2,806
Inventories	10,780
Intangible assets	131,500
Property, plant, and equipment	1,870
Operating lease assets	6,506
Other assets	2,006

Total assets	155,468
Fair value of liabilities assumed:
Accounts payable	6,177
Customer deposits	2,084
Long-term operating lease liabilities	5,961
Contract liabilities	2,992
Other liabilities	1,729
Other long-term liabilities	9,182

Total liabilities	28,125

Net assets acquired	127,343

Goodwill	$343,429

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Foresight intangible assets above include:

	Value	Useful life (years)
Trade names	$42,500	20
Patented technology	19,900	5 to 10
Customer relationships	69,100	5 to 15

Foresight supplemental pro forma data:

The following unaudited pro forma financial information presents our results as if the Foresight acquisition had been completed on April 1, 2020:

	Years ended March 31,
	2022	2021
Sales, net	$1,366,096	$1,190,506
Net income	90,397	118,756

The unaudited supplemental pro forma data above includes the following significant non-recurring adjustments to net income:

	Years ended March 31,
	2022	2021
Fees for advisory, legal, and accounting services (1)	$(3,080)	$3,080
Inventory step-up, net (2)	(1,247)	$1,247
Depreciation & amortization (3) (4)	4,961	8,122
Income tax provision (5)	3,368	3,507

(1)

During the fiscal year ended March 31, 2022, we incurred a total of $3,080 in acquisition related costs, including legal and other professional fees, related to the acquisition, all of which were reported in selling, general, and administrative expense in the combined statements of comprehensive income (loss). This adjustment is to show the results as if those fees were incurred during the first quarter of fiscal 2021.

(2)

Adjustment reflects the increased cost of goods sold expense resulting from the fair value step-up in inventory which was expensed in full during the third quarter of fiscal year 2022. This adjustment is to show the results as if that expense was incurred during the first quarter of fiscal 2021.

(3)	Adjustment for depreciation related to the revised fair-value basis of the acquired property, plant and equipment and change in estimated useful lives.

(4)	Adjustment for amortization of acquired intangible assets.

(5)	Income tax effect of the adjustments made at a blended federal and state statutory rate including the impact of the valuation allowance.

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of our future combined results of operations. The pro forma financial information presented above has been derived from our historical combined financial statements and from the historical accounting records of Foresight.

QuietKat

During the first quarter of fiscal year 2022, we acquired QuietKat, an electric bicycle company that specializes in designing, manufacturing, and marketing rugged, all-terrain e-bikes. The results of this business are reported within the Action Sports segment. We accounted for the acquisition as a business combination using the acquisition method of accounting, and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the first quarter of fiscal year 2023 and no significant changes were recorded from the original estimation. Contingent consideration with an initial fair value of $22,400 was included in the purchase price. See Note 3, Fair Value of Financial Instruments, for information related to the fair value calculation. In addition to the consideration we paid at closing, $13,000 was paid to key members of QuietKat management and is considered compensation that will be expensed over approximately

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

three years, provided the key members continue their employment with us through the respective milestone dates. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.

8. Receivables

Our trade accounts receivables are recorded at net realizable value, which includes an appropriate allowance for estimated credit losses as described in Note 2, Significant Accounting Policies. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition, and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions. Receivables that do not share risk characteristics are evaluated on an individual basis, including those associated with customers that have a higher probability of default.

Net receivables are summarized as follows:

	March 31,
	2023	2022
Trade receivables	$204,591	$208,059
Other receivables	6,215	11,343
Less: allowance for estimated credit losses and discounts	(8,958)	(5,383)

Net receivables	$201,848	$214,019

Walmart represented 14% of total trade receivables in fiscal year 2023 and no customer represented more than 10% of total trade receivables balance in fiscal year 2022.

The following provides a reconciliation of the activity related to the allowance for estimated credit losses and discounts for the periods presented:

Balance, March 31, 2021	$5,444
Provision for credit losses	840
Write-off of uncollectible amounts, net of recoveries	(901)

Balance, March 31, 2022	$5,383
Provision for credit losses	1,425
Write-off of uncollectible amounts, net of recoveries	(259)
Purchase accounting (Note 7)	2,409

Balance, March 31, 2023	$8,958

9. Inventories

Net inventories consist of the following:

	March 31,
	2023	2022
Raw materials	$70,567	$64,414
Work in process	13,263	12,464
Finished goods	319,809	266,699

Net inventories	$403,639	$343,577

We consider inventories to be long-term if they are not expected to be sold within one year. Long-term inventories are presented on the balance sheet net of reserves within deferred charges and other non-current assets and totaled $45,929 and $14,662 as of March 31, 2023 and 2022, respectively.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

10. Property, Plant, and Equipment

Property, plant, and equipment is stated at cost and depreciated over estimated useful lives using a straight-line method. Machinery and equipment are depreciated over 1 to 10 years and buildings and improvements are depreciated over 1 to 30 years. Depreciation expense was $19,158, $15,930 and $18,071 in fiscal years 2023, 2022 and 2021, respectively.

We review property, plant, and equipment for impairment when indicators of potential impairment are present. When such impairment is identified, it is recorded as a loss in that period. Maintenance and repairs are charged to expense as incurred. Major improvements that extend useful lives are capitalized and depreciated. The cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

Property, plant, and equipment consists of the following:

	March 31,
	2023	2022
Land	$2,213	$2,183
Buildings and improvements	27,812	15,914
Machinery and equipment	195,704	189,880
Property not yet in service	7,945	4,888

Gross property, plant, and equipment	233,674	212,865
Less: accumulated depreciation	(162,330)	(159,850)

Net property, plant, and equipment	$71,344	$53,015

11. Goodwill and Intangible Assets

The change in the carrying value of goodwill was as follows:

	Performance Sports	Action Sports	All Other	Total
Balance, March 31, 2021	$—	$—	$—	$—
Acquisitions	343,429	12,349	39,973	395,751

Balance, March 31, 2022	$343,429	$12,349	$39,973	$395,751
Acquisitions	—	248,254	68,353	316,607
Impairment	—	(260,603)	(72,152)	(332,755)

Balance, March 31, 2023	$343,429	$—	$36,174	$379,603

The increases in goodwill in fiscal years 2023 and 2022 were due to acquisitions. See Note 7, Acquisitions, for details of our acquisitions during fiscal years 2023 and 2022. The decrease in fiscal year 2023 was due to an impairment charge of $332,755 recognized in the fourth fiscal quarter of fiscal year 2023. As of March 31, 2023 there were $559,826, $444,185 and $322,951 of accumulated impairment losses, related to the Performance Sports and Action Sports reportable segments, and our all other category of our operating segments, respectively. As of March 31, 2022 there were $559,826, $183,582 and $250,799 of accumulated impairment losses related to the Performance Sports and Action Sports reportable segments, and our all other category of our operating segment, respectively.

Fiscal year 2023 assessment

We performed our annual testing of goodwill in accordance with our accounting policies described in Note 2, Significant Accounting Policies. To perform the annual quantitative goodwill impairment testing, we prepared valuations of our reporting units using both an income and market approach, which were compared with the respective carrying values of the reporting units to determine whether any goodwill impairment existed.

The decline in fair value of our reporting units was significantly impacted by a sudden decline in the demand for products related to certain of our recent acquisitions, which resulted in lower forecasted revenues, operating margins and operating cash flows as compared to our valuation at acquisition date. Our estimates of the fair values of the reporting units were also influenced by higher discount rates in the income-based valuation approach as a result of increasing market to equity risk premiums, company specific risk premiums and higher treasury rates, since the acquisition dates. The weighted

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

average cost of capital used in the goodwill impairment testing ranged between 10.5% and 14.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit.

As a result, we recognized impairment losses equal to the full carrying value of goodwill of $248,254, $68,353 and $12,349 allocated to the reporting units of Fox Racing, Simms Fishing and QuietKat, respectively, and partial goodwill impairment charges of $3,799 related to our Stone Glacier reporting unit. We determined that the goodwill relating to our other reporting units was not impaired as the fair value exceeded the carrying value. Our Golf, Stone Glacier and Outdoor Cooking reporting units comprise our remaining goodwill at March 31, 2023. As of the fiscal year 2023 annual testing measurement date, the fair value of our Stone Glacier and Outdoor Cooking reporting units was less than 10% higher than their carrying values.

Before completing our goodwill impairment test, we first tested our indefinite-lived intangible assets. We performed a step zero analysis on four of our indefinite-lived tradenames. We performed a step one analysis on our remaining indefinite-lived tradenames, which resulted in impairment losses of $21,200 and $20,400, related to the Fox Racing and Simms Fishing indefinite-lived tradename assets, respectively. We determined the fair value of the indefinite-lived tradenames related to our Bell Cycling and Giro tradenames was greater or equal to the carrying value, and no impairment was recorded. The carrying value of the indefinite-lived intangible assets related to Fox Racing and Simms Fishing after the impairment was $85,000 and $30,000, respectively, at March 31, 2023. We determined the fair value of our Fox Racing, Simms Fishing, Bell Cycling and Giro indefinite-lived tradenames using royalty rates of 3.0%, 3.0%, 1.5% and 1.5%, respectively.

Net intangibles consisted of the following:

	March 31,
	2023			2022
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Trade names	$ 112,715	$ (30,675)	$ 82,040	$ 112,715	$ (23,663)	$ 89,052
Patented technology	36,207	(15,897)	20,310	36,207	(12,926)	23,281
Customer relationships and other	527,938	(150,946)	376,992	325,867	(117,476)	208,391

Total	676,860	(197,518)	479,342	474,789	(154,065)	320,724
Non-amortizing trade names	195,274	—	195,274	80,273	—	80,273

Net intangible assets	$ 872,134	$ (197,518)	$ 674,616	$ 555,062	$ (154,065)	$ 400,997

The amortizable intangible assets in the table above are being amortized using a straight-line method over a weighted average remaining period of approximately 12.1 years.

Amortization expense related to these assets was $43,725, $26,007 and $19,732 in fiscal years 2023, 2022 and 2021, respectively, which is included within cost of sales. We expect amortization expense related to these assets in each of the next five fiscal years and beyond to be incurred as follows:

Fiscal year 2024	$50,367
Fiscal year 2025	50,349
Fiscal year 2026	47,339
Fiscal year 2027	45,889
Fiscal year 2028	40,719
Thereafter	244,679

Total	$479,342

12. Other Current Liabilities and Restructuring

There are no individually significant categories of other current liabilities over 5% of current liabilities.

We provide consumer warranties against manufacturing defects on certain products with warranty periods ranging from one year to the expected lifetime of the product. The estimated costs of such product warranties are recorded at the time the sale is recorded based upon actual past experience, our current production environment as well as specific and identifiable warranties as applicable. The warranty liability recorded at each balance sheet date reflects the estimated liability for warranty coverage for products delivered based on historical information and current trends.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The following is a reconciliation of the changes in our product warranty liability during the periods presented:

Balance as of March 31, 2021	$8,686
Payments made	(4,169)
Warranties issued	4,479
Changes related to pre-existing warranties and other adjustments	77

Balance as of March 31, 2022	$9,073
Payments made	(4,676)
Warranties issued	4,827
Changes related to pre-existing warranties and other adjustments	328

Balance as of March 31, 2023	$9,552

Restructuring

In the fourth quarter of fiscal year 2023, a restructuring plan earnings improvement program was initiated, which includes severance and asset impairments related to product line reassessments, office closures and headcount reductions across our brands and corporate teams. We recorded $11,628 of restructuring charges for the fiscal year ended March 31, 2023. The restructuring charges are included in selling, general, and administrative expenses in our combined statements of comprehensive income (loss), and are as follows:

For the year ended March 31, 2023
Other asset impairments	$5,220
Employee severance and related expenses	4,565
ROU asset impairments	1,172
Impairment on technology assets	671

Total	$11,628

•	Other asset impairments related to non-refundable deposits on contracts and capitalized costs on projects abandoned due to product line reassessments.

•

Employee costs including severance payments and benefits were recorded for the reduction in workforce across our brands and corporate teams. As of March 31, 2023, $4,565 of employee related costs were included in other current liabilities on the combined balance sheets.

•

ROU asset impairments were recorded based on the approved plan to reduce distribution space permanently and abandon equipment leases related to product line reassessments. Significant assumptions used to estimate fair value of the ROU assets were the current economic environment, real estate market conditions and general market participant assumptions.

•	Technology assets were fully impaired on the cease use date in conjunction with internal projects abandoned due to the restructuring.

There were no other liabilities related to the restructuring plan as of March 31, 2023, except the employee costs described above.

13. Employee Benefit Plans

Defined Benefit Plan

Certain of the Company’s employees participate in a defined benefit plan sponsored by Vista Outdoor (the “Plan”), which include participants of other Vista Outdoor operations that are accounted for by Vista Outdoor in accordance with accounting guidance for defined benefit pension plans. Accordingly, net periodic pension expense for Company employees is allocated to the Company based upon the number of Company participants in the Plan and reported in the combined statements of comprehensive income (loss). The Company does not record an asset or liability to recognize the funded or unfunded status of the Plan. Net periodic pension expense for these employees is recorded within cost of sales and selling, general and administrative expenses in the combined statements of comprehensive income (loss). During the fiscal years ended March 31, 2023, 2022 and 2021, pension cost allocated to the Company was immaterial in all periods.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Vista Outdoor’s net periodic pension expense and obligations are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and long-term return on plan assets, retirement rates, mortality rates and other factors. Vista Outdoor’s selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions. Actual results that differ from Vista Outdoor’s assumptions are accumulated and amortized over future periods and, therefore, generally affect Vista Outdoor’s recognized expense in such future periods. While Vista Outdoor management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect Vista Outdoor’s net periodic pension expense and obligations. Furthermore, the assumptions used by Vista Outdoor may not be indicative of assumptions which the Company would have made on a standalone basis.

Share-Based Compensation

Total share-based compensation cost and the associated income tax benefits recognized in the combined statements of comprehensive income (loss) were as follows:

Of the total share-based compensation cost recognized in the fiscal years ended March 31, 2023, 2022 and 2021, $4,174, $3,907 and $1,686, respectively, related directly to Company employees and $9,107, $8,730 and $4,976, respectively, related to allocations of Vista Outdoor’s corporate and shared employee share-based compensation expenses.

At March 31, 2023, there are no share-based compensation arrangements for Company employees which have not been recognized. This amount will be recognized in expense over a weighted-average period of 0 years.

14. Income Taxes

Income (loss) before income taxes is as follows:

	Years ended March 31,
	2023	2022	2021
Current:
U.S.	$(372,011)	$100,927	$97,984
Non-U.S.	6,169	1,495	1,463

Income (loss) before income taxes	$(365,842)	$102,422	$99,447

Our income tax (provision) benefit consists of:

	Years ended March 31,
	2023	2022	2021
Current:
Federal	$(7,362)	$(7,188)	$(1,103)
State	(1,034)	(7,647)	(4,773)
Non-US	(2,367)	(1,043)	(160)
Deferred:
Federal	34,810	(7,922)	8,224
State	4,002	(470)	4,509
Non-US	1,132	225	246

Income tax (provision) benefit	$29,181	$(24,045)	$6,943

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The items responsible for the differences between the federal statutory rate and our effective rate are as follows:

	Years ended March 31,
	2023	2022	2021
Statutory federal income tax rate	21.0%	21.0%	21.0%
State income taxes, net of federal impact	0.8%	4.0%	4.7%
Nondeductible goodwill impairment	(15.3)%	—%	—%
Change in tax contingency	(0.4)%	0.4%	(4.6)%
Valuation allowance	—%	—%	(25.9)%
Foreign Derived Intangible Income	—%	(3.1)%	(1.6)%
Other	1.9%	1.2%	(0.6)%

Effective income tax rate	8.0%	23.5%	(7.0)%

The effective tax rate for the current year differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill.

The current year decrease in the effective tax rate as compared to the prior year is primarily due to the impact of nondeductible impairment of goodwill.

Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. The net effect of these temporary differences between the carrying amounts of assets and liabilities are classified in the combined balance sheets as non-current assets or liabilities. As of March 31, 2023 and 2022, the components of deferred tax assets and liabilities were as follows:

	March 31,
	2023	2022
Deferred tax assets:
Inventories	$12,925	$2,598
Accounts receivable	4,170	3,763
Accruals for employee benefits	4,576	1,841
Other reserves	2,488	2,160
Loss and credit carryforwards	7,053	2,491
Nondeductible interest	1,076	—
Operating lease liabilities	24,535	17,149
Other	1,173	992

Total deferred tax assets	57,996	30,994
Valuation allowance	(51)	(51)

Total net deferred assets	57,945	30,943
Deferred tax liabilities:
Intangible assets	(54,884)	(21,784)
Property, plant, and equipment	(7,505)	(4,953)
Operating lease assets	(23,233)	(15,604)

Total deferred tax liabilities	(85,622)	(42,341)

Net deferred income tax liability	$(27,677)	$(11,398)

As of March 31, 2023, our deferred tax assets were primarily the result of inventories and other deferred tax assets and our deferred tax liabilities were primarily the result of intangible assets.

As of March 31, 2023, there are federal, foreign and state net operating loss and credit carryovers of $7,053, which, if unused, will expire in years March 31, 2024 through March 31, 2044. The carryforwards expiring in fiscal year 2024 are not material.

We have valuation allowances on certain deferred tax assets of $51 and $51 at March 31, 2023 and 2022, respectively. There was no change in the valuation allowance from fiscal year end 2022 to fiscal year end 2023.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

We have outside basis differences from foreign subsidiaries for which no deferred tax liability has been recorded, as we intend to indefinitely reinvest these balances. Determination of the amount of any unrecognized deferred income tax liability on the temporary difference for these indefinitely reinvested undistributed earnings is not practicable.

Income taxes paid, net of refunds, totaled $647 and $883 in fiscal year 2023 and fiscal year 2022, respectively.

As of March 31, 2023 and 2022, unrecognized tax benefits, including interest and penalties, that have not been recorded in the combined financial statements amounted to $13,120 and $11,060, respectively. Of these amounts, inclusive of interest and penalties, $11,673 and $10,099, respectively, would affect the effective tax rate. It is expected that a $5,720 reduction of the liability for unrecognized tax benefits will occur in the next 12 months.

We have classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	Years ended March 31,
	2023	2022	2021
Unrecognized Tax Benefits—beginning of period	$9,907	$9,940	$14,038
Gross increases—tax positions in prior periods	—	152	2,713
Gross decreases—tax positions in prior periods	—	—	—
Gross increases—current-period tax positions	1,146	3,283	1,296
Gross decreases—current-period tax positions	—	—	—
Settlements	—	—	—
Lapse of statute of limitations	—	(3,468)	(8,107)

Unrecognized Tax Benefits—end of period	$11,053	$9,907	$9,940

We report income tax-related interest income within the income tax provision. Penalties and tax-related interest expense are also reported as a component of the income tax provision. As of March 31, 2023 and 2022, $892 and $238 of income tax-related interest and $1,175 and $916 of penalties were included in accrued income taxes, respectively. As of March 31, 2023, 2022 and 2021, our current tax provision included $873, $443 and $(516), respectively, of expense related to interest and penalties.

15. Commitments and Contingencies

We lease certain warehouse, distribution and office facilities, vehicles and office equipment under operating leases. These operating lease liabilities represent commitments for minimum lease payments under non-cancelable operating leases in the amount of $170,923. See Note 4, Leases.

As of March 31, 2023, we have known purchase commitments of $159,913 which are defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

The debt and related interest expense of Vista Outdoor has not been allocated to the Company, wholly or in part, for any of the periods. See Note 2, Significant Accounting Policies. As of March 31, 2023, Vista Outdoor had outstanding long-term debt of $1,060,000 through its 2022 ABL Revolving Credit Facility (“ABL Facility”), 2022 Term Loan (“Tern Loan”) and 4.5% Notes (“Notes”). The Company and its domestic subsidiaries, together with substantially all domestic subsidiaries of Vista Outdoor, guarantee on a secured basis, jointly and severally and fully and unconditionally, the ABL Facility and Term Loan of Vista Outdoor. Under the Notes obligation, the Company, together with Vista Outdoor’s existing and future domestic subsidiaries that guarantee the ABL Facility, Term Loan or other indebtedness in an aggregate principal amount in excess of $75,000, fully and unconditionally guarantees, jointly and severally, the Notes. The ABL Facility matures on March 31, 2026, the Term Loan matures on August 8, 2024 and the Notes mature in 2029.

Litigation

From time to time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial position or cash flows.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

16. Related Party Transactions

The combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The following discussion summarizes activity between the Company and Vista Outdoor.

Allocation of General Corporate Expenses

The combined statements of comprehensive income (loss) includes expenses for certain centralized functions and other programs provided and administered by Vista Outdoor that are charged directly to the Company. In addition, for purposes of preparing the combined financial statements on a carve-out basis, we have allocated a portion of Vista Outdoor total corporate expense to the Company. See Note 2, Significant Accounting Policies, for a discussion of the methodology used to allocate corporate-related costs for purposes of preparing these financial statements on a carve-out basis.

Related Party Sales

For the fiscal years ended March 31, 2023, 2022 and 2021, the Company sold products to other Vista Outdoor businesses in the amount of $17,502, $15,767 and $13,847, respectively, which is included in net sales in the combined statements of comprehensive income (loss).

Share-Based Compensation

Total share-based compensation consists of the following:

	Years ended March 31,
	2023	2022	2021
Total share-based compensation expense (included in selling, general and administrative)	$13,281	$12,637	$6,662
Income tax benefits related to share based compensation	1,422	1,715	733

Net Transfers To and From Vista Outdoor

Net transfers (to) from Parent are included within Parent Company Investment on the combined statements of parent company equity. The components of the net transfers (to) from Vista Outdoor for the years ended March 31, 2023, 2022 and 2021 are as follows:

	Years ended March 31,
	2023	2022	2021
General financing activities	$682,747	$543,714	$(191,014)
Corporate allocations	35,773	50,094	31,488
Share-based compensation	13,281	12,637	6,662

Total net transfers (to) from Parent	$731,801	$606,445	$(152,864)

17. Operating Segment Information

We organize our five operating segments based on product lines. These operating segments have been aggregated into two reportable segments: Performance Sports and Action Sports, based on how our chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and makes decisions.

Our Performance Sports reportable and operating segment includes the product lines of launch monitors, laser rangefinders, GPS devices, golf simulators, sport optics and archery and hunting accessories.

Our Action Sports reportable and operating segment includes the primary product lines of e-bikes, helmets, goggles and accessories for cycling, snow sports, motocross and power sports.

Three of our operating segments did not meet the quantitative thresholds of a reportable segment and did not meet the aggregation criteria set forth in ASC 280, Segment Reporting. Therefore, results for these operating segments are included in the columns labeled “All other” in the tables below for all periods presented. The primary revenues of this category, which is referred to elsewhere in this document as “Outdoor Recreation”, are derived from the product lines of hydration packs, water bottles, drinkware and coolers related to our Hydration operating segment, from pellet grills, pellets, cookware and camp

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

stoves related to our Outdoor Cooking operating segment, from packs, camping equipment and technical apparel related to our Stone Glacier brand and from waders, sportswear, outerwear, footwear and fishing tools and accessories related to our Fishing segment.

Our CODM relies on internal management reporting that analyzes our operating segment’s operating income. Certain corporate-related costs and other non-recurring costs are not allocated to the segments in order to present comparable results from period to period and are not utilized by management in determining segment profitability.

No one customer contributed to more than 10% of sales during fiscal year 2023. Walmart contributed 10% and 12% of sales during fiscal years 2022 and 2021, respectively.

Our sales to foreign customers were $391,486, $329,791 and $238,217 in fiscal years 2023, 2022 and 2021, respectively. Sales to Canada accounted for 6% and 6% of our sales in fiscal years 2023 and 2022, respectively. No individual country outside the U.S. accounted for more than 5% of our sales in fiscal year 2021.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

The following summarizes our results by segment:

	Year ended March 31, 2023
	Performance Sports	Action Sports	All other	Corporate and other reconciling items		Total
Sales, net	$541,999	$495,862	$301,517	$—		$1,339,378
Gross Profit	177,464	127,206	81,649	(9,528)		376,791

Operating income (loss)	$59,883	$(2,073)	$3,268		$(429,217)	$(368,139)
Other income, net						2,124
Interest expense, net						173

Income before income taxes						$(365,842)

Capital expenditures	$2,952	$6,670	$3,250	$—		$12,872
Depreciation and amortization	22,766	25,205	14,857	55		62,883

	Year ended March 31, 2022
	Performance Sports	Action Sports	All other	Corporate and other reconciling items	Total
Sales, net	$641,031	$401,984	$279,482	$—	$1,322,497
Gross Profit	217,482	104,476	77,489	(1,991)	397,456

Operating income (loss)	$113,042	$34,925	$16,527	$(62,073)	$102,421
Other income, net					—
Interest expense, net					1

Income before income taxes					$102,422

Capital expenditures	$3,706	$5,908	$3,485	$—	$13,099
Depreciation and amortization	17,934	11,874	10,083	2,046	41,937

	Year ended March 31, 2021
	Performance Sports	Action Sports	All other	Corporate and other reconciling items	Total
Sales, net	$511,328	$364,453	$243,834	$—	$1,119,615
Gross Profit	146,663	100,666	74,094	—	321,423

Operating income (loss)	72,317	38,099	27,526	(38,500)	99,442
Other income, net					—
Interest expense, net					5

Income before income taxes					$99,447

Capital expenditures	4,159	4,226	1,978	—	10,363
Depreciation and amortization	14,193	11,917	9,479	2,214	37,803

Sales, net exclude all intercompany sales between all reporting segments, which were not material for any of the fiscal years presented.